      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1997

                                                      REGISTRATION NO. 333-25905
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           TCF FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          6021                  41-1591444
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                        801 MARQUETTE AVENUE, SUITE 302,
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 661-6500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        GREGORY J. PULLES, VICE CHAIRMAN, GENERAL COUNSEL AND SECRETARY
                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 661-6500

       (Name, address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

        BRUCE J. PARKER, ESQ.                     THOMAS R. MAREK, ESQ.
  KAPLAN, STRANGIS AND KAPLAN, P.A.            OPPENHEIMER WOLFF & DONNELLY
         5500 NORWEST CENTER                          3400 PLAZA VII
         90 SOUTH 7TH STREET                       45 SOUTH 7TH STREET
     MINNEAPOLIS, MINNESOTA 55402              MINNEAPOLIS, MINNESOTA 55402
      TELEPHONE: (612) 375-1138                 TELEPHONE: (612) 344-9309

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Winthrop Resources Corporation ("Winthrop") pursuant to the Agreement and Plan of Reorganization dated as of February 28, 1997 attached as Appendix A to the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                  AMOUNT TO          OFFERING PRICE        AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED             BE REGISTERED           PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common stock, par value $.01 per share                                                                           (2)
  (1)....................................    7,050,000 Shares
9.50% Senior Notes due 2003..............  $28,750,000 principal       100% (3)        $28,750,000 (3)        $8,715 (3)
                                                amount (3)

(1) Each share of the registrant's common stock includes one preferred share purchase right issued pursuant to that certain Stockholder Rights Agreement dated May 23, 1989, as amended, between TCF Financial Corporation ("TCF") and The First National Bank of Boston c/o Boston EquiServe L.P. ("Boston Equiserve").

(2) Registration fee previously paid.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f). The amount to be registered is the principal balance of the 9.50% Senior Notes due 2003 of Winthrop Resources Corporation ("Winthrop") for which TCF will become a co-obligor upon cunsummation of the merger of Winthrop with a wholly-owed subsidiary of TCF and subject to certain modifications to the indenture pursuant to which the notes were issued.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          TCF-Registration Trademark-

                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

                                  May 23, 1997

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of TCF Financial Corporation ("TCF" or "TCF Financial") which will be held at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota, on Tuesday, June 24, 1997, at 11:00 a.m. local time.

    At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization, dated February 28, 1997, and the exhibits thereto (the "Merger Agreement"), the merger of a newly-formed, wholly-owned subsidiary of TCF Financial with and into Winthrop Resources Corporation, a Minnesota corporation ("Winthrop") with Winthrop being the surviving corporation (the "Merger"), and the issuance of shares of TCF common stock in connection therewith. As a result of the Merger, Winthrop will become a wholly-owned subsidiary of TCF. TCF Financial will issue shares of its common stock to holders of common stock of Winthrop, and will assume the obligation to issue shares of its common stock to holders of Winthrop stock options upon exercise of such options. After the Merger, TCF Financial intends to contribute Winthrop, the surviving corporation of the Merger, to TCF National Bank Minnesota, its wholly-owned national bank subsidiary. Winthrop, a financial services company based in Minnetonka, Minnesota, leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies throughout the United States.

    Approval by the requisite vote of TCF stockholders is a condition to the consummation of the Merger. Based on the total number of shares of Winthrop common stock outstanding at May 20, 1997, the record date for the Special Meeting, and the application of the exchange ratio of 0.7766 specified in the Merger Agreement (the "Exchange Ratio"), approximately 6,679,000 new shares of TCF common stock would be issued to stockholders of Winthrop in connection with the Merger, representing approximately 16.1% of the total number of shares of TCF common stock outstanding at May 20, 1997, after giving effect to such issuance. An additional 349,082 shares of TCF common stock would be reserved for issuance to option holders of Winthrop common stock in connection with TCF's assumption of Winthrop's 1992 Stock Incentive Plan. The terms of the Merger, including the method for determining the number of shares of TCF common stock to be issued, as well as other important information relating to TCF Financial, Winthrop and the combined operations after the Merger, are explained in detail in the accompanying Joint Proxy Statement/Prospectus and we urge you to read it carefully.

    Please give this document your prompt attention. A proposal is included to authorize adjournment of the meeting, if necessary, to obtain sufficient votes for approval of the Merger. In order to avoid the expense of adjournment, I urge you to return your proxy card as soon as possible.

    THE BOARD OF DIRECTORS OF TCF FINANCIAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE ISSUANCE OF SHARES OF TCF COMMON STOCK PROVIDED FOR THEREIN, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" BOTH OF THE PROPOSALS ON THE ENCLOSED PROXY CARD: APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH; AND APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES.

    Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Special Meeting. If you receive more than one proxy card, because you have multiple accounts with TCF Financial common stock, please sign, date and return each proxy card so that all your shares will be voted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

                                          Sincerely,

                                                     [SIGNATURE]

                                          William A. Cooper
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                          TCF-Registration Trademark-

                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 1997

                            ------------------------

TO THE STOCKHOLDERS OF TCF FINANCIAL CORPORATION:

    A Special Meeting of the Stockholders of TCF Financial Corporation ("TCF" or "TCF Financial") (the "TCF Special Meeting") will be held at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota on Tuesday, June 24, 1997 commencing at 11:00 a.m. local time to consider and vote upon the following proposals:

    1. Approval and adoption of the Agreement and Plan of Reorganization, dated February 28, 1997, and the exhibits thereto (the "Merger Agreement") between TCF Financial and Winthrop Resources Corporation ("Winthrop"), the merger of a newly-formed, wholly-owned subsidiary of TCF Financial with and into Winthrop with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF pursuant to the Merger Agreement (the "Merger"), and the issuance of up to 7,050,000 shares of common stock of TCF Financial, par value $.01 per share (the "TCF Common Stock"), and cash for fractional shares, to Winthrop stockholders and holders of stock options in connection therewith. After the Merger, TCF Financial intends to contribute Winthrop to TCF National Bank Minnesota, one of its wholly-owned subsidiaries. Pursuant to the Merger Agreement, each outstanding share of the common stock, par value $.01 per share, of Winthrop ("Winthrop Common Stock") automatically would be converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF Common Stock, with cash paid in lieu of fractional shares. In addition, as a result of the Merger, each outstanding option to purchase Winthrop Common Stock would be assumed by TCF Financial at the effective time of the Merger and would be converted into an option to acquire such number of whole shares of TCF Common Stock as is equal to the product of the Exchange Ratio and the number of shares of Winthrop Common Stock remaining subject to the original option immediately prior to the effective time of the Merger, at an exercise price per share equal to the exercise price per share of Winthrop Common Stock under such option immediately prior to the effective time of the Merger, divided by the Exchange Ratio. The Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus and is incorporated by reference herein;

    2. To adjourn the TCF Special Meeting to solicit additional proxies, if necessary; and

    3. To transact such other business, if any, as may properly come before the TCF Special Meeting or any adjournment or postponement thereof.

    Only holders of record of TCF Common Stock at the close of business on May 20, 1997 are entitled to notice of and to vote at the TCF Special Meeting or any adjournment or postponement thereof.

    A list of TCF Financial stockholders entitled to vote at the TCF Special Meeting will be available for examination, for any purpose germane to the TCF Special Meeting, at TCF's executive offices located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota, during ordinary business hours for at least ten days prior to the TCF Special Meeting and for the duration of the TCF Special Meeting itself.

    Whether or not you plan to attend the TCF Special Meeting in person, please fill in, sign and date the enclosed Proxy Card and mail it promptly. Should you attend the TCF Special Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

    Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account, with instructions to execute a proxy card on your behalf.

    THE BOARD OF DIRECTORS OF TCF FINANCIAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" BOTH PROPOSALS ON THE ENCLOSED PROXY CARD: APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH; AND APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES.

    If you have any questions or require assistance, please call Georgeson & Co., which is assisting us in the solicitation of proxies, at (800) 223-2064.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]

                                          William A. Cooper
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    WHETHER OR NOT YOU EXPECT TO ATTEND THE TCF SPECIAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROMPT RETURN OF PROXIES WILL SAVE TCF FINANCIAL THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Minneapolis, Minnesota
May 23, 1997

                         WINTHROP RESOURCES CORPORATION

                     1015 OPUS CENTER, 9900 BREN ROAD EAST
                              MINNETONKA, MN 55343
                                 (612) 936-0226

                                  May 23, 1997

Dear Winthrop Stockholder:

    I am pleased to invite you to attend a Special Meeting of Stockholders of Winthrop Resources Corporation ("Winthrop") (the "Winthrop Special Meeting") which will begin at 10:00 a.m. Minneapolis time, on Tuesday June 24, 1997 at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota.

    At the Winthrop Special Meeting, you will be asked to approve the Agreement and Plan of Reorganization dated February 28, 1997, and the exhibits thereto (the "Merger Agreement") by and between Winthrop and TCF Financial Corporation ("TCF" or "TCF Financial") pursuant to which a newly-formed, wholly-owned subsidiary of TCF will be merged with and into Winthrop, with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF (the "Merger"). Upon completion of the Merger, TCF intends that Winthrop will become a wholly-owned subsidiary of TCF National Bank Minnesota. If the proposed Merger, described in the accompanying Joint Proxy Statement/Prospectus, becomes effective, each outstanding share of Winthrop common stock automatically would be converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF common stock (with cash paid in lieu of fractional shares). Based on the last reported sale price of TCF common stock on the New York Stock Exchange on May 13, 1997, the Exchange Ratio would result in a per share purchase price for Winthrop common stock of $33.394. If the Merger is completed, Winthrop stockholders will no longer hold any interest in Winthrop other than through their interest in shares of TCF common stock. Winthrop may terminate the Merger Agreement and abandon the Merger if, among other things, the "Average TCF Stock Price" is less than $42.30 per share. TCF may terminate the Merger Agreement and abandon the Merger if, among other things, the "Average TCF Stock Price" is greater than $51.70 per share. The "Average TCF Stock Price" is defined under the Merger Agreement as the average of the daily closing sales prices of TCF common stock for the 30 consecutive full trading days ending on the third business day immediately prior to either the last date of either of the stockholders meetings or the date on which the last regulatory approval has been obtained and all required waiting periods have expired, whichever date is closest to the effective time of the Merger. TCF common stock is traded on the New York Stock Exchange under the symbol TCB.

    The proposed Merger is subject, among other things, to approval by holders of a majority of the outstanding shares of Winthrop common stock. The three founding stockholders of Winthrop who are current directors and executive officers of Winthrop and who collectively hold approximately 43.5% of the outstanding shares of Winthrop common stock have already agreed to vote their shares in favor of the Merger.

    It is important that your shares are represented at the Winthrop Special Meeting, whether or not you plan to attend. I urge you to cast your vote as soon as possible. To cast a vote, simply complete, date, sign and return the proxy card which is enclosed. A postage-paid envelope is enclosed for the return of the proxy card. A proxy card which is signed but unmarked will be deemed as a vote in favor of the Merger. An abstention or failure to vote will have the same effect as a vote against the Merger. Although you may have voted by proxy, you may attend the Winthrop Special Meeting and vote your shares in person. This vote may be different from the way you voted in the proxy.

    I encourage you to carefully read the Notice of Special Meeting and Joint Proxy Statement/Prospectus which accompany this letter as they contain more information about the Merger Agreement, the Merger, and the parties to the Merger.

    Please hold onto your Winthrop stock certificates until you receive a letter which explains how to exchange your shares of Winthrop common stock for shares of TCF common stock. PLEASE DO NOT SEND IN YOUR WINTHROP STOCK CERTIFICATES AT THIS TIME.

    Winthrop's Board of Directors has received an opinion of Dain Bosworth Incorporated, Winthrop's financial advisor, that as of February 26, 1997 and as of the date of the accompanying Joint Proxy Statement/ Prospectus, the consideration to be received in the Merger by the Winthrop common stockholders is fair, from a financial point of view, to the stockholders of Winthrop. A copy of this opinion is included as Appendix C to the Joint Proxy Statement/Prospectus.

    After careful consideration, the Winthrop Board of Directors, by unanimous vote of all directors, has approved the terms of the Merger Agreement and the Merger, and has concluded that the Merger Agreement and the Merger are in the best interests of Winthrop and its stockholders.

          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                         "FOR" APPROVAL AND ADOPTION OF
                THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

    On behalf of the Winthrop Board of Directors, I thank you for your continued support and encourage you to vote "For" the Merger Agreement and the Merger.

                                          Sincerely,

                                                  [SIGNATURE]

                                          John L. Morgan
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         WINTHROP RESOURCES CORPORATION

                     1015 OPUS CENTER, 9900 BREN ROAD EAST
                          MINNETONKA, MINNESOTA 55343

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1997

                            ------------------------

TO THE STOCKHOLDERS OF WINTHROP RESOURCES CORPORATION:

    NOTICE IS HEREBY GIVEN that a Special Meeting (the "Winthrop Special Meeting") of stockholders of the common stock, par value $.01 per share, of Winthrop Resources Corporation ("Winthrop"), a Minnesota corporation, will be held at 10:00 a.m., Minneapolis time, on Tuesday, June 24, 1997 at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota for the purpose of considering and voting upon:

    1. The approval and adoption of the Agreement and Plan of Reorganization dated February 28, 1997 (the "Merger Agreement"), by and between Winthrop and TCF Financial Corporation ("TCF"), including the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, among other things, a newly-formed, wholly-owned subsidiary of TCF will merge with and into Winthrop, with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF (the "Merger"). After the Merger, Winthrop will become a wholly-owned subsidiary of TCF National Bank Minnesota. Pursuant to the Merger Agreement, each outstanding share of Winthrop common stock, par value $.01 per share ("Winthrop Common Stock"), automatically will be converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF common stock, par value $.01 per share (with cash paid in lieu of fractional shares). The Merger Agreement and the transactions contemplated by the Merger Agreement are more fully described in the Joint Proxy Statement/Prospectus which accompanies this Notice of Special Meeting of Stockholders. The Merger Agreement is attached as Appendix A to such Joint Proxy Statement/Prospectus, and is incorporated by reference herein.

    2. Such other matters as may properly come before this Winthrop Special Meeting or any adjournment or postponement thereof, including a motion to adjourn to a later date to permit further solicitation of proxies if necessary.

    All Winthrop stockholders are invited to attend the Winthrop Special Meeting in person. Only holders of record of Winthrop Common Stock at the close of business on May 21, 1997 are entitled to notice of, and to vote at, the Winthrop Special Meeting. Whether or not you plan to attend the Winthrop Special Meeting in person, please promptly complete, sign, date and return the enclosed proxy card. A postage-paid envelope is enclosed for the return of the proxy card. The proxy may be revoked at any time before it is voted. Although you may have voted by proxy, you may attend the Winthrop Special Meeting and vote your shares in person if you wish.

    Under Minnesota law, stockholders of Winthrop Common Stock are eligible to exercise dissenters' rights in connection with the proposed Merger, as described in greater detail in the accompanying Joint Proxy Statement/Prospectus.

    The accompanying Joint Proxy Statement/Prospectus and the exhibits thereto, including the Merger Agreement, form a part of this Notice.

    Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account with instructions to execute a proxy card on your behalf.

    If the accompanying Proxy Card is properly executed and returned to Winthrop in time to be voted at the Winthrop Special Meeting, and not revoked, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The presence of a stockholder at the Winthrop Special Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time before the vote by filing a written notice of revocation with, or by delivering a duly executed Proxy Card bearing a later date to, Mr. Paul L. Gendler, General Counsel, Winthrop Resources Corporation, 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 or by attending the Winthrop Special Meeting and voting in person.

                                          By Order of the Board of Directors

                                                         [LOGO]

                                          Mark L. Wilson
                                          SECRETARY

Minnetonka, Minnesota
May 23, 1997

--------------------------------------------------------------------------------

             THE WINTHROP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
              THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE
          AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE MERGER AND
            "FOR" THE PROPOSAL TO ADJOURN THE MEETING, IF NECESSARY,
                         TO SOLICIT ADDITIONAL PROXIES.

          PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           TCF FINANCIAL CORPORATION
                         WINTHROP RESOURCES CORPORATION
                             JOINT PROXY STATEMENT
                                      FOR
          SPECIAL MEETING OF STOCKHOLDERS OF TCF FINANCIAL CORPORATION
                                 TO BE HELD ON
                                 JUNE 24, 1997
                                      AND
       SPECIAL MEETING OF STOCKHOLDERS OF WINTHROP RESOURCES CORPORATION
                                 TO BE HELD ON
                                 JUNE 24, 1997

                            ------------------------

                           TCF FINANCIAL CORPORATION
                                   PROSPECTUS
                                      FOR
                     UP TO 7,050,000 SHARES OF COMMON STOCK
                          OF TCF FINANCIAL CORPORATION
                          TO BE ISSUED PURSUANT TO THE
          AGREEMENT AND PLAN OF REORGANIZATION DATED FEBRUARY 28, 1997
                                    BETWEEN
                           TCF FINANCIAL CORPORATION
                                      AND
                         WINTHROP RESOURCES CORPORATION
                                      AND
  UP TO $28,750,000 AGGREGATE PRINCIPAL AMOUNT OF 9.50% SENIOR NOTES DUE 2003
                       OF WINTHROP RESOURCES CORPORATION
          FOR WHICH TCF FINANCIAL CORPORATION WILL BECOME A CO-OBLIGOR
    UPON CONSUMMATION OF THE MERGER AND SUBJECT TO CERTAIN MODIFICATIONS TO THE INDENTURE PURSUANT TO WHICH THE 9.50% SENIOR NOTES DUE 2003 WERE ISSUED

                            ------------------------

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 23, 1997.

    This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of TCF Financial Corporation, a Delaware corporation ("TCF" or "TCF Financial") to be used at a special meeting of its stockholders to be held on Tuesday, June 24, 1997 (the "TCF Special Meeting"), the solicitation of proxies by the Board of Directors of Winthrop Resources Corporation, a Minnesota corporation ("Winthrop") to be used at a special meeting of its stockholders to be held on Tuesday, June 24, 1997 (the "Winthrop Special Meeting"), and the solicitation of consents from the holders of the Winthrop 9.50% Senior Notes due 2003 (the "Winthrop Senior Notes") to certain modifications to the indenture dated as of July 1, 1996 (the "Indenture") between Winthrop and Norwest Bank Minnesota, National Association, as trustee. The TCF Special Meeting and the Winthrop Special

Meeting are jointly referred to as the "Special Meetings." At the TCF Special Meeting, TCF common stockholders will be asked to consider and act upon: a proposal to approve the Agreement and Plan of Reorganization dated February 28, 1997 by and between TCF and Winthrop, and the exhibits thereto (the "Merger Agreement"), pursuant to which a newly-formed, wholly-owned subsidiary of TCF will be merged with and into Winthrop, with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF (the "Merger"), and pursuant to which TCF will issue shares of its common stock, par value $.01 per share, including the associated preferred share purchase rights described in "Description of TCF Capital Stock--TCF Common Stock--Preferred Share Purchase Rights" ("TCF Common Stock"). At the Winthrop Special Meeting, Winthrop common stockholders will be asked to consider and act upon a proposal to approve and adopt the Merger Agreement and the Merger. After the Merger, TCF intends to contribute all outstanding capital stock of Winthrop to TCF National Bank Minnesota ("TCF Minnesota"), one of its wholly-owned subsidiaries. The Boards of Directors of TCF and Winthrop are also soliciting their respective stockholders for authority to adjourn the respective Special Meetings to solicit additional proxies, if necessary. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated by reference herein.

    In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the stockholders of TCF and Winthrop, the receipt of all requisite regulatory approvals, the expiration of the applicable waiting periods and the satisfaction or waiver of all other conditions, the Merger will occur. In connection with the Merger, each share of common stock of Winthrop, par value $.01 per share ("Winthrop Common Stock"), outstanding immediately prior to consummation of the Merger (other than dissenters' shares and shares held by TCF or any subsidiary thereof except for shares held in a fiduciary capacity or in satisfaction of a debt) shall be automatically converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF Common Stock. No fractional shares of TCF Common Stock will be issued and cash will be paid in lieu thereof. Upon consummation of the Merger, TCF will also assume the obligation to issue TCF Common Stock upon the exercise of outstanding employee and director options (the "Options") under Winthrop's 1992 Stock Incentive Plan (the "Winthrop Stock Option Plan"), and TCF will become a co-obligor of the outstanding Winthrop Senior Notes, subject to approval by Winthrop Senior Note holders of certain modifications to the indenture pursuant to which the Winthrop Senior Notes were issued. See "The Merger--Interests of Certain Persons in the Merger." The outstanding shares of TCF Common Stock are, and it is a condition to consummation of the Merger that the shares of TCF Common Stock to be issued in the Merger will be (subject to official notice of issuance), listed on the New York Stock Exchange (the "NYSE") under the symbol "TCB". The last reported sale price of TCF Common Stock on the NYSE composite tape on May 13, 1997 was $43.00 per share. Based on the last reported sale price, the Exchange Ratio would result in a per share purchase price for the Winthrop Common Stock of $33.394.

    BECAUSE THE EXCHANGE RATIO IS FIXED, A CHANGE IN THE MARKET PRICE OF TCF COMMON STOCK BEFORE THE MERGER WILL AFFECT THE VALUE OF THE TCF COMMON STOCK TO BE RECEIVED IN THE MERGER.

    Consummation of the Merger is conditioned upon, among other things, satisfaction of certain conditions precedent, including the receipt of all required stockholder and regulatory approvals. Because of the uncertainty of the timing of the satisfaction of the conditions precedent and receipt of regulatory approvals, the Merger may not be consummated for a substantial period of time after any receipt of approvals by the stockholders of TCF and Winthrop. See "The Merger--Regulatory Approvals."

    Piper Jaffray Inc. ("Piper Jaffray") has rendered its opinion dated the date of this Joint Proxy Statement/Prospectus, updating its opinion dated February 25, 1997, to the Board of Directors of TCF that, as of such dates, the consideration to be paid by TCF in the Merger is fair, from a financial point of view, to the stockholders of TCF. See "The Merger--Opinion of TCF Financial Advisor."

    Dain Bosworth Incorporated ("Dain Bosworth") has rendered its opinion dated the date of this Joint Proxy Statement/Prospectus, updating its oral opinion provided on February 26, 1997, to the Board of Directors of Winthrop that, as of such dates, the consideration to be received by stockholders of Winthrop is fair, from a financial point of view, to the stockholders of Winthrop. See "The Merger--Opinion of Winthrop Financial Advisor."

    THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT HOLDERS OF TCF COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND ISSUANCE OF SHARES OF TCF COMMON STOCK IN CONNECTION THEREWITH. THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT HOLDERS OF WINTHROP COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    This Joint Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended, to register shares of TCF Common Stock to be issued in connection with the Merger and the assumption of the Options upon consummation of the Merger. The Exchange Ratio, and the determination of the maximum number of shares of TCF Common Stock to be issued as a result of the Merger, are explained herein.

    This Joint Proxy Statement/Prospectus serves as a proxy statement for each of TCF and Winthrop in connection with their respective Special Meetings and as the Prospectus of TCF with respect to the shares of TCF Common Stock to be issued in connection with the Merger and the Options of Winthrop to be assumed by TCF upon consummation of the Merger. All information in this Joint Proxy Statement/ Prospectus regarding TCF and its affiliates has been furnished by TCF, and all information herein regarding Winthrop and its affiliates has been furnished by Winthrop.

    Winthrop stock certificates should not be sent or returned until after receipt of a letter of transmittal to be provided to Winthrop stockholders upon consummation of the Merger.

                            ------------------------

    THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF TCF AND WINTHROP ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                            ------------------------

    This Joint Proxy Statement/Prospectus and the accompanying Notices and Proxy Cards for the respective Special Meetings are first being mailed to stockholders of TCF and Winthrop on or about May 27, 1997.

                             AVAILABLE INFORMATION

    TCF has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of TCF Common Stock which may be issued in connection with the Merger described herein, and the Options to be assumed by TCF in connection with the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information, reference is made to the Registration Statement, including all amendments to the Registration Statement, and all the exhibits and schedules filed as part of the Registration Statement. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. The Registration Statement can be accessed over the Commission's web site located at http:// www.sec.gov.

    TCF and Winthrop are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy and information statements and other information with the Commission. Copies of such TCF materials may be obtained at prescribed rates from the Commission. The TCF Common Stock is listed for quotation on the NYSE. The Winthrop Common Stock is quoted on the Nasdaq National Market System. Consequently, reports, proxy and information statements and other information concerning TCF can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and concerning Winthrop at the offices of the Nasdaq National Market System, 1735 K Street N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The following documents filed by TCF (File No. 0-16431) and by Winthrop (File No. 0-20123) with the Commission pursuant to the Exchange Act and the rules and regulations of the Commission are incorporated herein by reference:

        (a) TCF's (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) Current Reports on Form 8-K dated January 27, 1997, February 19, 1997, March 5, 1997, March 21, 1997 and April 11, 1997; and

        (b) Winthrop's (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) Current Reports on Form 8-K dated January 19, 1996 and March 7, 1997; (iv) Current Report on Form 8-K/A dated March 29, 1996; (v) Registration Statement on Form 8-A dated April 23, 1992; and (vi) any amendment or report filed for the purpose of updating such description of Winthrop Common Stock filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein; and

        (c) All other documents filed by either TCF or Winthrop pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings.

    In addition, TCF has also entered into an agreement and plan of reorganization dated March 16, 1997 (the "Standard Merger Agreement") with Standard Financial, Inc., a Delaware corporation ("Standard"), which owns all of the outstanding capital stock of Standard Federal Bank for savings, a federal savings bank ("Standard Bank"), pursuant to which TCF has agreed to acquire Standard for approximately $419 million, subject to certain adjustments, in a combination of stock and cash. Certain financial information of Standard is incorporated by reference from exhibits to TCF's registration statement on file with the Commission. See "Recent Developments--Standard." Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ALL OF SUCH DOCUMENTS WITH RESPECT TO TCF ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM MR. GREGORY J. PULLES, SECRETARY, TCF FINANCIAL CORPORATION, 801 MARQUETTE AVENUE, SUITE 302, MINNEAPOLIS, MINNESOTA 55402; TELEPHONE NUMBER (612) 661-6500. ALL OF SUCH DOCUMENTS WITH RESPECT TO WINTHROP ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM MR. GARY W. ANDERSON, VICE PRESIDENT, WINTHROP RESOURCES CORPORATION, 1015 OPUS CENTER, 9900 BREN ROAD EAST, MINNETONKA, MINNESOTA, 55343; TELEPHONE NUMBER
(616) 936-0226. COPIES WILL BE FURNISHED (WITHOUT EXHIBITS UNLESS THE EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE) FREE OF CHARGE. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE BEFORE JUNE 13, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           4
SUMMARY....................................................................................................           8
COMPARATIVE MARKET PRICE DATA..............................................................................          17
COMPARATIVE UNAUDITED PER-SHARE DATA.......................................................................          19
SELECTED HISTORICAL AND UNAUDITED PRO FORMA
      COMBINED FINANCIAL DATA..............................................................................          21
INFORMATION CONCERNING THE TCF SPECIAL MEETING.............................................................          27
INFORMATION CONCERNING THE WINTHROP SPECIAL MEETING........................................................          28
EXPENSES...................................................................................................          31
THE MERGER.................................................................................................          32
  General..................................................................................................          32
  Background of and Reasons for the Merger.................................................................          32
  Opinion of TCF Financial Advisor.........................................................................          37
  Opinion of Winthrop Financial Advisor....................................................................          42
  Effects of the Merger....................................................................................          45
  The Exchange Ratio.......................................................................................          46
  Conditions to the Merger.................................................................................          48
  Regulatory Approvals.....................................................................................          50
  Certain Covenants........................................................................................          51
  Limitation on Negotiations...............................................................................          51
  Termination and Amendment................................................................................          52
  Termination Fees.........................................................................................          52
  Business Pending the Merger..............................................................................          53
  Interests of Certain Persons in the Merger...............................................................          56
  Resale Considerations With Respect to the TCF Common Stock...............................................          57
  Certain Federal Income Tax Consequences..................................................................          57
  Accounting Treatment of the Merger.......................................................................          58
  Dissenters' Rights--Winthrop.............................................................................          59
  Expenses of the Merger...................................................................................          61
  Stockholder and Affiliate Letter Agreements..............................................................          61
DESCRIPTION OF TCF CAPITAL STOCK...........................................................................          62
DESCRIPTION OF WINTHROP SECURITIES.........................................................................          65
COMPARISON OF THE RIGHTS OF STOCKHOLDERS...................................................................          69
RECENT DEVELOPMENTS........................................................................................          78
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................          79
ADJOURNMENT OF SPECIAL MEETINGS............................................................................          89
LEGAL OPINIONS.............................................................................................          90
EXPERTS....................................................................................................          90
OTHER MATTERS..............................................................................................          90

                                                                                                                PAGE
                                                                                                                -----
APPENDIX A:         Agreement and Plan of Reorganization dated as of February 28, 1997, between TCF
                      Financial Corporation and Winthrop Resources Corporation, including the related Form of Stockholder Agreement attached as Exhibit A thereto, the Articles of Merger attached as Exhibit B thereto and the Forms of Affiliate Letters attached as Exhibits
                      C and D thereto......................................................................           A
APPENDIX B:         Opinion of Piper Jaffray Inc...........................................................           B
APPENDIX C:         Opinion of Dain Bosworth Incorporated..................................................           C
APPENDIX D:         Sections 302A.471 and .473 of MBCA (Dissenters' Rights applicable to Winthrop
                      Stockholders)........................................................................           D

                            ------------------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TCF OR WINTHROP. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF TCF OR WINTHROP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                            ------------------------

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE MATTERS DESCRIBED HEREIN. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IN THE APPENDICES ATTACHED HERETO, INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A. UNLESS OTHERWISE DEFINED, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO TCF HAS BEEN PROVIDED BY TCF, AND ALL INFORMATION CONTAINED HEREIN RELATING TO WINTHROP HAS BEEN PROVIDED BY WINTHROP.

THE SPECIAL MEETINGS

    TCF SPECIAL MEETING. The TCF Special Meeting will be held at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota, on Tuesday, June 24, 1997 at 11:00 a.m., local time. Only the holders of record of the outstanding shares of TCF Common Stock at the close of business on May 20, 1997 (the "TCF Record Date") will be entitled to notice of and to vote at the TCF Special Meeting. At the TCF Record Date, 34,721,954 shares of TCF Common Stock were outstanding and entitled to vote.

    At the TCF Special Meeting, TCF stockholders will be asked to consider and vote upon: (i) a proposal to approve the Merger Agreement, the Merger and the issuance of shares of TCF Common Stock in connection therewith; and (ii) a proposal to adjourn the TCF Special Meeting if necessary to solicit additional proxies. Because the number of shares of TCF Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of TCF Common Stock outstanding prior to the signing of the Merger Agreement, approval by holders of TCF Common Stock of the issuance of TCF Common Stock pursuant to the Merger Agreement is required under the rules of the NYSE. Under NYSE rules, the proposed issuance of TCF Common Stock pursuant to the Merger Agreement must be approved by a majority of the votes cast at the TCF Special Meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding shares of TCF Common Stock. If holders of TCF Common Stock do not vote to approve such issuance, the Merger will not be consummated. TCF is not a constituent corporation to the Merger and, therefore, approval by TCF's stockholders is not required under the Delaware General Corporation Law (the "DGCL") or the TCF Restated Certificate of Incorporation (the "TCF Certificate") or the TCF Bylaws, as amended (the "TCF Bylaws"). See "Information Concerning the TCF Special Meeting".

    As of March 31, 1997, the directors and executive officers of TCF and their affiliates beneficially owned in the aggregate 5,417,539 shares, or 15.7%, of the issued and outstanding TCF Common Stock, excluding shares subject to options. Each of TCF's directors and executive officers has signed agreements (the "Affiliate Letters" or the "Affiliate Letter Agreements") under which they will not sell their shares of TCF Common Stock during the period starting 30 days before the Merger and expiring upon the publication by TCF of results from 30 days of post-merger combined operations of TCF and Winthrop. See "The Merger--Stockholder and Affiliate Letter Agreements."

    WINTHROP SPECIAL MEETING. The Winthrop Special Meeting will be held at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota, on Tuesday, June 24, 1997 at 10:00 a.m., local time. Only the stockholders of record of the outstanding shares of Winthrop Common Stock at the close of business on May 21, 1997 (the "Winthrop Record Date") will be entitled to notice of and to vote at the Winthrop Special Meeting. At the Winthrop Record Date, 8,600,300 shares of Winthrop Common Stock were outstanding and entitled to vote.

    At the Winthrop Special Meeting, Winthrop stockholders will be asked to consider and vote upon: (i) a proposal to approve the Merger Agreement, the Merger and the transactions contemplated thereby;

and (ii) such other matters as may properly come before the Winthrop Special Meeting or any adjournment or postponement thereof, including a motion to adjourn to a later date to permit further solicitation of proxies if necessary. The affirmative vote of a majority of the outstanding shares of Winthrop Common Stock, voted in person or by proxy, is required to approve the Merger Agreement, the Merger and the transactions contemplated thereby. Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Winthrop Common Stock, voting in person or by proxy, is required to approve the proposal to adjourn the Winthrop Special Meeting, if necessary. See "Information Concerning the Winthrop Special Meeting."

    As of the Winthrop Record Date, the directors and executive officers of Winthrop and their affiliates beneficially owned in the aggregate 3,992,483 shares, or 46.4%, of the issued and outstanding Winthrop Common Stock, excluding shares subject to options and shares that may be deemed beneficially owned because a director or officer serves as a fiduciary. Each of the three largest stockholders of Winthrop, John L. Morgan, Kirk A. MacKenzie and Jack A. Norqual (who are also the President, Executive Vice President and Treasurer, and Senior Vice President, respectively, of Winthrop, as well as members of its board of directors) (collectively, the "Winthrop Founders") has entered into a separate agreement with TCF which, subject to certain exceptions, requires, among other things, that each of them will vote all shares of Winthrop Common Stock which such Winthrop Founder has the right to vote in favor of the Merger Agreement and the transactions contemplated thereby, and will refrain from transferring any of their shares of Winthrop Common Stock until the earlier of the date of the Winthrop Special Meeting or termination of the Merger Agreement. The Winthrop Founders and certain other directors and executive officers of Winthrop have signed letters (the "Affiliate Letters" or the "Affiliate Letter Agreements") restricting their rights to sell: (i) shares of TCF Common Stock issued to such person pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act, and (ii) for the period starting 30 days before the effective date of the Merger and until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, shares of TCF Common Stock and Winthrop Common Stock held by such person. See "The Merger--Stockholder and Affiliate Letter Agreements."

THE PARTIES TO THE MERGER

    TCF. TCF is a Delaware corporation and a bank holding company under the Bank Holding Company Act, as amended (the "BHCA"). TCF's direct and indirect wholly-owned banking subsidiaries are TCF Minnesota, TCF National Bank Wisconsin ("TCF Wisconsin"), TCF National Bank Illinois ("TCF Illinois"), Great Lakes National Bank Michigan ("Great Lakes Michigan"), Great Lakes National Bank Ohio ("Great Lakes Ohio") and TCF National Bank Colorado ("TCF Colorado"), (collectively, TCF Minnesota, TCF Wisconsin, TCF Illinois, Great Lakes Michigan, Great Lakes Ohio and TCF Colorado are called the "TCF Banks"). TCF Minnesota currently conducts business through 75 branch offices in Minnesota. TCF Wisconsin currently conducts business through 27 branch offices in Wisconsin. TCF Illinois currently conducts business through 35 branch offices in Illinois. Great Lakes Michigan currently conducts business through 56 branch offices in Michigan. Great Lakes Ohio currently conducts business through 8 branches in Ohio. TCF Colorado expects to conduct business through six branches in Colorado starting on or about July 1, 1997. In addition, a consumer finance company subsidiary of TCF Minnesota, TCF Financial Services, Inc., conducts business through 61 offices in sixteen states. Other direct or indirect subsidiaries of TCF sell insurance products, annuities and mutual funds, make mortgage loans and engage in certain other activities. TCF Financial signed a definitive agreement on March 16, 1997 to acquire Standard, and its wholly-owned subsidiary Standard Bank, headquartered in Chicago, Illinois. Standard had total assets of $2.5 billion and Standard Bank had 14 full-service branches in Illinois at March 31, 1997. TCF agreed to acquire Standard for approximately $419 million, subject to certain adjustments, in a combination of stock and cash. The Merger is not contingent upon TCF's acquisition of Standard. See "Recent Developments--Standard." The deposits of the TCF Banks are insured to the maximum extent provided by law, by the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF"), both of which are administered by the Federal Deposit Insurance Corporation ("FDIC"). The principal business of the TCF Banks consists of attracting deposits from the general public and investing such deposits, together with other funds, in consumer loans, residential real estate loans, commercial real estate loans, commercial business loans and mortgage-backed and investment securities. TCF's executive offices are located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota 55402, and its telephone number is (612) 661-6500. At March 31, 1997, TCF had total assets of $7 billion, total liabilities of $6.4 billion and stockholders' equity of $541.9 million. For further information concerning TCF, see the TCF documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

    WINTHROP. Winthrop is engaged in leasing high-technology and business-essential equipment to businesses throughout the United States. Winthrop's operations are currently conducted through its principal office in Minnetonka, Minnesota and six other offices in the United States.

    Since its founding in 1982, Winthrop's focus has been primarily on leasing high-technology equipment, including computers, telecommunications equipment, point-of-sale systems and other technology-based equipment to large organizations (generally, corporations with revenues of $50 million or more). These lease transactions, which are retained in Winthrop's portfolio, range from $250,000 to $20 million and generally have terms from two to five years. This is Winthrop's "Value Added" Lease product.

    Winthrop also offers Small Ticket Lease and Wholesale Lease products. Lease transactions in the small ticket area typically are for less than $250,000 and have lease terms of between two and five years. Small Ticket Leases are primarily generated for Winthrop's lease portfolio by Winthrop sales representatives. The Wholesale Lease is primarily associated with transactions which are originated by unrelated lease brokers. The Wholesale Lease is generally funded by outside sources and does not become part of Winthrop's lease portfolio.

    Winthrop also markets the Enterprise Lease, which combines the Value Added Lease and Small Ticket Lease products. This product is designed to meet the needs of large corporations that have influence over multiple business entities, such as franchisor-franchisee relationships. The Enterprise Lease integrates the Value Added Lease and the Small Ticket Lease for organizations in need of enterprise-wide equipment and system solutions.

    At March 31, 1997, Winthrop had total assets of $370 million and total stockholders' equity of $84.8 million.

    For additional information about Winthrop and its business, see the Winthrop documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

    Winthrop is a Minnesota corporation and was founded in 1982. Winthrop's corporate offices are located at 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 and its telephone number is (612) 936-0226.

TERMS OF THE MERGER

    In accordance with the terms of the Merger Agreement, a newly-formed, wholly-owned subsidiary of TCF will be merged with and into Winthrop, with Winthrop as the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, Winthrop will become a wholly-owned subsidiary of TCF. The name of the Surviving Corporation will remain Winthrop Resources Corporation. Following completion of the Merger, TCF intends to contribute the Surviving Corporation to TCF Minnesota such that it will be operated after the Merger as a direct, wholly-owned subsidiary of TCF Minnesota.

    At the effective time of the Merger (the "Effective Time"), all of the issued and outstanding shares of Winthrop Common Stock (other than dissenters' shares and shares held by TCF or any subsidiary thereof, other than shares held in a fiduciary capacity or in satisfaction of debt) will be automatically converted into and exchangeable for 0.7766 of a share of TCF Common Stock (including the associated preferred share purchase rights described in "Description of TCF Capital Stock--TCF Common Stock--Preferred Share Purchase Rights"), plus cash in lieu of fractional shares.

    Based on 8,600,300 shares of Winthrop Common Stock outstanding on May 20, 1997, TCF would have issued approximately 6,679,000 shares of TCF Common Stock for all of the outstanding shares of Winthrop Common Stock then outstanding. Under such circumstances, immediately after the Effective Time, former Winthrop stockholders would hold approximately 16.1% of the outstanding shares of TCF Common Stock. An additional 349,082 shares of TCF Common Stock would be reserved for issuance to option holders of Winthrop Common Stock in connection with TCF's assumption of Winthrop's 1992 Stock Incentive Plan.

    No fractional shares of TCF Common Stock will be issued in the Merger to holders of Winthrop Common Stock. Each stockholder of Winthrop Common Stock who otherwise would have been entitled to a fraction of a share of TCF Common Stock will receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Winthrop Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing sales price of TCF Common Stock on the NYSE on the effective date of the Merger.

    The Merger Agreement also provides that upon consummation of the Merger, the Winthrop Stock Option Plan, and all Options thereunder which are outstanding at such time (whether or not then exercisable), will be assumed by TCF in accordance with the terms of the Winthrop Stock Option Plan. See "The Merger--The Exchange Ratio--Treatment of Stock Options Outstanding Under the Winthrop Stock Option Plan."

    In addition to the shares to be issued by TCF Financial to Winthrop stockholders and to holders of Options to purchase Winthrop Common Stock, the Merger Agreement contemplates an additional offering by TCF of up to 800,000 shares of TCF Common Stock in order to qualify the Merger as a pooling of interests. TCF has filed a separate registration statement on Form S-3 with respect to these shares, the sale of which will close prior to the Effective Time.

    If the Average TCF Stock Price (as defined in the Merger Agreement) is less that $42.30, then Winthrop has the right to terminate the Merger Agreement and abandon the Merger. See "The Merger-- Termination and Amendment." In lieu of terminating the Merger Agreement and abandoning the Merger, Winthrop could waive such termination right and proceed with the Merger pursuant to the terms and conditions of the Merger Agreement, or Winthrop could attempt to renegotiate the terms and conditions of the Merger Agreement with TCF. Winthrop has not yet determined its course of action in the event that the Average TCF Stock Price is less than $42.30. Winthrop will make that determination when and if such occasion arises based on the facts and circumstances existing at such time. By approving the Merger Agreement and the Merger, Winthrop stockholders would be permitting the Winthrop Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average TCF Stock Price is less than $42.30.

OPINION OF TCF FINANCIAL ADVISOR; OPINION OF WINTHROP FINANCIAL ADVISOR

    TCF. The Board of Directors of TCF has received written opinions from Piper Jaffray Inc. ("Piper Jaffray"), dated February 25, 1997 and as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the dates of the opinions, based on and subject to the assumptions, factors and limitations set forth therein, the consideration proposed to be paid by TCF in the Merger pursuant to the Merger Agreement is fair to the stockholders of TCF from a financial point of view. See "The Merger--Opinion of TCF Financial Advisor" for a further description of the opinions of Piper Jaffray and of the fees payable to Piper Jaffray by TCF. A copy of the fairness opinion of Piper Jaffray dated as of the date of this Joint Proxy

Statement/Prospectus is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made and other matters considered and limitations set forth therein.

    WINTHROP. Dain Bosworth Incorporated ("Dain Bosworth"), Winthrop's financial advisor, rendered an oral opinion to the Board of Directors of Winthrop on February 26, 1997 and a written opinion to the Board dated as of the date of this Joint Proxy Statement/Prospectus to the effect that, as of the dates of the opinions, the consideration to be received in the Merger by the holders of the Winthrop Common Stock is fair, from a financial point of view, to the holders of Winthrop Common Stock. See "The Merger-- Opinion of Winthrop Financial Advisor" for a further description of the opinions of Dain Bosworth and of the fees payable to Dain Bosworth by Winthrop. A copy of the fairness opinion of Dain Bosworth dated as of the date of this Joint Proxy Statement/Prospectus is attached hereto as Appendix C and should be read in its entirety with respect to the assumptions made and other matters considered and limitations set forth therein.

DISSENTERS' RIGHTS

    Stockholders of Winthrop have the right to receive, in lieu of the consideration provided in the Merger, the fair market value of their shares of Winthrop Common Stock as determined pursuant to the Minnesota Business Corporations Act, Chapter 302A of the Minnesota Statutes (the "MBCA"). Any Winthrop stockholders who wish to assert dissenters' rights must notify Winthrop of their intent to do so before the vote on June 24, 1997, the scheduled date of the Winthrop Special Meeting. Holders of shares of TCF Common Stock will not have dissenters' rights. See "The Merger--Dissenters' Rights--Winthrop."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF TCF AND WINTHROP

    The Board of Directors of TCF has determined that the Merger is in the best interests of the TCF stockholders and, accordingly, has unanimously approved the Merger Agreement, the Merger and the issuance of shares of TCF Common Stock provided for therein. THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH. SEE "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER."

    The Board of Directors of Winthrop has determined that the Merger is in the best interests of the Winthrop stockholders and, accordingly, has unanimously approved the Merger Agreement and the Merger. THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT WINTHROP STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. SEE "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER."

STOCKHOLDER AND AFFILIATE LETTER AGREEMENTS

    In conjunction with the Merger Agreement, TCF has entered into a voting agreement with each of the Winthrop Founders, who hold in the aggregate 43.5% of the outstanding shares of Winthrop Common Stock as of the Winthrop Record Date, the form of which is included as Exhibit A to the Merger Agreement attached hereto as Appendix A (the "Stockholder Agreements"). Under the Stockholder Agreements each Winthrop Founder agrees, among other things, to vote all of his shares of Winthrop Common Stock at the Winthrop Special Meeting in favor of the Merger Agreement and to not transfer those shares prior to the earlier of the date of the Winthrop Special Meeting or termination of the Merger Agreement. The Winthrop Founders and the other executive officers and directors of Winthrop have also signed agreements under which they have agreed not to sell: (i) shares of TCF Common Stock issued to such person pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act; and (ii) for the period starting 30 days before the effective date of the Merger and until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, shares of TCF Common Stock and Winthrop Common Stock held by such person.

    The directors and executive officers of TCF have signed Affiliate Letters dated February 28, 1997 (a form of which is attached as Exhibit D of Appendix A to this Joint Proxy Statement/Prospectus) which provide, among other things, that they will refrain from selling their shares of TCF Common Stock and shares of Winthrop Common Stock for the period starting 30 days before the effective date of the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF.

EFFECTIVE TIME AND EFFECTIVE DATE OF THE MERGER

    The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of Minnesota, which is the Effective Time of the Merger. Such filing will occur only after the receipt of all requisite regulatory approvals, approval by the requisite vote of TCF's and Winthrop's respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The date of the filing of the Articles of Merger is the "Effective Date." See "The Merger--The Exchange Ratio--Effective Time of the Merger."

CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

    Consummation of the Merger is subject to various conditions, including, without limitation, obtaining the requisite TCF stockholder approval of the Merger Agreement, the Merger and the issuance of TCF Common Stock in connection therewith, and requisite Winthrop stockholder approval and adoption of the Merger Agreement and approval of the Merger; receipt of all necessary regulatory approvals pertaining to the Merger, including approval of the Merger by the Federal Reserve Board ("FRB") and notification to the Office of Comptroller of the Currency ("OCC") concerning the contribution of Winthrop to TCF Minnesota, completion of a supplemental offering by TCF of up to 800,000 shares of TCF Common Stock, if necessary, in order to allow the Merger to be accounted for as a pooling of interests; and certain other closing conditions. An application for approval of the Merger has been filed by TCF with the FRB pursuant to Section 4 of the BHCA and Regulation Y and notification of the Merger and of the intended contribution of Winthrop to TCF Minnesota has been provided to the OCC. There can be no assurance that all requisite regulatory approvals will be obtained by TCF promptly or at all. If the Merger is not consummated on or before August 1, 1997, either TCF or Winthrop may terminate the Merger Agreement but neither is required to do so. See "The Merger--Conditions to the Merger" and "The Merger-- Regulatory Approvals."

    Substantially all of the conditions to consummation of the Merger (except for required stockholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended at any time by written agreement of the parties. See "The
Merger--Termination and Amendment."

LIMITATION ON NEGOTIATIONS OF THIRD-PARTY ACQUISITION PROPOSALS

    The Merger Agreement includes a "no solicitation" provision that prohibits Winthrop from soliciting or encouraging submission of third-party acquisition proposals, but permits Winthrop to negotiate with and furnish non-public information to third parties if Winthrop's Board of Directors determines, after consultation with Winthrop's legal counsel, that there is a reasonable likelihood that it has a fiduciary duty to do so. See "The Merger--Limitation on Negotiations."

TERMINATION

    The Merger Agreement may be terminated, either before or after approval by TCF's and Winthrop's stockholders, under certain circumstances, including: (i) by either TCF or Winthrop if the conditions of such party's obligation to consummate the Merger are not satisfied; (ii) by either TCF or Winthrop if the stockholders of each do not approve the Merger;
(iii) by Winthrop if the average of the daily closing sales prices of TCF Common Stock as reported on the NYSE by the Wall Street Journal for a 30-day period of consecutive full trading days (the "Average TCF Stock Price") ending on the third business day before either (a) the scheduled date for the TCF and Winthrop Special Meetings or (b) the last regulatory approval has been obtained and the waiting period has expired, whichever is closest to the Effective Date (the "Determination Date") is less than $42.30 per share; (iv) by TCF if the Average TCF Stock Price on the Determination Date is more than $51.70 per share; (v) by Winthrop if its Board of Directors exercises its "fiduciary out" to terminate the Merger Agreement; (vi) by TCF if a person commences a bona fide tender offer for 25% or more of the outstanding Winthrop Common Stock and the Winthrop Board of Directors has withdrawn or materially adversely modified its recommendation of the Merger; (vii) by either TCF or Winthrop if there is a willful breach of the representations, warranties, covenants or other obligations under the Merger Agreement by the other party; (viii) by either TCF or Winthrop if the Merger has not occurred by August 1, 1997; (ix) by the mutual written agreement of the parties; or (x) by either TCF or Winthrop if the other party amends or supplements its warranties and representations under the Merger Agreement in a manner that makes the representation or warranty materially inaccurate and, after notice and an opportunity to cure, the information in the amendment or supplement indicates that the party has suffered a "material adverse effect." See "The Merger--Termination and Amendment." Under certain circumstances of termination, a termination fee ranging from $1 million to $12.5 million may be payable to TCF by Winthrop depending on the circumstances of such termination. Under certain circumstances of termination, a termination fee of $1 million may be payable by TCF to Winthrop. See "The Merger--Termination Fees."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, no gain or loss will be recognized by TCF or Winthrop as a result of the Merger. A Winthrop stockholder who receives TCF Common Stock in exchange for Winthrop Common Stock will not recognize any gain or loss as a result of the Merger, except that gain or loss will be recognized with respect to any cash received by a holder of Winthrop Common Stock in lieu of any fractional share of TCF Common Stock. The income tax basis of the TCF Common Stock received generally will equal the income tax basis of the Winthrop Common Stock surrendered, and the holding period of the TCF Common Stock received generally will include the holding period of the Winthrop Common Stock surrendered. See "The Merger--Certain Federal Income Tax Consequences." EACH WINTHROP STOCKHOLDER SHOULD CONSULT THEIR OWN TAX ADVISOR CONCERNING THE FEDERAL AND ANY APPLICABLE FOREIGN, STATE, OR LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

    It is a condition to consummation of the Merger that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "The Merger--Accounting Treatment of the Merger" and "The Merger--Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of Winthrop's Board of Directors and management may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Winthrop generally. The Merger Agreement contains provisions which require TCF to elect one member of the current Board of Directors of Winthrop (currently it is intended that this will be John L. Morgan) as a director of TCF. The Merger Agreement provides that Winthrop will amend existing employment contracts with each of the Winthrop Founders to assure their continuing services with Winthrop for a three year period commencing January 1, 1997, and that Winthrop will amend its existing employment contract with a fourth executive, Robert P. Murphy, in certain respects. The Merger Agreement provides for indemnification of Winthrop's directors, officers, employees and agents for claims against them arising out of or in connection with activities prior to the Effective Time and requires the Surviving Corporation to maintain in effect, for a period of three years after the Effective Time, directors' and officers' liability insurance comparable to that maintained by Winthrop as of the date of the Merger Agreement for acts or omissions prior to the Merger. In addition, the Stockholder Agreements with each of the Winthrop Founders provide certain indemnification rights to them. The directors of the Surviving Corporation will include certain persons designated by TCF who were directors of Winthrop immediately prior to the Effective Time. See "The Merger--Effects of the Merger-- Effect on Employees of Winthrop."

REGULATORY APPROVALS

    TCF must obtain approval for the acquisition of Winthrop from the FRB pursuant to Section 4 of the BHCA and Regulation Y. TCF filed an application with the FRB on May 1, 1997 and is awaiting its approval. TCF has also notified the OCC in writing of the intended contribution of Winthrop to TCF Minnesota, as a result of which Winthrop would become an "operating subsidiary" of TCF Minnesota.

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. TCF's information was furnished in connection with its filing of an application for approval of the Merger with the FRB under
Section 4 of the BHCA and no filings are required by Winthrop. See "The Merger--Regulatory Approvals" and "The Merger--Conditions to the Merger."

EXCHANGE OF WINTHROP STOCK CERTIFICATES

    Promptly following the Merger, The First National Bank of Boston c/o Boston EquiServe L.P. ("Boston Equiserve"), the exchange agent for the Merger (the "Exchange Agent"), will send a notice and transmittal form, with instructions, to each holder of record of Winthrop Common Stock at the Effective Time of the Merger advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent certificates formerly evidencing Winthrop Common Stock in exchange for new certificates evidencing newly issued TCF Common Stock. WINTHROP STOCKHOLDERS SHOULD NOT SEND IN THEIR COMMON STOCK CERTIFICATES UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT.

RESALE OF TCF COMMON STOCK

    The shares of TCF Common Stock issuable to stockholders of Winthrop upon consummation of the Merger may be traded freely by those stockholders who are not "affiliates" of Winthrop or TCF. Winthrop has agreed to obtain signed representations from each stockholder of Winthrop who may reasonably be deemed an "affiliate" of Winthrop (as such term is used in Rule 145 under the Securities Act) to the effect that such person will not transfer or dispose of:
(i) shares of TCF Common Stock issued to such person pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act; and (ii) for the 30-day period prior to the Effective Time of the Merger, the shares of Winthrop Common Stock held by such person and, until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, the shares of TCF Common Stock issued to such person pursuant to the Merger. See "The Merger--Resale Considerations With Respect to the TCF Common Stock" and "The Merger-- Accounting Treatment of the Merger." In addition, TCF has agreed to use its best efforts to obtain signed representations from TCF affiliates to the effect that they will not dispose of TCF Common Stock and rights to acquire such TCF Common Stock during the time periods described in clause (ii) above.

DIFFERENCES IN RIGHTS OF STOCKHOLDERS

    Upon consummation of the Merger, holders of Winthrop Common Stock will become holders of TCF Common Stock. As a result, their rights as stockholders, which are now governed by Minnesota corporate law and Winthrop's Restated Articles of Incorporation (the "Winthrop Articles") and Restated Bylaws (the "Winthrop Bylaws"), will be governed by Delaware corporate law and TCF's Certificate and Bylaws. Because of certain differences between Minnesota and Delaware law, and because of differences in the provisions of Winthrop's Articles and Bylaws and TCF's Certificate and Bylaws, the current rights of Winthrop stockholders will change after the Merger. For a discussion of various differences between the rights of stockholders of Winthrop and the rights of stockholders of TCF, see "Comparison of the Rights of Stockholders."

                         COMPARATIVE MARKET PRICE DATA

    TCF Common Stock is listed on the NYSE under the symbol "TCB" and Winthrop Common Stock is quoted on the Nasdaq National Market System under the symbol "WINR." The following table sets forth the high and low prices per share of TCF Common Stock as reported on the NYSE and of Winthrop Common Stock as reported by the Nasdaq National Market System for the periods indicated:

                                                                                           WINTHROP COMMON STOCK
                                                                      TCF COMMON STOCK
                                                                   ----------------------  ----------------------
                                                                      HIGH        LOW         HIGH        LOW
                                                                   ----------  ----------  ----------  ----------
1997:
  Second Quarter (through May 13, 1997)..........................  $  44.3750  $  37.5000  $  33.1250  $  27.7500
  First Quarter..................................................     47.5000     39.0000     35.7500     26.7500

1996:
  Fourth Quarter.................................................     45.3750     37.5000     31.5000     26.2500
  Third Quarter..................................................     38.6250     31.1250     27.2500     18.5000
  Second Quarter.................................................     37.7500     32.0000     23.0000     18.2500
  First Quarter..................................................     38.0000     29.6250     18.5000     15.4688

1995:
  Fourth Quarter.................................................     33.3750     28.5000     18.5000     16.0000
  Third Quarter..................................................     29.8750     23.5000     18.2500     13.2500
  Second Quarter.................................................     24.0625     21.2500     14.5000     11.2500
  First Quarter..................................................     21.6250     18.5625     12.0000     10.2500

    The following table sets forth the closing market price per share of TCF Common Stock, the last reported sale price per share of Winthrop Common Stock and the equivalent per-share price of Winthrop Common Stock giving effect to the Merger at February 13, 1997, the last day preceding the public announcement that TCF and Winthrop had signed a non-binding letter of intent (the "Letter of Intent"), February 27, 1997, the last day preceding the public announcement that TCF and Winthrop had entered into the Merger Agreement, and at May 13, 1997. The price of Winthrop Common Stock does not include adjustment for retail mark-ups, mark-downs or commissions. The equivalent per-share price of Winthrop Common Stock at February 13, 1997 represents the closing market price of a share of TCF Common Stock on such date ($47.125) multiplied by 0.7766, the Exchange Ratio. The equivalent per-share price of Winthrop Common Stock at February 27, 1997 represents the closing market price of a share of TCF Common Stock on such date ($45.50) multiplied by 0.7766, the Exchange Ratio. The equivalent per-share price of Winthrop Common Stock at May 13, 1997 represents the closing market price of a share of TCF Common Stock on such date ($43.00) multiplied by 0.7766, the Exchange Ratio. See "The Merger--The Exchange Ratio."

                                                                                       WINTHROP
                                                                 TCF      WINTHROP    EQUIVALENT
                                                               COMMON      COMMON      PER-SHARE
                                                                STOCK       STOCK        PRICE
                                                              ---------  -----------  -----------
Market Value Per Share at:
  February 13, 1997.........................................  $  47.125   $  34.000    $  36.597
  February 27, 1997.........................................     45.500      33.125       35.335
  May 13, 1997..............................................     43.000      32.250       33.394

    Winthrop stockholders are advised to obtain current market quotations for TCF Common Stock. No assurance can be given concerning the market price of TCF Common Stock before or after the Effective Time. The market price for TCF Common Stock may fluctuate between the date of this Joint Proxy

Statement/Prospectus and the Effective Time. The Exchange Ratio is fixed at
0.7766. There can be no assurance that holders of Winthrop Common Stock will receive $33.394 which is the Winthrop equivalent per-share price on May 13, 1997 (or any other specific amount) in market value of shares of TCF Common Stock exchanged for the shares of Winthrop Common Stock which they own because the market price of TCF Common Stock at the time of the Merger may be less than the $43.00 per share for TCF Common Stock on May 13, 1997 and is subject to changes thereafter. Because the Exchange Ratio is fixed, it will not compensate for changes in the market value of TCF Common Stock.

    BECAUSE THE EXCHANGE RATIO IS FIXED, A CHANGE IN THE MARKET PRICE OF TCF COMMON STOCK BEFORE THE MERGER WILL AFFECT THE VALUE OF THE TCF COMMON STOCK TO BE RECEIVED BY WINTHROP STOCKHOLDERS IN THE MERGER.

    The Merger Agreement may be terminated by Winthrop if the Average TCF Stock Price on the Determination Date is less than $42.30 per share and by TCF if the Average TCF Stock Price on the Determination Date is more than $51.70 per share. Market prices shown in the foregoing tables are as of the date indicated and do not represent the Average TCF Stock Price which is used in determining the parties' termination rights. See "The Merger--Termination and Amendment." Even if either of these conditions occurs, there can be no assurance that TCF or Winthrop will exercise its right to terminate the Merger Agreement and therefore the Merger may still occur. Neither TCF nor Winthrop has made any determination whether to terminate the Merger Agreement should these events occur. For a discussion of the Exchange Ratio and the termination provisions, see "The Merger--The Exchange Ratio" and "The Merger--Termination and Amendment."

    If the Average TCF Stock Price is less than $42.30, then Winthrop has the right to terminate the Merger Agreement and abandon the Merger. See "The Merger--Termination and Amendment." In lieu of terminating the Merger Agreement and abandoning the Merger, Winthrop could waive such termination right and proceed with the Merger pursuant to the terms and conditions of the Merger Agreement, or Winthrop could attempt to renegotiate the terms and conditions of the Merger Agreement with TCF. Winthrop has not yet determined its course of action in the event that the Average TCF Stock Price is less than $42.30. Winthrop will make that determination when and if such occasion arises based on the facts and circumstances existing at such time. By approving the Merger Agreement and the Merger, Winthrop stockholders would be permitting the Winthrop Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average TCF Stock Price is less than $42.30.

    Upon consummation of the Merger, Winthrop Common Stock will be cancelled and, as a result, will no longer be quoted on The Nasdaq National Market System after the Effective Time.

                      COMPARATIVE UNAUDITED PER-SHARE DATA

    The following table presents selected comparative unaudited per-share data for TCF Common Stock on a historical and a pro forma combined basis and for Winthrop Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of TCF, see "The Merger--Accounting Treatment of the Merger." The information is derived from the consolidated financial statements of each of TCF and Winthrop and the Unaudited Pro Forma Combined Financial Information. The consolidated financial statements of each of TCF and Winthrop are incorporated by reference into this Joint Proxy Statement/ Prospectus. The Unaudited Pro Forma Combined Financial Information appears elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Information."

    TCF's and Winthrop's fiscal years end December 31. The per-share data included within is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the dates or periods indicated.

                                                                              TCF                     WINTHROP
                                                                         COMMON STOCK               COMMON STOCK
                                                                   -------------------------  ------------------------
                                                                                  PRO FORMA                 PRO FORMA
                                                                    HISTORICAL    COMBINED    HISTORICAL   EQUIVALENT
                                                                   ------------  -----------  -----------  -----------
Book Value Per Common Share (1):
  March 31, 1997.................................................  $   15.66      $   15.18        $9.87   $    11.79
  March 31, 1996.................................................       15.10         14.26         7.25        11.07
  December 31, 1996..............................................       15.81         15.22         9.44        11.82
  December 31, 1995..............................................       14.82         13.96         6.94        10.84
  December 31, 1994..............................................       13.44         12.48         5.68         9.69
  December 31, 1993..............................................       12.10         11.14         4.65         8.65
  December 31, 1992..............................................       11.03         10.04         3.47         7.80

Cash Dividends Declared Per Common Share (2):
  Three Months Ended:
    March 31, 1997...............................................      .18750        .18750       .05000       .14561
    March 31, 1996...............................................      .15625        .15625       .04000       .12134
  Year Ended:
    December 31, 1996............................................      .71875        .71875       .16000       .55818
    December 31, 1995............................................      .59375        .59375       .12000       .46111
    December 31, 1994............................................      .50000        .50000       .08000       .38830
    December 31, 1993............................................      .34375        .34375       .06000       .26696
    December 31, 1992............................................      .23750        .23750       .02000       .18444

Income Before Extraordinary Items and Cumulative Effect of Change
  in Accounting Principle Per Common Share (3):
  Three Months Ended:
    March 31, 1997...............................................         .83           .79          .46          .61
    March 31, 1996...............................................         .73           .70          .40          .54
  Year Ended:
    December 31, 1996............................................        2.42  (4)       2.39       1.76         1.86
    December 31, 1995............................................        1.71  (5)       1.73       1.46         1.34
    December 31, 1994............................................        1.95          1.88         1.16         1.46
    December 31, 1993............................................        1.53  (6)       1.49        .98         1.16
    December 31, 1992............................................        1.51          1.42          .70         1.10

                 NOTES TO COMPARATIVE UNAUDITED PER-SHARE DATA

(1) The pro forma combined book values per share of TCF Common Stock represent the historical combined common stockholders' equity for TCF and Winthrop divided by total pro forma common shares of the combined entity, reflecting the Exchange Ratio of 0.7766. The pro forma equivalent book values per share of Winthrop Common Stock represent the pro forma combined book value per share amounts multiplied by the Exchange Ratio of 0.7766. See "The Merger--The Exchange Ratio."

(2) The pro forma combined cash dividends declared per common share assume no changes in the historical cash dividends declared per share of TCF Common Stock. The pro forma equivalent cash dividends declared per share of Winthrop Common Stock represent the cash dividends declared on one share of TCF Common Stock multiplied by the Exchange Ratio of 0.7766. See "The Merger-- The Exchange Ratio."

(3) The pro forma combined income before extraordinary items and cumulative effect of change in accounting principle per common share (based on the weighted average number of common and common equivalent shares outstanding) is based upon the combined historical income before extraordinary items and cumulative effect of change in accounting principle for TCF and Winthrop divided by the average pro forma common shares of the combined entity. The pro forma equivalent income before extraordinary items and cumulative effect of change in accounting principle per share of Winthrop Common Stock represents the pro forma combined income before extraordinary items and cumulative effect of change in accounting principle per share multiplied by the Exchange Ratio of 0.7766. See "The Merger--The Exchange Ratio."

(4) Amount reflects an after-tax one-time special assessment of $21.7 million from the FDIC to recapitalize the SAIF under federal legislation enacted on September 30, 1996. Excluding the one-time special assessment, income before extraordinary items and cumulative effect of change in accounting principle per common share would have been $3.04 for the year ended December 31, 1996.

(5) Amount reflects after-tax merger-related charges of $32.8 million related to TCF's 1995 acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"). Excluding such charges, income before extraordinary items and cumulative effect of change in accounting principle per common share would have been $2.60 for the year ended December 31, 1995.

(6) Amount reflects after-tax merger-related charges of $7.9 million related to TCF's 1993 acquisition of Republic Capital Group, Inc. ("RCG"). Excluding such charges, income before extraordinary items and cumulative effect of change in accounting principle per common share would have been $1.77 for the year ended December 31, 1993.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

    The following tables set forth certain selected historical consolidated financial information for each of TCF and Winthrop, and certain selected unaudited pro forma combined financial information giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of TCF, see "The Merger-- Accounting Treatment of the Merger."

    TCF's and Winthrop's fiscal years end December 31. The financial data included in the Selected Historical Financial Data as of or for the five years ended December 31, 1996 for TCF and Winthrop is derived from the audited consolidated financial statements of each of TCF and Winthrop, including the related notes thereto. The financial data as of or for the three months ended March 31, 1997 and 1996 for TCF and Winthrop is derived from the unaudited consolidated financial statements of each of TCF and Winthrop and reflect, in the respective opinions of management of each of TCF and Winthrop, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Certain historical information of Winthrop has been reclassified to conform to TCF's financial statement presentation. The respective consolidated financial statements of TCF and Winthrop are incorporated by reference into this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such financial statements and in conjunction with the Unaudited Pro Forma Combined Financial Information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/ Prospectus. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Information."

    The Pro Forma Combined Consolidated Operating Data does not reflect the direct transaction costs of (i) the Merger, (ii) obtaining approval of a Supplemental Indenture from the holders of the Winthrop Senior Notes, or (iii) the anticipated public offering of up to 800,000 shares of TCF Common Stock expected to close prior to the Effective Date. The Pro Forma Combined Consolidated Operating Data and Consolidated Financial Condition Data do not reflect the effects of the anticipated additional offering of up to 800,000 shares of TCF Common Stock in order to qualify the Merger as a pooling of interests and anticipated issuance of approximately 400,000 shares of TCF Common Stock in connection with the conversion of Great Lakes Michigan's 7 1/4% Convertible Subordinated Debentures due 2011. See "Summary--Terms of the Merger."

    The significant accounting and reporting policies of TCF and Winthrop differ in minor respects and no effect has been given to such differences in this Selected Historical and Unaudited Pro Forma Combined Financial Data. The Selected Unaudited Pro Forma Combined Financial Data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                       SELECTED HISTORICAL FINANCIAL DATA
                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                    AT OR FOR THE
                                  THREE MONTHS ENDED
                                      MARCH 31,                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------  -------------------------------------------------------------------------
                                   1997        1996         1996             1995            1994          1993           1992
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
CONSOLIDATED OPERATING DATA:
Interest income...............  $  145,136  $  148,893  $  582,861      $  607,690        $  552,482  $  558,645       $  630,442
Interest expense..............      59,118      64,439     242,721         288,492           273,330     297,449          383,170
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net interest income.........      86,018      84,454     340,140         319,198           279,152     261,196          247,272
Provision for credit losses...       1,090       2,802      19,820          15,212(2)         10,802      35,118(6)        40,663
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net interest income after
    provision for credit
    losses....................      84,928      81,652     320,320         303,986           268,350     226,078          206,609
Non-interest income...........      40,381      35,829     157,797         112,776(3)        125,219     139,005          125,524
Non-interest expense..........      77,928      75,806     341,070(1)      317,333(4)        276,984     272,958(7)       264,239
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Income before income tax
    expense and extraordinary
    items.....................      47,381      41,675     137,047          99,429           116,585      92,125           67,894
Income tax expense............      18,450      15,388      51,384          37,778            46,402      36,797           15,906
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Income before extraordinary
    items.....................      28,931      26,287      85,663          61,651            70,183      55,328           51,988
Extraordinary items, net......      --          --          --                (963)(5)        --            (157)             339
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net income..................      28,931      26,287      85,663          60,688            70,183      55,171           52,327
Dividends on preferred
  stock.......................      --          --          --                 678             2,710       2,769            2,911
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net income available to
    common shareholders.......  $   28,931  $   26,287  $   85,663      $   60,010        $   67,473  $   52,402       $   49,416
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
Per Common Share(8):
  Income before extraordinary
    items.....................  $      .83  $      .73  $     2.42(9)   $     1.71(10)    $     1.95  $     1.53(11)   $     1.51
  Extraordinary items.........      --          --          --                (.03)(10)       --          --                  .01
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
    Net income................  $      .83  $      .73  $     2.42(9)   $     1.68(10)    $     1.95  $     1.53(11)   $     1.52
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Dividends declared..........  $    .1875  $   .15625  $   .71875      $   .59375        $      .50  $   .34375       $    .2375
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
Average common and common
  equivalent shares
  outstanding (000's).........      34,797      35,986      35,342          35,686            34,527      34,150           32,571
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
CONSOLIDATED FINANCIAL
  CONDITION DATA:
Total assets..................  $6,964,119  $7,039,282  $7,090,862      $7,239,911        $7,845,588  $7,630,654       $7,774,537
Investments (12)..............      56,521      59,202     442,103          64,345           283,104     299,432          356,918
Securities available for
  sale........................   1,242,457   1,117,439     999,554       1,201,490           138,430      10,003          399,006
Loans held for sale...........     199,154     249,498     203,869         242,413           201,511     444,780          308,651
Mortgage-backed securities
  held to maturity............      --          --          --              --             1,601,200   1,751,916        1,670,164
Loans.........................   5,028,741   5,174,923   4,995,962       5,277,101         5,118,381   4,665,567        4,516,982
Goodwill......................      25,052      11,227       9,897          11,503            13,355      14,549           16,446
Deposits......................   5,291,894   5,150,023   4,977,630       5,191,552         5,399,718   5,695,928        5,683,130
Federal Home Loan Bank
  advances....................     630,307     831,585   1,141,040         893,587         1,354,663     945,492        1,018,725
Other borrowings..............     411,068     437,302     352,778         547,857           530,332     467,875          599,900
Stockholders' equity..........     541,869     541,019     549,506         527,675           475,469     428,065          375,495
Tangible net worth............     516,817     529,792     539,609         516,172           462,114     413,516          359,049
Book value per common share...       15.66       15.10       15.81           14.82             13.44       12.10            11.03
Tangible book value per common
  share.......................       14.94       14.78       15.53           14.50             13.04       11.67            10.51
KEY RATIOS:
Net interest margin...........        5.31%       5.06%       5.26%           4.61%             3.96%       3.69%            3.43%
Return on average assets......        1.67        1.48        1.24             .82               .93         .73              .68
Return on average realized
  common equity...............       21.49       19.97       16.13           12.70             15.94       13.95            15.67
Average total equity to
  average assets..............        7.78        7.51        7.70            6.59              5.95        5.28             4.39
Common dividend payout
  ratio.......................       22.59       21.40       29.70           35.34             25.64       22.47            15.63
Ratio of earnings to fixed
  charges (13):
  Including interest on
    deposits..................        1.79x       1.64x       1.55x           1.34x             1.42x       1.31x            1.18x
  Excluding interest on
    deposits..................        3.62x       3.00x       2.81x           2.00x             2.25x       2.00x            1.62x

                       SELECTED HISTORICAL FINANCIAL DATA

                         WINTHROP RESOURCES CORPORATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                    AT OR FOR THE
                                                  THREE MONTHS ENDED                          AT OR FOR THE
                                                      MARCH 31,                          YEAR ENDED DECEMBER 31,
                                                ----------------------  ----------------------------------------------------------
                                                   1997        1996        1996        1995        1994        1993        1992
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED OPERATING DATA:
Interest income...............................  $    8,358  $    6,879  $   30,024  $   23,508  $   16,382  $   13,555  $   11,547
Interest expense..............................       4,171       3,619      15,595      13,614      10,091       8,618       9,028
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income.........................       4,187       3,260      14,429       9,894       6,291       4,937       2,519
Provision for credit losses...................         408         100       1,426         842         109       2,381         388
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income after provision for
    credit losses.............................       3,779       3,160      13,003       9,052       6,182       2,556       2,131
Non-interest income...........................       6,374       5,399      23,815      19,777      18,096      21,595      18,876
Non-interest expense..........................       3,326       3,246      12,457       9,569       8,676      11,385      13,065
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before income tax expense and
    cumulative effect.........................       6,827       5,313      24,361      19,260      15,602      12,766       7,942
Income tax expense............................       2,731       2,178       9,647       7,704       6,241       5,106       3,177
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before cumulative effect.............       4,096       3,135      14,714      11,556       9,361       7,660       4,765
Cumulative effect of change in accounting
  principle...................................      --          --          --          --          --          --             289
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net income................................  $    4,096  $    3,135  $   14,714  $   11,556  $    9,361  $    7,660  $    5,054
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
Per Common Share:
  Income before cumulative effect.............  $      .46  $      .40  $     1.76  $     1.46  $     1.16  $      .98  $       70
  Cumulative effect...........................      --          --          --          --          --          --             .04
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net income................................  $      .46  $      .40  $     1.76  $     1.46  $     1.16  $      .98  $      .74
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Dividends declared..........................  $      .05  $      .04  $      .16  $      .12  $      .08  $      .06  $      .02
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
Average common and common equivalent shares
  outstanding (000's).........................       8,901       7,872       8,369       7,912       8,047       7,808       6,822
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED FINANCIAL CONDITION DATA:
Total assets..................................  $  369,979  $  277,287  $  350,110  $  267,945  $  226,711  $  178,991  $  139,877
Investments (12)..............................       3,937       3,934      14,092      11,061       8,333       8,052       2,000
Securities available for sale.................      --              37          32          35         312          70         732
Lease financings..............................     326,200     243,291     296,958     239,247     194,379     159,602     107,935
Goodwill......................................       5,436       5,829       5,534          66      --          --          --
Discounted lease rentals (14).................     203,286     185,008     185,604     178,457     153,793     119,837      91,262
Other borrowings..............................      28,750      --          28,750      --          --          --          --
Stockholders' equity..........................      84,847      56,872      81,181      54,724      45,317      37,423      25,303
Tangible net worth............................      79,411      51,043      75,647      54,658      45,317      37,423      25,303
Book value per common share...................        9.87        7.25        9.44        6.94        5.68        4.65        3.47
Tangible book value per common share..........        9.23        6.50        8.80        6.93        5.68        4.65        3.47

KEY RATIOS:
Net interest margin...........................        5.33%       5.32%       5.39%       4.57%       3.63%       3.68%       2.35%
Return on average assets......................        4.66        4.61        4.87        4.79        4.88        4.92        3.82
Return on average realized common equity......       19.78       22.47       21.80       23.04       22.78       23.71       24.83
Average total equity to average assets........       23.58       20.53       22.36       20.80       21.40       20.77       15.38
Common dividend payout ratio..................       10.87       10.00        9.09        8.22        6.90        6.12        2.70
Ratio of earnings to fixed charges (15).......        2.35x       2.45x       2.42x       2.40x       2.53x       2.42x       1.85x

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

 (1) Amount reflects a one-time special assessment of $34.8 million from the FDIC to recapitalize the SAIF.

 (2) Amount reflects $5 million in merger-related provisions associated with TCF's acquisition of Great Lakes.

 (3) Amount reflects a loss of $21.3 million on merger-related asset sales associated with TCF's acquisition of Great Lakes.

 (4) Amount reflects $21.7 million in merger-related expenses and $4.4 million in cancellation costs on the early termination of interest-rate exchange contracts associated with TCF's acquisition of Great Lakes.

 (5) Represents the prepayment of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million, net of a $578,000 tax benefit, associated with TCF's acquisition of Great Lakes.

 (6) Amount reflects $7 million in merger-related provisions associated with TCF's acquisition of RCG.

 (7) Amount reflects $700,000 in merger-related provisions for real estate losses and $5.5 million in merger-related expenses associated with TCF's acquisition of RCG.

 (8) Amounts are after preferred stock dividends.

 (9) Amounts reflect an after-tax one-time special assessment of $21.7 million from the FDIC to recapitalize the SAIF. Excluding the one-time special assessment, net income per common share would have been $3.04 for the year ended December 31, 1996.

(10) Amounts reflect after-tax merger-related charges of $32.8 million associated with TCF's acquisition of Great Lakes. Excluding such charges, net income per common share would have been $2.60 for the year ended December 31, 1995.

(11) Amounts reflect after-tax merger-related charges of $7.9 million associated with TCF's acquisition of RCG. Excluding such charges, net income per common share would have been $1.77 for the year ended December 31, 1993.

(12) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.

(13) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income tax expense and extraordinary items plus fixed charges. Fixed charges represent interest expense and that portion of rental expense which is deemed representative of the interest factor. No interest was capitalized during any of the periods presented.

(14) Discounted lease rentals include $203 million, $184.2 million, $185.3 million, $177.2 million, $145.8 million, $111.3 million and $76.8 million of non-recourse debt and $268,000, $787,000, $316,000, $1.3 million, $8 million, $8.5 million and $14.5 million of recourse debt at March 31, 1997 and 1996 and December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(15) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income tax expense and cumulative effect of change in accounting principle plus fixed charges. Fixed charges represent that portion of rental expense which is deemed representative of the interest factor. Interest expense of $487,000, $810,000, $162,000 and $115,000 was capitalized during the three months ended March 31, 1997 and the years ended December 31, 1996, 1993 and 1992, respectively.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                    AT OR FOR THE THREE
                                                     MONTHS ENDED MARCH                       AT OR FOR THE
                                                            31,                          YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1997       1996       1996       1995       1994       1993       1992
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED OPERATING DATA:
Interest income...................................  $ 153,494  $ 155,772  $ 612,885  $ 631,198  $ 568,864  $ 572,200  $ 641,989
Interest expense..................................     63,289     68,058    258,316    302,106    283,421    306,067    392,198
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income.............................     90,205     87,714    354,569    329,092    285,443    266,133    249,791
Provision for credit losses.......................      1,498      2,902     21,246     16,054     10,911     37,499     41,051
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for credit
    losses........................................     88,707     84,812    333,323    313,038    274,532    228,634    208,740
Non-interest income...............................     46,755     41,228    181,612    132,553    143,315    160,600    144,400
Non-interest expense..............................     81,254     79,052    353,527    326,902    285,660    284,343    277,304
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income tax expense and
    extraordinary items...........................     54,208     46,988    161,408    118,689    132,187    104,891     75,836
Income tax expense................................     21,181     17,566     61,031     45,482     52,643     41,903     19,083
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before extraordinary items...............  $  33,027  $  29,422  $ 100,377  $  73,207  $  79,544  $  62,988  $  56,753
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Per Common Share(1):
  Income before extraordinary items...............  $     .79  $     .70  $    2.39  $    1.73  $    1.88  $    1.49  $    1.42
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Dividends declared..............................  $   .1875  $  .15625  $  .71875  $  .59375  $     .50  $  .34375  $   .2375
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Average common and common equivalent shares
  outstanding (000's).............................     41,710     42,253     41,926     41,965     40,891     40,296     37,869
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED FINANCIAL CONDITION DATA:
Total assets......................................  $7,334,098 $7,316,569 $7,440,972 $7,507,856 $8,072,299 $7,809,645 $7,914,414
Investments (2)...................................     60,458     63,136    456,195     75,406    291,437    307,484    358,918
Securities available for sale.....................  1,242,457  1,117,476    999,586  1,201,525    138,742     10,073    399,738
Loans held for sale...............................    199,154    249,498    203,869    242,413    201,511    444,780    308,651
Mortgage-backed securities held to maturity.......     --         --         --         --      1,601,200  1,751,916  1,670,164
Loans.............................................  5,028,741  5,174,923  4,995,962  5,277,101  5,118,381  4,665,567  4,516,982
Lease financings..................................    326,200    243,291    296,958    239,247    194,379    159,602    107,935
Goodwill..........................................     30,488     17,056     15,431     11,569     13,355     14,549     16,446
Deposits..........................................  5,291,894  5,150,023  4,977,630  5,191,552  5,399,718  5,695,928  5,683,130
Federal Home Loan Bank advances...................    630,307    831,585  1,141,040    893,587  1,354,663    945,492  1,018,725
Discounted lease rentals..........................    203,286    185,008    185,604    178,457    153,793    119,837     91,262
Other borrowings..................................    439,818    437,302    381,528    547,857    530,332    467,875    599,900
Stockholders' equity..............................    626,716    597,891    630,687    582,399    520,786    465,488    400,798
Tangible net worth................................    596,228    580,835    615,256    570,830    507,431    450,939    384,352
Book value per common share.......................      15.18      14.26      15.22      13.96      12.48      11.14      10.04
Tangible book value per common share..............      14.44      13.85      14.85      13.68      12.14      10.77       9.60

KEY RATIOS:
Net interest margin...............................       5.31%      5.07%      5.27%      4.61%      3.95%      3.69%      3.41%
Return on average assets..........................       1.82       1.59       1.39        .95       1.03        .81        .72
Return on average realized common equity..........      21.26      20.21      16.77      13.69      16.55      14.72      16.14
Average total equity to average assets............       8.54       7.99       8.31       7.04       6.33       5.59       4.58
Common dividend payout ratio......................      23.73      22.32      30.07      34.72      26.60      23.07      16.61
Ratio of earnings to fixed charges (3):
  Including interest on deposits..................       1.83x      1.68x      1.61x      1.39x      1.46x      1.34x      1.19x
  Excluding interest on deposits..................       3.36x      2.92x      2.74x      2.05x      2.28x      2.03x      1.64x

         NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1) Amounts are after preferred stock dividends.

(2) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before tax expense and extraordinary items plus fixed charges. Fixed charges represent interest expense and that portion of rental expense which is deemed representative of the interest factor. Interest expense of $487,000, $810,000, $162,00 and $115,000 was capitalized during the three months ended March 31, 1997 and the years ended December 31, 1996, 1993 and 1992, respectively.

                 INFORMATION CONCERNING THE TCF SPECIAL MEETING

    This Joint Proxy Statement/Prospectus is being furnished to TCF stockholders in connection with the solicitation of proxies by the Board of Directors of TCF for use at the TCF Special Meeting to be held on June 24, 1997, and at any adjournments or postponements thereof.

    The principal executive offices of TCF are located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota 55402 and its telephone number is (612) 661-6500.

SPECIAL MEETING OF TCF STOCKHOLDERS

    The TCF Special Meeting will be held on Tuesday, June 24, 1997, commencing at 11:00 a.m., local time, at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota.

    PURPOSE OF MEETING. The purpose of the TCF Special Meeting is to consider and vote upon: (i) a proposal to approve the Merger Agreement, the Merger and the issuance of shares of TCF Common Stock in connection therewith; (ii) a proposal to adjourn the TCF Special Meeting to solicit additional proxies, if necessary; and (iii) such other business as may properly come before the TCF Special Meeting and any adjournments or postponements thereof.

    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. The close of business on May 20, 1997 has been fixed by the Board of Directors of TCF as the TCF Record Date for the determination of holders of TCF Common Stock entitled to notice of and to vote at the TCF Special Meeting and any adjournments or postponements thereof. At the close of business on the TCF Record Date, there were 34,721,954 shares of TCF Common Stock outstanding and entitled to vote, held by approximately 8,988 holders of record. Each share of TCF Common Stock entitles the holder thereof to one vote on each matter to be submitted to TCF stockholders at the TCF Special Meeting.

    VOTE REQUIRED. A quorum, consisting of a majority of the voting power of the issued and outstanding stock of TCF entitled to vote at the TCF Special Meeting, must be present in person or by proxy before any action may be taken at the TCF Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the TCF Special Meeting for purposes of determining the presence of a quorum. Because the number of shares of TCF Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of TCF Common Stock outstanding prior to the signing of the Merger Agreement, approval by holders of TCF Common Stock of the issuance of TCF Common Stock pursuant to the Merger Agreement is required under the rules of the NYSE. Under NYSE rules, the proposed issuance of TCF Common Stock pursuant to the Merger Agreement must be approved by a majority of the votes cast at the TCF Special Meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding shares of TCF Common Stock. If holders of TCF Common Stock do not vote to approve such issuance, the Merger will not be consummated. TCF is not a constituent corporation to the Merger and, therefore, approval by TCF's stockholders is not required under DGCL, the TCF Certificate or the TCF Bylaws. The votes may be made in person or by proxy. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. Assuming a quorum is present, the affirmative vote of a majority of the shares of TCF Common Stock voting in person or by proxy is required to adopt the proposal to adjourn the TCF Special Meeting to solicit additional proxies, if necessary.

    As of March 31, 1997, the directors and executive officers of TCF and their affiliates in the aggregate beneficially owned and are entitled to vote 5,417,539 shares, or 15.7%, of the outstanding shares of TCF Common Stock (exclusive of shares of TCF Common Stock which may be acquired upon the exercise of outstanding stock options). The directors and executive officers of TCF have signed an Affiliate Letter dated February 28, 1997 (a form of which is attached as Exhibit D of Appendix A to this Joint Proxy Statement/Prospectus) which provides, among other things, that they will refrain from selling their shares of TCF Common Stock and shares of Winthrop Common Stock for the 30-day period prior to the Effective Time, until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF.

    As of the TCF Record Date, neither Winthrop nor any of the directors and executive officers of Winthrop beneficially owned any outstanding shares of TCF Common Stock or had sole or shared voting power over any shares of TCF Common Stock.

    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy card for use at the TCF Special Meeting accompanies this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of TCF. Any TCF stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of TCF, at the address of TCF set forth on the Notice of Special Meeting of Stockholders, written notice of such revocation by executing a later-dated proxy or by attending the TCF Special Meeting and giving notice of such revocation in person. Attendance at the TCF Special Meeting will not, in and of itself, constitute revocation of a proxy.

    The trustee of the TCF Employees Stock Ownership Plan--401(k), currently First Trust N.A., votes the shares of TCF Common Stock held by the plan in accordance with its fiduciary duties and the procedures set forth in the plan. The plan provides that participants have the right to direct the trustee how to vote shares of TCF Common Stock allocated to their accounts. The plan also provides that a committee consisting of the members of the Personnel/Affirmative Action Committee of the Board of Directors of TCF Financial directs the trustee with respect to voting of any shares for which participants do not furnish directions and of shares that are not allocated on or before the TCF Record Date for the meeting.

    Each properly executed proxy returned to TCF (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, EACH EXECUTED PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK PROVIDED FOR IN CONNECTION THEREWITH, AND "FOR" ADJOURNMENT OF THE TCF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY. While the Board of Directors of TCF knows of no other matters to be presented at the TCF Special Meeting, if any other matter properly comes before the meeting or any adjournment thereof, all properly executed proxies returned to TCF will be voted on any such matter in accordance with the best judgment of the proxy holders.

    BENEFICIAL OWNERSHIP OF TCF COMMON STOCK. This information is incorporated by reference from TCF's Annual Report on Form 10-K for the year ended December 31, 1996. See "Incorporation of Certain Documents by Reference."

              INFORMATION CONCERNING THE WINTHROP SPECIAL MEETING

    This Joint Proxy Statement/Prospectus is being furnished to Winthrop stockholders in connection with the solicitation of proxies by the Board of Directors of Winthrop for use at the Winthrop Special Meeting to be held on June 24, 1997, and at any adjournments or postponements thereof. The principal executive offices of Winthrop are located at 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 and its telephone number is (612) 936-0226.

    WINTHROP STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SPECIAL MEETING OF WINTHROP STOCKHOLDERS

    The Winthrop Special Meeting will be held on Tuesday, June 24, 1997, commencing at 10:00 a.m. local time, at The Marquette Hotel, Seventh Street and Marquette Avenue, Minneapolis, Minnesota.

    PURPOSE OF MEETING. The purpose of the Winthrop Special Meeting is to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and to approve the Merger; and (ii) such other matters as may properly come before the Winthrop Special Meeting or any adjournment or postponement thereof, including a motion to adjourn to a later date to permit further solicitation of proxies if necessary .

    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. The close of business on May 21, 1997 has been fixed by the Board of Directors of Winthrop as the Winthrop Record Date for the determination of stockholders of Winthrop Common Stock entitled to notice of and to vote at the Winthrop Special Meeting and any adjournments or postponements thereof. At the close of business on the Winthrop Record Date, there were 8,600,300 shares of Winthrop Common Stock outstanding and entitled to vote, held by approximately 90 holders of record. Each share of Winthrop Common Stock entitles the stockholder thereof to one vote on each matter to be submitted to Winthrop stockholders at the Winthrop Special Meeting.

    VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Winthrop Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby. Assuming a quorum is present, the affirmative vote of a majority of the Winthrop Common Stock voting in person or by proxy is required to adopt the proposal to adjourn the Winthrop Special Meeting to solicit additional proxies, if necessary. A majority of the outstanding shares of Winthrop Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Winthrop Special Meeting. Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Winthrop Special Meeting, but will not be counted as voting on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name will not be treated as present for purposes of determining a quorum for the Winthrop Special Meeting unless they are voted by the broker on at least one matter. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the broker's proxy. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. Abstentions and broker non-votes will have no effect on the adjournment proposal.

    As of the Winthrop Record Date, the directors and executive officers of Winthrop in the aggregate beneficially owned and are entitled to vote 3,992,483 shares or 46.4% of the outstanding Winthrop Common Stock (exclusive of shares of Winthrop Common Stock that may be acquired upon the exercise of Options and shares of Winthrop Common Stock that may be deemed beneficially owned because a director or officer serves as a fiduciary). Each of the Winthrop Founders has signed a Stockholder Agreement pursuant to which each has agreed, among other things, to vote his shares of Winthrop Common Stock in favor of the Merger and the Merger Agreement and to not transfer his shares of Winthrop Common Stock until the earlier of the date of the Winthrop Special Meeting or termination of the Merger Agreement. The Winthrop Founders and the other directors and executive officers of Winthrop have signed an Affiliate Letter Agreement dated February 28, 1997 (a form of which is attached as Exhibit C of Appendix A to this Joint Proxy Statement/Prospectus), which provides that they have agreed not to sell: (i) shares of TCF Common Stock issued to such person pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act, and
(ii) for the period starting 30 days before the Effective Date and until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, shares of TCF Common Stock and Winthrop Common Stock held by such person.

    As of the Winthrop Record Date, neither TCF and its subsidiaries, nor any of the directors and executive officers of TCF and their affiliates, beneficially owned any outstanding shares of Winthrop Common Stock. As of that date, TCF and its subsidiaries, acting as fiduciaries, custodians or agents, did not have sole or shared voting power over any shares of Winthrop Common Stock.

    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy card for use at the Winthrop Special Meeting accompanies this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of Winthrop. Any Winthrop stockholder executing a proxy may revoke it at any time before it is voted by filing with the General Counsel of Winthrop, at the address of Winthrop set forth on the Notice of Winthrop Special Meeting, written notice of such revocation, by executing a later-dated proxy, or by attending the Winthrop Special Meeting and giving notice of such revocation in person. Attendance at the Winthrop Special Meeting will not, in and of itself, constitute revocation of a proxy. Each properly executed proxy returned to Winthrop (and not revoked) will be voted in accordance with the instructions thereon. IF NO INSTRUCTIONS ARE INDICATED, EACH PROPERLY EXECUTED PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER, AND "FOR" ADJOURNMENT OF THE WINTHROP SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY. While the Board of Directors of Winthrop knows of no other matters to be presented to the Winthrop Special Meeting, if any other matter properly comes before the meeting or any adjournment or postponement thereof, all properly executed proxies returned to Winthrop will be voted on any such matter in accordance with the best judgment of the proxy holders.

    BENEFICIAL OWNERSHIP OF WINTHROP COMMON STOCK. This information is incorporated by reference from Winthrop's Annual Report on Form 10-K for the year ended December 31, 1996. See "Incorporation of Certain Documents by Reference."

                                    EXPENSES

    The Merger Agreement provides that each party will bear the costs incurred by that party, but that TCF and Winthrop will each pay one-half of the filing fees incurred in connection with the HSR Act filings, if any, related to the Merger and TCF will bear the expense of preparing a supplement to the Indenture (the "Supplemental Indenture") governing the Winthrop Senior Notes to effect the modifications to the Indenture described under "Description of Winthrop Securities--Winthrop Senior Notes" and obtaining approval of the noteholders thereto. TCF has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of the consents to the Supplemental Indenture from the holders of the Winthrop Senior Notes. Georgeson will receive fees of approximately $5,000, plus reimbursement for reasonable expenses. In addition to solicitation of noteholder consents by mail, officers, directors and employees of TCF and Winthrop, who will not be specifically compensated for such services, may solicit consents from the holders of the Winthrop Senior Notes to the Supplemental Indenture, personally or by telephone, telegram or other forms of communication. TCF will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Winthrop Senior Notes, not beneficially owned by them, for forwarding such materials to and obtaining consents from the beneficial owners of Winthrop Senior Notes to the Supplemental Indenture.

    TCF and Winthrop will bear the expenses of printing and mailing this Joint Proxy Statement/ Prospectus, the accompanying proxies and all other expenses incurred in connection with the solicitation of proxies from TCF and Winthrop stockholders on behalf of the TCF Board of Directors and the Winthrop Board of Directors, respectively. TCF has retained Georgeson & Co. to assist in the solicitation of proxies for the TCF Special Meeting. Georgeson will receive fees of approximately $6,000, plus reimbursement for reasonable expenses. In addition to solicitation by mail, directors, officers and employees of TCF and Winthrop, who will not be specifically compensated for such services, may solicit proxies from the stockholders of TCF and the stockholders of Winthrop, respectively, personally or by telephone, telegram or other forms of communication. TCF will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of TCF Common Stock, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of TCF Common Stock entitled to vote at the TCF Special Meeting. Winthrop will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Winthrop Common Stock, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Winthrop Common Stock entitled to vote at the Winthrop Special Meeting.

                                   THE MERGER

    The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stockholder Agreements, copies of which are attached to this Joint Proxy Statement/Prospectus as Appendix A and Exhibit A thereto, respectively. All stockholders of TCF and stockholders of Winthrop are urged to read such documents and the other Appendices hereto carefully.

GENERAL

    Each of the Boards of Directors of TCF and Winthrop has determined that the combination of TCF and Winthrop is desirable and in the best interests of TCF's and Winthrop's respective stockholders and have unanimously approved the Merger Agreement and the Merger. The Merger will be accomplished through the merger of a newly-formed and wholly-owned subsidiary of TCF with and into Winthrop, with Winthrop to be the Surviving Corporation. After the Merger, TCF intends to contribute to TCF Minnesota all the outstanding capital stock of Winthrop, such that after the Merger, Winthrop will be operated as a wholly-owned subsidiary of TCF Minnesota. THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH. THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT WINTHROP STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    Upon consummation of the Merger, each share of Winthrop Common Stock outstanding at the Effective Time will be automatically converted into and exchangeable for 0.7766 of a share of TCF Common Stock, see "The Merger--The Exchange Ratio." Upon consummation of the Merger, each Option will entitle the holder, upon exercise, to receive that number of shares of TCF Common Stock equal to the number of shares of Winthrop Common Stock to which the Option applied before the Merger, multiplied by the Exchange Ratio. The Options will be exercisable in full and will have an exercise price equal to the original exercise price of the Option, divided by the Exchange Ratio. See "The Merger-- Interests of Certain Persons in the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND FOR TCF. Completion of a public offering of common stock and capital notes in early 1992 enabled TCF to make a significant capital contribution to its primary subsidiary, TCF Minnesota, which in turn enabled TCF Minnesota (and the other TCF Banks) to qualify as "well-capitalized" under regulations of the Office of Thrift Supervision (the "OTS"). Following the achievement of this level of capitalization, which facilitates certain regulatory approval requirements for acquisitions, TCF formed a committee of senior executives to determine the location, size, asset quality requirements and other characteristics of institutions that might be suitable acquisition opportunities for TCF. Effective April 21, 1993 TCF acquired Republic Capital Group, Inc. ("RCG") whose principal assets consisted of all of the capital stock of Republic Capital Bank, F.S.B. (now TCF Wisconsin) and Peerless Federal Savings Bank (now TCF Illinois), both federally chartered savings institutions, which had 24 branch offices located in central and eastern Wisconsin and six branch offices located in northeastern Illinois, respectively. In August 1993, TCF entered the Michigan market with the acquisition of $220.8 million in deposits and 15 branch offices of First Federal Savings and Loan Association, Pontiac, Michigan from the Resolution Trust Corporation. Both acquisitions represented strategic geographic expansions of TCF's business. Effective February 8, 1995, TCF acquired Great Lakes with $1.6 billion in deposits and $2.8 billion in assets. Effective January 16, 1997, TCF acquired the stock of BOC Financial Corporation, an indirect holding company for Bank of Chicago, s.b., an Illinois state-chartered savings bank with three primary retail branches in the Chicago area and $168 million in deposits.

    In December 1996, William A. Cooper, Chairman of TCF Financial, attended a general investor informational presentation on Winthrop (this presentation included only publicly-available information about Winthrop available to investors generally) and developed an interest in exploring the possibility of a combination of Winthrop with TCF. At his request, Gregory J. Pulles, Vice Chairman of TCF in charge of mergers and acquisitions, initiated contact with Winthrop and there followed a series of discussions, meetings and exchanges of information between Winthrop and TCF during the months of January and February 1997. The TCF Stockholder Relations Committee reviewed the Winthrop transaction at a special meeting on January 20, 1997 and in a telephone conference call on February 3, 1997. TCF conducted an on-site and off-site due diligence review of Winthrop's operations in the second and third weeks of February. On February 13, 1997, the parties commenced negotiation of the terms for a transaction and on February 14, 1997 the parties reached agreement on an exchange ratio of 0.7766. The Letter of Intent was signed on February 14, 1997; it included the 0.7766 Exchange Ratio and was subject to certain conditions, including negotiation and execution of a definitive merger agreement, approval by both boards of directors and necessary stockholder approvals. The parties issued a press release announcing the signing of the Letter of Intent on February 14, 1997. Winthrop conducted a due diligence review of TCF from February 19 through February 28, 1997. The TCF Stockholder Relations Committee reviewed the transaction and its terms in more detail at a special meeting on February 24, 1997. At the conclusion of the February 24 meeting, the Committee unanimously approved proceeding with the transaction. The Board of Directors of TCF reviewed the transaction and unanimously approved the Merger Agreement, the Merger and the issuance of shares (subject to stockholder approval) pursuant to the Merger Agreement, as well as related matters, at a special board meeting held on February 25, 1997. Winthrop's Board of Directors approved the Merger Agreement at a special meeting held on February 26, 1997 and the Merger Agreement was signed on February 28, 1997. See "--Reasons of TCF for the Merger; Recommendation of TCF Board of Directors."

    BACKGROUND FOR WINTHROP. The past several years have been a period of significant consolidation in the financial services and leasing industry. On December 31, 1996, Gregory J. Pulles, the General Counsel, Vice Chairman and Secretary of TCF, contacted John L. Morgan, the President and Chief Executive Officer of Winthrop, to discuss whether there was potential common interest in exploring a business combination. Mr. Morgan indicated an interest in pursuing preliminary discussions with TCF and on January 6, 1997, members of Winthrop's senior executive management met with members of TCF's senior executive management. Mr. Morgan and William A. Cooper, Chairman of the TCF Board of Directors, attended and participated in this meeting. During the week of January 6, 1997, members of TCF and Winthrop's senior executive management, including Mr. Cooper and Mr. Morgan, decided to have a second meeting, and on January 14, 1997, they met at TCF's offices to further discuss mutual business interests. At this meeting, the executives discussed the economic aspects of Winthrop's business and various other business, financial and legal issues surrounding a possible business combination, including operations and information technology issues, retention of management and employees, and benefit plans. Following this meeting, Mr. Morgan advised members of Winthrop's Board of Directors to keep the directors informed about the discussions with TCF.

    A special meeting of the Board of Directors of Winthrop was held on January 17, 1997 to consider the question of whether to remain independent and implement its own business plan or to proceed with the discussions surrounding a potential merger with TCF. At this meeting, members of Winthrop's senior executive management, together with its legal advisors, reviewed with the Winthrop Board of Directors, among other things, the background of a possible transaction with TCF, and the strategic advantages and disadvantages that could result from a combination with TCF. The Winthrop Board of Directors authorized senior management to proceed with further discussions with TCF as to the possibility of a transaction.

    During the ten-day period beginning January 20, 1997 and ending January 30, 1997, Mr. Morgan and other members of TCF senior executive management had a number of telephone conversations and on

January 30, 1997, TCF senior executive management, including Mr. Cooper, met with senior executive management of Winthrop at the offices of Winthrop. This meeting focused on the Winthrop organization and its business. Mr. Morgan and the Executive Vice President/Chief Financial Officer of Winthrop, Kirk A. MacKenzie, gave a presentation on the organizational and business aspects of Winthrop, and answered numerous questions related to the same. On the following day, January 31, 1997, Mr. Morgan received a telephone call from Mr. Pulles who indicated that TCF would like to proceed further with a possible acquisition or merger and with its due diligence investigation. On February 4, 1997, TCF signed a confidentiality agreement with Winthrop.

    On February 6, 1997, Messrs. Morgan and Cooper, along with their respective legal counsel, and Mr. MacKenzie, met at the offices of TCF to discuss the proposed business combination, and the strategic benefits to both companies and their stockholders if an acquisition could be consummated. At this meeting, Mr. Cooper indicated that TCF might be willing to undertake a stock-for-stock merger with Winthrop. It was also agreed at this meeting that TCF would commence its due diligence review of Winthrop on February 10, 1997. From February 10, 1997 through February 24, 1997, TCF conducted a due diligence review of Winthrop.

    On February 12, 1997, Mr. Cooper presented to the Winthrop Board of Directors, members of Winthrop senior executive management and legal advisors for Winthrop, the TCF investor presentation (publicly-available information about TCF generally presented to investors). Following Mr. Cooper's presentation, he departed and the Winthrop Board of Directors then held a special meeting. At this meeting, the Winthrop Board and members of Winthrop's senior management, together with its legal advisors, discussed TCF's interest and the desirability of retaining a financial advisor. Additionally, the Board of Directors and its legal advisors reviewed the duties and responsibilities of Winthrop's directors under relevant corporate law and regulatory requirements. After the discussions, the Winthrop Board authorized senior management of Winthrop to proceed with discussions with TCF and to engage a financial advisor to assist the Winthrop Board of Directors and management with the proposed TCF/ Winthrop business combination. Later that same day, Mr. Morgan contacted a representative of Dain Bosworth to discuss the possible business combination and possible engagement of Dain Bosworth as Winthrop's financial advisor.

    On February 13, 1997, Winthrop and TCF, with their respective legal, financial, tax and accounting advisors, commenced their negotiations of a definitive merger agreement. Additionally, that morning, Mr. Morgan and Mr. Cooper met and had detailed discussions about the structure and pricing of a potential business combination. Following the meeting with Mr. Cooper, Mr. Morgan had telephone conversations with the other Winthrop directors whom he advised and consulted with respect to the discussions with Mr. Cooper and whether a letter of intent should be pursued. The general consensus of the Winthrop directors was that it was in the best interests of the Winthrop stockholders to enter into a non-binding letter of intent with TCF.

    On the morning of February 14, 1997, Winthrop's senior executive management and legal advisors met with representatives of Dain Bosworth. At this meeting, Dain Bosworth and Winthrop discussed the structure of a potential business combination, various pricing mechanisms, and other possible terms for a combination. Winthrop then retained Dain Bosworth as its financial advisor in connection with the proposed transaction. Dain Bosworth was requested to analyze the transaction and advise the Winthrop Board of Directors concerning the fairness of the proposed transaction at a special meeting of the Board to take place on February 26, 1997. Following the meeting with Dain Bosworth, based on the advice of Winthrop's legal and financial advisors at the meeting, Mr. Morgan telephoned Mr. Cooper to finalize discussions regarding pricing of the proposed business combination. Contingent on the results of due diligence by each of the parties, negotiation of a mutually acceptable definitive agreement, approval by their respective Boards of Directors, stockholder approval and regulatory approval, on behalf of their respective companies, Mr. Morgan and Mr. Cooper agreed to a stock-for-stock merger using a fixed exchange ratio of 0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock.

The Letter of Intent was executed shortly after 10:00 a.m. on February 14, 1997 and a joint press release was issued. The Letter of Intent stated that the contemplated transaction was subject to approval by the Boards of Directors of TCF and Winthrop, as well as regulatory approvals. Subsequently, from February 19, 1997 through February 28, 1997, Winthrop, through certain of its executive officers and counsel, and with the assistance from representatives of Dain Bosworth, conducted its due diligence review of TCF.

    On February 26, 1997, the Winthrop Board of Directors held a special meeting to consider the Merger Agreement and the Merger, and the transactions and agreements contemplated thereby. All members of Winthrop's Board of Directors were present at the meeting as well as members of Winthrop's senior executive management and its legal and financial advisors. Together, this group reviewed with the Winthrop Board of Directors, among other things, the negotiations with TCF, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transactions, the status of Winthrop's due diligence investigation of TCF and of TCF's due diligence investigation of Winthrop, a summary of Dain Bosworth's financial and valuation analyses of the transaction, the potential impact of a merger on Winthrop's business, finances and stockholders and the terms of the definitive Merger Agreement and Stockholder Agreements. At the conclusion of the meeting, Dain Bosworth delivered its oral opinion that, as of that date, the consideration to be received by holders of Winthrop Common Stock would be fair to such stockholders from a financial point of view. After these presentations, the Winthrop Board of Directors, by unanimous vote, approved the Merger Agreement, the Merger and the transactions contemplated thereby.

    In the afternoon of February 28, 1997, representatives of TCF and Winthrop signed the Merger Agreement.

    REASONS OF TCF FOR THE MERGER; RECOMMENDATION OF TCF BOARD OF DIRECTORS

    The terms of the Merger Agreement, including the consideration to be paid to Winthrop's stockholders, were the result of arm's-length negotiations between the representatives of TCF and Winthrop. Among the factors considered by the Board of Directors of TCF in deciding to approve and recommend the terms of the Merger were:

        (i) The consideration to be paid to Winthrop's stockholders in relation to the market value, book value, earnings per share and dividend rates of the TCF Common Stock and the Winthrop Common Stock.

        (ii) Information concerning the financial condition, results of operations, capital levels, asset quality and prospects of TCF and Winthrop.

       (iii) The short-term and long-term impact the Merger will have on TCF's anticipated consolidated results of operations, including anticipated reduced cost of funds available to Winthrop as a result of being funded, at least in part, by TCF Minnesota.

        (iv) The general structure of the transaction and the compatibility of management and business philosophy.

        (v) The improvement of the franchise value of TCF to its stockholders through the enhanced network and products and services.

        (vi) The likelihood of receiving the requisite regulatory approvals in a timely manner.

       (vii) The general tax-free nature of the Merger to the stockholders of Winthrop.

      (viii) The ability of the combined enterprise to compete in relevant banking and non-banking markets.

        (ix) Industry and economic conditions, including trends in the consolidation of the financial services industry.

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
        (x) The impact of the Merger on the depositors, employees, customers of and communities served by TCF and Winthrop through expanded products and services.

        (xi) The opinion of TCF's financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to Winthrop's stockholders. See "--Opinion of TCF Financial Advisor."

    The Board of TCF also considered the termination fee provisions of the Merger Agreement, which was a necessary inducement to TCF to enter into the Merger Agreement. See "The Merger--Termination Fees." In making its determination to approve the Merger Agreement, the Board of Directors of TCF did not ascribe relative weights to the factors which it considered. However, after consideration of the foregoing factors the Board concluded that the Merger offers TCF access to high yielding assets (Winthrop's lease portfolio), a means to diversify its high yielding products, and a synergy through access by Winthrop to TCF Minnesota's lower cost of funds.

    FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH.

    REASONS OF WINTHROP FOR THE MERGER; RECOMMENDATION OF WINTHROP BOARD OF
     DIRECTORS

    The Winthrop Board of Directors has unanimously determined that the Merger and the Merger Agreement, including the Exchange Ratio, are fair to, and in the best interest of, Winthrop and its stockholders. In the course of reaching its determination, the Winthrop Board of Directors consulted with senior management and Winthrop's legal counsel with respect to the legal duties of the Board, regulatory matters, the Merger and the Merger Agreement and issues related thereto, and with its financial advisor with respect to the financial aspects and fairness, from a financial point of view, of the transaction and the fairness of the consideration to be received by Winthrop stockholders. Prior to approving the Merger, the Winthrop Board of Directors received information regarding the Merger, and it analyzed and considered, without assigning any relative or specific weight to any one factor, the following:

        (i) Winthrop's positive future business, operations and financial position and prospects as a part of TCF, compared with Winthrop's business, results of operations, financial position and prospects were it to remain independent. The Board of Directors concluded that merging with TCF would provide Winthrop with a significantly greater capital base at lower cost.

        (ii) Compatibility of Winthrop and TCF management philosophies and style. The Board of Directors considered the management teams of both TCF and Winthrop and their compatibility. The Board of Directors concluded that TCF's and Winthrop's management philosophies and style are quite compatible;

       (iii) Compatibility of Winthrop's and TCF's respective plans for growth and expansion. The Winthrop Board of Directors also considered TCF's strategic focus, and concluded that TCF's business and operating strategies, and its desire to expand both its banking and non-banking businesses, were compatible with Winthrop's business and operating strategies.

        (iv) The complementary nature of Winthrop's and TCF's product lines. The Winthrop Board of Directors considered the product lines of Winthrop and TCF and concluded that the complementary nature of such products may enhance Winthrop's competitive position.

        (v) Dain Bosworth's opinion as to the fairness to Winthrop's stockholders from a financial point of view (See "--Opinion of Winthrop Financial Advisor").

        (vi) The opportunity for Winthrop's stockholders to participate, as holders of TCF Common Stock, in the anticipated growth of a combined enterprise.

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
       (vii) The tax structure of the transaction. The Winthrop Board of Directors concluded that the tax structure of the transaction is favorable to the stockholders of Winthrop, allowing them to become stockholders in the combined enterprise on a tax-free basis.

      (viii) The terms and conditions of the Merger Agreement. The Winthrop Board of Directors also considered the structure of the Merger and concluded that the terms and conditions of the Merger Agreement, including Winthrop's right to entertain other bona fide offers, are reasonable and fair to Winthrop's stockholders. See "--Limitation on Negotiations" and "--Termination Fees."

        (ix) The impact of the Merger on its employees, customers and communities. The Winthrop Board of Directors concluded that the Merger was in the best interest of these constituents.

        (x) The Winthrop Board of Directors also considered the level of TCF's interest in consummating the Merger, and that the benefits of the proposed Merger with TCF, coupled with the ability of Winthrop's Board to exercise its fiduciary duties if a credible superior offer were to be made, outweighed the potential benefits to Winthrop of foregoing the opportunity with TCF in order either to seek other partners or remain independent.

    FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF WINTHROP COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

CERTAIN FORWARD-LOOKING STATEMENTS

    Certain statements under "Reasons of TCF for the Merger; Recommendation of TCF Board of Directors" and "Reasons of Winthrop for the Merger; Recommendation of Winthrop Board of Directors," including statements concerning plans, objectives and future events or performance, constitute "forward-looking statements" within the meaning of the Securities Act and the Exchange Act and are intended to be subject to the safe harbors created thereby. Actual results of the combined entities may differ materially from those contemplated by such forward-looking statements.

OPINION OF TCF FINANCIAL ADVISOR

    Piper Jaffray was retained by TCF pursuant to an engagement letter dated February 18, 1997 to render its opinion to the TCF Board regarding the fairness, from a financial point of view, to TCF stockholders of the consideration proposed to be paid by TCF to Winthrop stockholders in the Merger and to assist TCF's management and Board of Directors in analyzing the proposed Merger and the proposed Exchange Ratio.

    Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporation and other purposes. Piper Jaffray was selected to prepare a fairness opinion based on its experience and expertise in transactions similar to the Merger and its reputation in the financial services and investment banking industries in general and the midwestern thrift industry in particular. Except as set forth above and with respect to rendering advice to TCF concerning certain aspects of the Winthrop Senior Notes, Piper Jaffray has not otherwise acted as financial advisor to TCF or the TCF Board in connection with the Merger and did not participate in the discussions or negotiations with respect to the Merger. Piper Jaffray has acted as a manager or co-manager of underwritings of TCF and Winthrop securities and provided other investment banking services for TCF in the past and may continue to do so for TCF in the future. In the ordinary course of its business, Piper Jaffray actively trades TCF Common Stock and Winthrop Common Stock and Winthrop Senior Notes for its own account and for the accounts of its customers, and, therefore, may from time to time hold a long or short position in such securities. Piper Jaffray also provides research coverage for TCF and Winthrop. Luella G. Goldberg, a director of TCF, is also a director of several closed-end investment companies currently managed by Piper Capital Management Incorporated, an affiliate of Piper Jaffray.

    Piper Jaffray delivered to the TCF Board of Directors on February 25, 1997, its oral opinion (subsequently confirmed by a written opinion dated as of the same date) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the consideration proposed to be paid by TCF pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of TCF. Such opinion was subsequently reaffirmed by issuance to the TCF Board of a Piper Jaffray opinion dated the date of this Joint Proxy Statement/Prospectus. Those opinions are herein collectively referred to as the "Piper Opinion." A copy of the Piper opinion letter dated the date of this Joint Proxy Statement/Prospectus is attached to this Joint Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference. The February 25, 1997 opinion is substantially identical to the Piper opinion attached hereto.

    While Piper Jaffray rendered its opinion and provided certain analyses to the TCF Board, Piper Jaffray was not requested to and did not make any recommendation to the TCF Board as to the form or amount of the consideration to be exchanged by TCF in the Merger, which was determined through negotiations between Winthrop and TCF. The Piper Opinion, which was delivered for use and considered by the TCF Board, is directed only to the fairness to TCF stockholders, from a financial point of view, of the proposed consideration to be paid by TCF in connection with the Merger, does not address the value of a share of TCF Common Stock, does not address TCF's underlying business decision to participate in the Merger and does not constitute a recommendation to any TCF stockholder as to how such stockholder should vote with respect to the Merger. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder. However, Piper Jaffray has consented to the use of its name in this Joint Proxy Statement/Prospectus and the inclusion of the Piper Opinion as Appendix B.

    Piper Jaffray was not advised by TCF, Winthrop or their respective legal counsel concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which TCF or Winthrop or their affiliates was a party or may be subject and undertook no analysis independent thereof. Accordingly, the Piper Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

    THE SUMMARY OF THE PIPER OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PIPER OPINION. TCF STOCKHOLDERS ARE URGED TO READ THE PIPER OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN. THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN CONTAINED IN THE PIPER OPINION LETTER DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE SUBSTANTIALLY THE SAME AS THOSE CONTAINED IN THE OPINION LETTER DATED FEBRUARY 25, 1997.

    In arriving at the Piper Opinion, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of TCF and Winthrop and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Merger Agreement; (ii) information relative to the business, financial condition and operations of TCF and Winthrop furnished by management of TCF and Winthrop, respectively; (iii) certain internal financial planning information of Winthrop furnished by management of Winthrop and certain pro forma internal financial planning information for Winthrop and TCF furnished by management of TCF; (iv) certain financial and securities data of TCF; (v) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant; (vi) publicly available information relative to TCF and Winthrop; and

(vii) certain financial and securities data of Winthrop and companies deemed similar to Winthrop or representative of the business sector in which Winthrop operates. In addition, Piper Jaffray engaged in discussions with members of management of Winthrop and TCF concerning the respective financial condition, current operating results and business outlook of Winthrop and TCF, including the prospects for the combined companies and any potential operating efficiencies and synergies which may arise from the Merger.

    For purposes of the Piper Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. Piper Jaffray relied upon the assurances of TCF and Winthrop management that the information provided by TCF and Winthrop had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray relied, without independent verification, on the assessments by management of TCF of the amount and timing of potential cost savings, nonrecurring acquisition costs and other synergies realizable as a result of the Merger and assumed that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at the Piper Opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of TCF or Winthrop and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by TCF on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of TCF Common Stock or Winthrop Common Stock may trade at any future time. The Piper Opinion is based upon information available to Piper Jaffray, and the facts and circumstances as they existed and were subject to evaluation on the respective dates of the Piper Opinion. Events occurring after such dates could materially affect the assumptions used in preparing the Piper Opinion.

    Piper Jaffray performed certain financial and comparative analyses, including those summarized below, which it discussed with the TCF Board on February 25, 1997. In delivering the Piper Opinion to the TCF Board on February 25, 1997, Piper Jaffray prepared and delivered to the TCF Board certain written materials containing various analyses and other information relevant to the Piper Opinion. Piper Jaffray confirmed the appropriateness of its reliance on the described analyses in connection with its opinion dated the date of this Joint Proxy Statement/Prospectus by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. The analyses referred to below were made in connection with rendering the Piper Opinion.

    SELECTED MARKET INFORMATION. Piper Jaffray reviewed certain stock trading characteristics of TCF Common Stock and Winthrop Common Stock, including stock price and volume comparisons for periods ending February 21, 1997. Piper Jaffray also analyzed the per share purchase price and aggregate transaction value based on the Exchange Ratio and other terms set forth in the Merger Agreement.

    PRO FORMA ANALYSIS. Piper Jaffray analyzed the hypothetical pro forma effects of the Merger on TCF's earnings per share for the years ending December 31, 1997, 1998 and 1999. In this analysis, TCF's internal projected pre-Merger earnings per share were compared to the internal projected post-Merger earnings per share reflecting the addition of Winthrop's earnings and projected synergies as well as certain other pro forma changes. This analysis was based on internal projections for Winthrop provided by Winthrop's management and reviewed by TCF's management. The projected earnings per share for the combined entities were then compared to TCF's projected earnings over the same periods on a stand alone basis. Based on an Exchange Ratio of 0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock, this analysis indicated that the Merger could be modestly dilutive to TCF projected earnings per share in 1997 and 1998 and would have a negligible effect on TCF projected earnings per share in 1999.

    CONTRIBUTION ANALYSIS. Piper Jaffray analyzed the hypothetical pro forma contribution of each of TCF and Winthrop to the combined company for the year ended December 31, 1996 and the years ending December 31, 1997 through 2000. For these periods, Piper Jaffray analyzed Winthrop's expected contribution, with and without expected synergies from the Merger, to the pro forma net income, total assets and book value of the combined entity and the post-Merger equity interest to be held by Winthrop's stockholders. This analysis shows that Winthrop would have contributed 14.7%, 4.7% and 12.9% to combined net income, total assets and book value, respectively, in fiscal 1996. In fiscal 2000, taking into account the expected synergies in connection with the Merger, the Winthrop contribution increases to 19.1%, 9.8% and 14.9% of combined net income, total assets and book value, respectively. Without such expected synergies, the Winthrop contribution would be 16.2%, 9.8% and 14.9% of combined net income, total assets and book value, respectively, in fiscal 2000. Assuming an Exchange Ratio of 0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock, Winthrop stockholders will account for approximately 16.2% of the combined companies' equity on a fully diluted basis.

    DISCOUNTED IMPLIED DIVIDEND ANALYSIS. Using a discounted implied dividend analysis, Piper Jaffray calculated a range of theoretical per share values for Winthrop based on the net present value of: (i) Winthrop's implied annual dividend income, subject to a constraint of maintaining a minimum ratio of equity to assets of 6%; and (ii) a terminal value for Winthrop in 2001 calculated based upon a multiple of net income. The projected financial data for Winthrop for 1997 through 2001 utilized by Piper Jaffray in this analysis was prepared by Winthrop management and reviewed by TCF management. Piper Jaffray calculated the range of net present values per share for Winthrop based on a range of discount rates of 14% to 18% and a range of terminal value multiples of forecasted 2001 earnings of 10.0x to 14.0x. This analysis yielded a range of estimated present values per share for Winthrop of approximately $36.05 to $52.75 taking into account the expected synergies relating to the Merger and approximately $30.71 to $44.55 without such synergies.

    COMPARABLE MERGER AND ACQUISITION ANALYSIS. Piper Jaffray reviewed selected transactions involving acquired companies deemed comparable to Winthrop that have been completed from January 1, 1994 to the present and whereby the target was 100% acquired. This analysis was based on publicly available information obtained from Commission filings, public company disclosures, press releases, industry and popular press reports, data bases and other sources. This search yielded eight comparable transactions. Based on its analysis of the comparable transactions, Piper Jaffray derived the mean, median and ranges of various operating and valuation ratios for the comparable transaction group and compared such ratios to Winthrop's comparable ratios. The comparable transaction group's mean and median net margin ratios of 17.2% and 18.2%, and range of 3.1% to 28.4%, were compared with Winthrop's ratio of 19.2%; the mean and median return on ending equity of 14.6% and 16.1%, and range of 7.7% to 21.0%, were compared with Winthrop's return of 18.1%; the mean and median three-year net income growth rate of 26.4% and 18.7%, and range of 2.0% to 70.3%, were compared with Winthrop's growth rate of 24.3%; the mean and median total debt to capital ratios of 70.1% and 70.0%, and range of 24.4% to 93.4%, were compared with Winthrop's ratio of 72.5%; the mean and median equity value to latest twelve month net income multiples of 17.8x and 16.0x, and range of 9.5x to 33.6x, were compared with Winthrop's multiple of 21.8x; the mean and median equity value multiple to growth rate of 67.3% and 64.3%, and range of 21.3% to 119.1%, were compared with Winthrop's ratio of 89.8%; the mean and median multiples of company value to revenues of 6.0x and 6.2x, and range of 2.3x to 9.9x, were compared with Winthrop's multiple of 7.0x; and the mean and median equity value to book value multiples of 3.2x and 2.8x, and range of 1.3x to 6.4x, were compared with Winthrop's multiple of 4.0x.

    PREMIUM ANALYSIS. Piper Jaffray reviewed publicly available information for selected completed transactions from January 1, 1994 to present involving publicly traded specialty finance companies. Piper Jaffray selected eight transactions which were deemed comparable. Based on its review of the comparable transactions, Piper Jaffray derived the mean, median and range of premiums paid in the comparable transactions and compared them to the premium to be paid to Winthrop's stockholders. The comparable transaction group's mean and median premiums of 31.3% and 34.3% above the trading price on the day prior to announcement, and range of 4.5% to 72.5%, were compared to a 5.9% premium to be paid to Winthrop's stockholders; the mean and median premiums of 37.8% and 30.0% above the trading price one week prior to the announcement, and range of 6.6% to 82.3%, were compared to an 18.1% premium to be paid to Winthrop's stockholders; and the mean and median premiums of 43.6% and 45.7% above the trading price four weeks prior to the announcement, and range of 12.5% to 69.4%, were compared to the 21.1% premium to be paid to Winthrop's stockholders.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Piper Jaffray reviewed information relating to six publicly traded companies involved in commercial finance. Share pricing for the publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Piper Jaffray derived mean and median net margins of 11.8% and 11.2%, and a range of 4.8% to 22.8% (compared to a 19.2% net margin for Winthrop); mean and median historical net income growth percentages of 28.7% and 33.7%, and a range of 2.8% to 46.9% (compared to 24.3% growth percentage for Winthrop); mean and median projected earnings per share growth of 15.9% and 15.7%, and a range of 10.0% to 23.3% (compared to projected earnings per share growth of 21.8% for Winthrop); mean and median total debt to capital ratios of 80.6% and 81.9%, and a range of 72.1% to 87.6% (compared to a debt to capital ratio of 72.5% for Winthrop) and mean and median return on ending equity ratios of 12.2% and 12.2%, and a range of 9.6% to 14.3% (compared to an 18.1% ratio for Winthrop). Piper Jaffray also derived mean and median price to calendar 1996 earnings multiples of 17.1x and 15.7x, and a range of 15.4x to 21.6x (compared to a multiple of 21.8x for Winthrop); mean and median price to estimated calendar 1997 earnings multiples of 13.9x and 13.4x, and a range of 11.7x to 16.1x (compared to a multiple of 16.9x for Winthrop); mean and median price earnings multiples to historical net income growth ratios of 70.4% and 50.5%, and a range of 33.5% to 163.8% (compared to a ratio of 89.8% for Winthrop); mean and median price earnings multiples to forward net income growth ratios of 112.7% and 109.2%, and a range of 85.3% to 154.1% (compared to a ratio of 100.2% for Winthrop); mean and median company value to latest twelve month revenue multiples of 6.4x and 5.9x, and a range of 2.4x to 11.2x (compared to a 7.0x multiple for Winthrop); and mean and median equity value to book value multiples of 2.1x and 1.9x, and a range of 1.4x to 3.2x (compared to a 4.0x multiple for Winthrop).

    In reaching its conclusions as to the fairness to the TCF stockholders of the consideration to be paid by TCF in the Merger and in its presentation to the TCF Board of Directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Piper Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to TCF, Winthrop or the Merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

    For acting as financial advisor to TCF in connection with the Merger, TCF has agreed to pay Piper Jaffray fees aggregating $300,000, $200,000 of which has been paid and $100,000 of which is due because of Piper Jaffray's issuance of an updated opinion as of the date of this Joint Proxy Statement/Prospectus. TCF has also agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray, not to exceed $25,000 without TCF's approval, and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by TCF. The fees payable to Piper Jaffray are not contingent upon consummation of the Merger.

OPINION OF WINTHROP FINANCIAL ADVISOR

    The Merger Agreement provides that a newly-formed subsidiary of TCF will be merged into and with Winthrop, with Winthrop as the Surviving Corporation, after which TCF will contribute all of the outstanding capital stock of Winthrop to TCF Minnesota. Stockholders of Winthrop Common Stock will be entitled to receive
0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock they own, and receive cash in lieu of fractional shares they would otherwise receive.

    Winthrop retained Dain Bosworth on February 14, 1997 to act as its financial advisor in connection with a possible merger of Winthrop and TCF Financial, and to provide an opinion to the Board of Directors of Winthrop as to the fairness, from a financial point of view, of the consideration to be received by stockholders of Winthrop in connection with the Merger. While Dain Bosworth acted as Winthrop's financial advisor and provided certain analyses to Winthrop's Board, Dain Bosworth was not requested to and did not make any recommendation to the Winthrop Board of Directors as to the form or amount of consideration in connection with the Merger. See "--Background of and Reasons for the Merger." However, Dain Bosworth has consented to the use of its name in this Joint Proxy Statement/Prospectus and the inclusion of the Dain Bosworth opinion as Appendix C.

    Dain Bosworth has delivered to the Winthrop Board its written opinion, dated the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date of its opinion, the consideration to be received in the Merger by the holders of Winthrop Common Stock is fair to such stockholders from a financial point of view. This opinion confirmed an opinion that had been delivered orally to the Winthrop Board on February 26, 1997. A copy of the written opinion of Dain Bosworth is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of Dain Bosworth set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    No limitations were imposed on Dain Bosworth with respect to the scope of investigation, except that Dain Bosworth was not asked to solicit, and did not solicit, proposals from other parties regarding a merger or acquisition of Winthrop. Dain Bosworth's opinion does not address Winthrop's underlying business decision to proceed with the Merger. As set forth in its opinion, Dain Bosworth relied on, and did not independently verify, the accuracy and completeness of the financial and other information furnished to it by Winthrop. Dain Bosworth did not make an independent evaluation or appraisal of the assets and liabilities of Winthrop or TCF, and does not express any opinion regarding the liquidation value of either entity or the regulatory compliance of TCF. Winthrop stockholders are urged to read Dain Bosworth's opinion in its entirety for a summary description of the procedures followed, the factors considered and the assumptions made by Dain Bosworth in rendering its opinion.

    In connection with its opinion, Dain Bosworth, among other things: (i) reviewed certain publicly available information regarding Winthrop and TCF; (ii) reviewed certain business and financial information about Winthrop, including financial forecasts that had been prepared and provided by the management of Winthrop; (iii) made further inquiries regarding the financial forecasts for Winthrop on a stand-alone basis; (iv) reviewed certain publicly available documents filed by Winthrop and TCF with the Commission pursuant to the Exchange Act; (v) reviewed certain confidential financial, operating and other information supplied to it by Winthrop and TCF; (vi) visited the corporate offices of Winthrop and TCF and made inquiries of management regarding the past and current business operations, financial condition, and future prospects of each company; (vii) reviewed the Merger Agreement and selected other documents related to the Merger; (viii) held discussions with the senior management of both companies to understand their respective reasons for completing the Merger;
(ix) analyzed the historical reported market prices and trading activity of the common stock of both companies; (x) compared financial and stock market information on Winthrop and TCF to similar information for certain publicly traded companies in the financial services industry; (xi) to the extent publicly available, reviewed the financial terms of selected relevant mergers and acquisitions; (xii) analyzed the general economic outlook for companies in the financial services industry; and (xiii) performed other studies and analyses considered appropriate by Dain Bosworth.

    In conducting the review and in performing the analyses described below, Dain Bosworth did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Dain Bosworth believes that the information reviewed and the analyses conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying its opinion.

    In delivering its oral opinion to Winthrop's Board on February 26, 1997, Dain Bosworth prepared and delivered to Winthrop's Board and its legal counsel certain written materials containing a summary of various analyses and information that Dain Bosworth considered to be material to its opinion. The following is a summary of certain of these materials:

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Dain Bosworth compared Winthrop's financial information and recent prices of Winthrop Common Stock to similar information for selected publicly traded leasing companies including:
Amplicon, Inc., Comdisco Inc., DVI Inc., Financial Federal Corporation, The Finova Group Inc., Leasing Solutions Inc., ElectroRent Corporation, Rockford Industries Inc., and TransLeasing International (the "Comparable Companies").

    Dain Bosworth calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including earnings for the latest twelve months ("LTM"), earnings per share ("EPS") estimated for the current and next calendar years, book value, and investment in leases. The estimates of EPS for the Comparable Companies and Winthrop were based upon consensus earnings estimates obtained from an independent reporting system that monitors estimates prepared by research analysts from various investment firms.

    Dain Bosworth compared the historical performance and expectations for the Comparable Companies with the performance and management's expectations for future profitability of Winthrop. Given Winthrop's historical financial performance, Dain Bosworth concluded that Winthrop's valuation ratios should be in the upper end of the range of valuation ratios for the Comparable Companies; accordingly, Dain Bosworth computed the same valuation ratios for Winthrop Common Stock based on (i) the closing sale price for Winthrop Common Stock on February 7, 1997, five trading days prior to the announcement of the non-binding Letter of Intent, and (ii) the consideration to be provided in the Merger based on the closing price for TCF Common Stock on February 25, 1997, and compared such ratios to the valuation ratios for the Comparable Companies. The following table summarizes the results of this analysis:

                                                                                               MULTIPLE FOR WINTHROP
                                                                                              COMMON STOCK BASED UPON:
                                                                                          --------------------------------
                                                                           MEDIAN FOR      CLOSING PRICE
                                                                           COMPARABLE       FEBRUARY 7,        MERGER
                                                                            COMPANIES          1997         CONSIDERATION
                                                                         ---------------  ---------------  ---------------
Valuation Variable:
  Price / LTM EPS......................................................          15.2x            17.3x            20.6x
  Price / Calendar 1997 EPS estimate...................................          13.8             14.5             17.2
  Price / Calendar 1998 EPS estimate...................................          12.0             12.2             14.5
  Price / Book value...................................................          2.20             3.23             3.84
  Enterprise value / Investment in leases..............................          1.31             1.42             1.57

    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Dain Bosworth reviewed and summarized the terms of selected merger and acquisition transactions it deemed to be relevant, including nine acquisitions of leasing companies. Dain Bosworth concentrated on transactions that were announced after January 1, 1996, and those for which relevant financial data was available.

    For purposes of evaluating the Merger, valuation multiples were calculated for each of the acquisitions based upon several variables, including net income, book value, and investment in leases. These valuation multiples were then compared to the valuation multiples implied in the Merger. The following table summarizes the results of Dain Bosworth's analysis of selected merger and acquisition transactions:

                                                           VALUATION RATIO
                                             -------------------------------------------
                                                                           ENT. VALUE TO
                                               PRICE TO       PRICE TO      INVESTMENT
                                              NET INCOME     BOOK VALUE      IN LEASES
                                             -------------  -------------  -------------
Selected acquisitions (median).............         19.7x          1.78x          1.06x
Implied in the Merger......................         20.6           3.84           1.57

    In addition to the valuation analyses described above, Dain Bosworth performed an analysis of the premiums paid to prevailing market prices in the comparable acquisitions. These premiums were then compared to the premiums implied in the Merger. The following table summarizes the results of Dain Bosworth's analysis of premiums paid:

                                                             PREMIUM PAID TO PRICE
                                                     -------------------------------------
                                                       1 MONTH      1 WEEK        1 DAY
                                                      PRIOR TO     PRIOR TO     PRIOR TO
                                                        ANNC.        ANNC.        ANNC.
                                                     -----------  -----------  -----------
Selected acquisitions (median).....................        42.3%        23.5%        31.2%
Implied in the Merger..............................        21.7%        18.7%         5.0%

    DISCOUNTED CASH FLOW ANALYSIS. Dain Bosworth performed a discounted cash flow analysis using financial projections through the year 2001 that was prepared and provided by management of Winthrop. Dain Bosworth calculated ranges of present values for Winthrop Common Stock using discount rates ranging from 13.0% to 19.0%. These discount rates were applied to projected dividends and terminal values over various assumed holding periods. The terminal values were estimated by using multiples ranging from 10.0 to 20.0 times estimated earnings for each year. This range of multiples for estimated earnings was based upon Winthrop's range of historical price/earnings multiples. Based on this analysis, the computed range for the present value of Winthrop Common Stock was $19 to $50 per share.

    PRO FORMA DILUTION ANALYSIS. Dain Bosworth analyzed certain projected income statement data for Winthrop and TCF for calendar years 1997 and 1998 on a pro forma combined basis. The pro forma combined projections were based upon the stand-alone projections for both Winthrop and TCF, as well as certain synergy and expense reduction assumptions. Winthrop's projections were supplied by Winthrop management. Projections for TCF were based on published research estimates and were discussed with TCF management. Based upon this analysis, Dain Bosworth estimated that the Merger would result in dilution to earnings per share of TCF Common Stock in 1997 and 1998 of approximately 3.7% and 1.1%, respectively.

    Dain Bosworth did not assign any particular weight to the individual analyses described above, which represent a summary of the material analyses performed by Dain Bosworth. Dain Bosworth's determination regarding the fairness of the Merger is not based on a mathematical model but rather upon the entire body of information obtained from such analyses and qualitative factors. In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Dain Bosworth performed procedures to update certain of its analyses conducted in connection with the February 26, 1997 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

    For its services as financial advisor and for rendering its opinion to the Winthrop Board of Directors in connection with the transaction contemplated by the Merger Agreement, Winthrop has paid Dain Bosworth $300,000 and has also agreed to pay Dain Bosworth an estimated $100,000 upon consummation of the Merger for its role as financial advisor. In addition, Winthrop has agreed to reimburse Dain Bosworth for its reasonable out-of-pocket expenses and to indemnify Dain Bosworth against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act and the Exchange Act.

    Dain Bosworth was selected by Winthrop on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of Winthrop, and expertise in transactions in the financial services industry. Dain Bosworth is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Dain Bosworth has provided investment banking services to Winthrop and TCF and has received customary fees for the rendering of such services. Dain Bosworth has from time to time issued research reports and recommendations on Winthrop Common Stock and TCF Common Stock. In the course of its trading activities, Dain Bosworth may, from time to time, have a long or short position in, and buy and sell securities of, Winthrop and TCF.

EFFECTS OF THE MERGER

    EFFECT ON HOLDERS OF WINTHROP'S COMMON STOCK AND OPTIONS. Upon consummation of the Merger, (i) holders of Winthrop Common Stock shall be entitled to receive a number of shares of TCF Common Stock in consideration for their shares of Winthrop Common Stock based upon the Exchange Ratio and thereupon shall cease to be stockholders of Winthrop, (ii) TCF shall assume the Winthrop Stock Option Plan and all outstanding Options thereunder and, as a result, in accordance with the terms of the Winthrop Stock Option Plan, holders of such Options shall be entitled, upon exercise, to the number of shares of TCF Common Stock which such Option holder would have been entitled to receive in the Merger if the Option was exercised immediately prior to the Effective Time with the option exercise price adjusted to reflect the Exchange Ratio. See "The Exchange Ratio--Treatment of Stock Options Outstanding under the Winthrop Stock Option Plan."

    EFFECT ON WINTHROP. Upon consummation of the Merger, the separate existence and corporate organization of Winthrop will continue and it will retain its name. As the Surviving Corporation of the Merger, Winthrop will retain all the rights and property of Winthrop and will succeed to all of the rights and property, if any, of the TCF subsidiary which will be merged into it. In connection with the intended contribution of Winthrop to TCF Minnesota, Winthrop may be required to dividend certain "low quality" assets, as defined pursuant to
Section 23A of the Federal Reserve Act, to TCF Financial and/or Winthrop may elect to dividend certain additional assets to TCF Financial. The shares of Winthrop will become 100% owned by TCF as a result of the Merger. Subject to regulatory approval, TCF will contribute all of the stock of Winthrop to TCF Minnesota after the Merger, such that Winthrop will be operated after the Merger as a direct, wholly-owned subsidiary of TCF Minnesota. The members of the Board of Directors of the Surviving Corporation at the Effective Time will be the following individuals: John L. Morgan, Kirk A. MacKenzie, Jack A. Norqual, William A. Cooper, Thomas A. Cusick, Lynn A. Nagorske, Ronald J. Palmer, and Gregory J. Pulles. All other members of the current Board of Directors of Winthrop will resign as of the Effective Time.

    EFFECT ON EMPLOYEES OF WINTHROP. The officers of Winthrop will be unchanged by the Merger, although their continuing service with Winthrop after the Merger will be subject to the discretion and judgment of the new Board of Directors of Winthrop. Upon consummation of the Merger, all employees of Winthrop will remain employees of Winthrop, the Surviving Corporation. Following consummation of the Merger, the Board of Winthrop may retain such of the employees of the Surviving Corporation and its subsidiaries as it may decide in its sole discretion. Each employee of Winthrop who remains an employee of the Surviving Corporation or its subsidiaries after the Merger will be entitled to continue to participate in all employee plans maintained by their employer prior to the Merger unless and until such plans are merged, amended or discontinued. The Merger Agreement reflects the parties' intention that Winthrop will retain its employee plans in effect for the benefit of employees of Winthrop. Winthrop and TCF each reserves full authority to amend, terminate, discontinue or otherwise revise their employee plans and/or to adopt new plans from time to time subject solely to the discretion of their respective Boards of Directors.

    EFFECT ON WINTHROP SENIOR NOTE HOLDERS. The Senior Notes of Winthrop shall continue to be an obligation of Winthrop as the Surviving Corporation after the Merger. The Merger Agreement provides that TCF and/or Winthrop may solicit, at TCF's expense, the consent of the Winthrop Senior Note holders to amend or eliminate certain covenants contained in the Indenture relating to the Winthrop Senior Notes, and that TCF will become a co-obligor of the Winthrop Senior Notes, subject to approval by the Winthrop Senior Note holders of certain modifications to the Indenture under which the Winthrop Senior Notes were issued. TCF will solicit the consent of holders of the Winthrop Senior Notes to a Supplemental Indenture which eliminates covenants from the Indenture, modifies the Indenture in several significant respects, and provides that TCF will assume and agree to be obligated to perform, jointly and severally with Winthrop, all of Winthrop's obligations under the Indenture (as modified) and the Winthrop Senior Notes upon consummation of the Merger. For a detailed discussion of these proposed amendments to the Indenture, see discussion under "Description of Winthrop Securities--Winthrop Senior Notes."

THE EXCHANGE RATIO

    GENERAL. The Merger Agreement provides that at the Effective Time, all of the issued and outstanding shares of Winthrop Common Stock (other than dissenters' shares or shares held by TCF or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt) will be cancelled and converted into the number of shares of TCF Common Stock (including the associated preferred share purchase rights described in "Description of TCF Capital Stock--TCF Common Stock-- Preferred Share Purchase Rights") determined by multiplying the number of shares of such Winthrop Common Stock by the Exchange Ratio, plus cash in lieu of any fractional shares of TCF Common Stock. There can be no assurance that stockholders of Winthrop Common Stock will receive a stated value in shares of TCF Common Stock for their shares of Winthrop Common Stock because the market price of TCF Common Stock at the time of the Merger may be less than it is currently and is subject to changes thereafter. Winthrop's stockholders are urged to obtain current quotations for shares of TCF Common Stock. See "Comparative Market Price Data." In the event the Average TCF Stock Price is less than $42.30 per share on the Determination Date, Winthrop may terminate the Merger Agreement. TCF may terminate the Merger Agreement if the Average TCF Stock Price on the Determination Date is more than $51.70 per share. Even if one of these conditions occurs, there can be no assurance that TCF or Winthrop will exercise their right to terminate the Merger Agreement; accordingly, even if one of these conditions occurs, the Merger may still be consummated. Neither TCF nor Winthrop has made any determination whether to terminate the Merger Agreement should these events occur.

    If the Average TCF Stock Price is less than $42.30, then Winthrop has the right to terminate the Merger Agreement and abandon the Merger. See "The Merger--Termination and Amendment." In lieu of terminating the Merger Agreement and abandoning the Merger, Winthrop could waive such termination right and proceed with the Merger pursuant to the terms and conditions of the Merger Agreement, or Winthrop could attempt to renegotiate the terms and conditions of the Merger Agreement with TCF. Winthrop has not yet determined its course of action in the event that the Average TCF Stock Price is less than $42.30. Winthrop will make that determination when and if such occasion arises based on the facts and circumstances existing at such time. By approving the Merger Agreement and the Merger, Winthrop stockholders would be permitting the Winthrop Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average TCF Stock Price is less than $42.30.

    Based on 8,600,300 shares of Winthrop Common Stock outstanding on May 20, 1997, TCF would have issued approximately 6,679,000 shares of TCF Common Stock for all of the outstanding shares of Winthrop Common Stock at the Effective Time of the Merger. Under such circumstances, immediately after the Effective Time former Winthrop stockholders would hold approximately 16.1% of the outstanding shares of TCF Common Stock as of May 20, 1997. The Merger Agreement also provides that upon consummation of the Merger, the Winthrop Stock Option Plan, and all Options thereunder which are outstanding at such time (whether or not then exercisable), will be assumed by TCF in accordance with the terms of the Winthrop Stock Option Plan. The Merger Agreement further provides that upon exercise of an Option, holders will be entitled to receive the number of shares of TCF Common Stock they would have received pursuant to the Merger if the Option had been exercised immediately prior to the Merger at an exercise price per share equal to the aggregate amount that would have been paid upon exercise divided by the number of shares of TCF Common Stock that would have been purchased. Based upon Options to purchase 449,500 shares outstanding on May 20, 1997, if the Merger had occurred on May 20, 1997 and all Option holders exercised their Options, TCF would have issued 349,082 additional shares of TCF Common Stock upon the exercise of those Options.

    EFFECTIVE TIME OF THE MERGER. The Merger will be effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota. This filing will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement and the Merger by the requisite vote of Winthrop's stockholders, the approval of the Merger Agreement and Merger and the issuance of TCF Common Stock pursuant thereto by the requisite vote of TCF stockholders, and the satisfaction or waiver of all other conditions to the Merger.

    NO FRACTIONAL SHARES OF TCF COMMON STOCK TO BE ISSUED. No fractional shares of TCF Common Stock will be issued in the Merger to Winthrop stockholders. Each holder of Winthrop Common Stock who otherwise would have been entitled to a fraction of a share of TCF Common Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Winthrop Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of TCF Common Stock on the Effective Date.

    MANNER OF EXCHANGING WINTHROP COMMON STOCK CERTIFICATES. As soon as practicable after the Effective Time, each record holder of Winthrop Common Stock immediately prior to the Effective Time will be advised of the consummation of the Merger by letter accompanied by a letter of transmittal and instructions advising such holders of the terms of the exchange and the procedure for surrendering the certificate or certificates representing shares of Winthrop Common Stock to an exchange agent duly appointed by TCF (the "Exchange Agent"). CERTIFICATES FOR SHARES OF WINTHROP COMMON STOCK SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

    Until such surrender for shares of TCF Common Stock, the certificates for shares of Winthrop Common Stock will represent ownership of the number of shares of TCF Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of TCF Common Stock, except that holders of certificates for Winthrop Common Stock will not be entitled to receive dividends or any other distributions declared by TCF until such certificates are so surrendered. Following surrender of the certificates for Winthrop Common Stock and in accordance with the terms of the Merger Agreement, the holders of newly-issued TCF Common Stock and certificates will be paid, without interest, any dividends or other distributions with respect to such shares of TCF Common Stock for any dividend record date which is after the Effective Time (less any taxes that may have been imposed thereon).

    After the Effective Time, holders of unsurrendered Winthrop Common Stock certificates shall be entitled to vote at any meeting of TCF stockholders at which holders of TCF Common Stock are eligible to vote, regardless of whether such holders have exchanged their certificates. Any certificate representing shares of TCF Common Stock to be issued in a name other than that in which the certificate surrendered is registered must be properly endorsed and otherwise in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith, if applicable.

    After the Effective Time, there will be no further transfers on the records of Winthrop of the certificates and, if such certificates are presented to TCF for transfer, they will be cancelled against delivery of certificates for shares of TCF Common Stock.

    LOST CERTIFICATES. Any Winthrop stockholder who has lost, misplaced or destroyed a certificate for any of his or her shares of Winthrop Common Stock should immediately call Paul L. Gendler, General Counsel of Winthrop at (612) 912-5382 for information regarding the procedures to be followed for replacing the lost certificate. Until a replacement certificate is obtained, the Winthrop stockholder will be unable to properly submit the letter of transmittal.

    TREATMENT OF STOCK OPTIONS OUTSTANDING UNDER THE WINTHROP STOCK OPTION
PLAN. Upon consummation of the Merger, TCF will assume the Winthrop Stock Option Plan and all outstanding Options to purchase Winthrop Common Stock granted pursuant to the Winthrop Stock Option Plan. Pursuant to the terms of such plan, holders of such Options will be entitled, upon exercise, to receive the number of shares of TCF Common Stock which such Option holder would have been entitled to receive in the Merger if the Option was exercised immediately prior to the Effective Time. The exercise price per share of TCF Common Stock will be equal to the exercise price of the Option divided by the Exchange Ratio. Thus, an Option for 5,000 shares of Winthrop Common Stock at an exercise price of $9.75 per share would be converted into a right to receive 3,883 shares of TCF Common Stock (5,000 shares multiplied by the Exchange Ratio) at an exercise price of $12.555 per share of TCF Common Stock ($9.75 divided by the Exchange Ratio). Under the Merger Agreement, Winthrop has agreed that the committee which administers the Winthrop Stock Option Plan will not exercise its discretion to permit holders of Winthrop Stock Options to receive a cash payment, in lieu of stock, under that Plan.

CONDITIONS TO THE MERGER

    Approval and adoption of the Merger Agreement and approval of the Merger by the requisite vote of stockholders of Winthrop and of the Merger Agreement, the Merger and the issuance of the shares of TCF Common Stock pursuant thereto by the requisite vote of stockholders of TCF is a condition to consummation of the Merger. Additional conditions to consummation of the Merger are set forth in the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A. Stockholders of Winthrop and stockholders of TCF are encouraged to read the Merger Agreement in its entirety.

    The Merger Agreement provides that consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (i) all necessary regulatory approvals of any governmental authority required to consummate the transactions (including TCF's contribution of Winthrop to TCF Minnesota) contemplated by the Merger Agreement shall have been received and all notice periods and waiting periods with respect thereto shall have expired without any objections by any applicable governmental authorities; (ii) no injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated by the Merger Agreement; (iii) there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement (and the Form S-3 registration statement for the registration by TCF of a supplemental offering required to permit the Merger to be accounted for as a pooling of interests) shall have been declared effective and shall not be subject to a stop order of the Commission; if the offer and sale of TCF Common Stock in the Merger pursuant to the Merger Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of the securities commission in such state; and TCF will have completed the sale of shares of TCF Common Stock, if any, required to be sold under the Form S-3 registration statement in order for the Merger to be accounted for as a pooling of interests; (v) TCF and Winthrop shall have received an opinion of KPMG Peat Marwick LLP covering certain tax matters (see "--Certain Federal Income Tax Consequences"); and (vi) TCF Common Stock to be issued to holders of Winthrop Common Stock or issuable upon the exercise of the Options shall have been approved for listing on the NYSE subject to official notice of issuance.

    In addition to the foregoing conditions, TCF's obligations under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of both the date of the Merger Agreement and as of the Effective Time of the representations and warranties of Winthrop set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance by Winthrop in all material respects of each obligation and agreement and compliance by Winthrop with each covenant to be performed or complied with or by it under the Merger Agreement at or prior to the Effective Time; (iii) the receipt of certain certificates from specified officers of Winthrop with respect to compliance with certain of the conditions set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from Winthrop's legal counsel; (v) the approval of the Merger Agreement, the Merger and the issuance of TCF Common Stock in connection therewith, by the affirmative vote of holders of the percentage of TCF Common Stock required for such approval under the TCF Certificate and the TCF Bylaws, the DGCL and/or the rules of the NYSE;
(vi) the receipt by TCF of the letters relating to the sale of Winthrop or TCF Common Stock, during certain periods before and after the Effective Time from all executive officers and directors of Winthrop and all stockholders who are affiliates of Winthrop (the "Affiliate Letters"); (vii) no event having occurred which, in the reasonable opinion of TCF and concurred with by KPMG Peat Marwick LLP, would prevent the Merger from being accounted for as a pooling-of-interests, and the receipt by TCF from KPMG Peat Marwick LLP of an opinion that the Merger will qualify as a pooling-of-interests for accounting purposes; (viii) no action or proceeding before any court or governmental authority or agency, domestic or foreign, being threatened, instituted or pending (A) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated by the Merger Agreement or seeking to obtain material damages in connection with the transactions contemplated thereby, (B) seeking to prohibit direct or indirect ownership or operation by TCF of all or a material portion of the business or assets of Winthrop or any of its subsidiaries or of TCF or any of its subsidiaries, or to compel TCF or any of its subsidiaries or Winthrop to dispose of all or a material portion of the business or assets of TCF or any of its subsidiaries or of Winthrop or any of its subsidiaries, as a result of the transactions contemplated by the Merger Agreement, or (C) seeking to require direct or indirect divestiture by TCF of any material portion of its business or assets or of Winthrop's business or assets; (ix) no action being taken, or any statute, rule, regulation, judgment, order or injunction being proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clause (viii) of this paragraph; (x) since February 28, 1997, Winthrop not suffering or experiencing a material adverse effect (as defined in the Merger Agreement); (xi) the receipt by TCF, within five days prior to mailing the Joint Proxy Statement/Prospectus to the stockholders of TCF, of an opinion from Piper Jaffray (or another investment banking firm reasonably acceptable to TCF) to the effect that the Merger is fair from a financial point of view to the holders of TCF Common Stock; (xii) the receipt by TCF of signed Stockholder Agreements from and execution and delivery to TCF by the Winthrop Founders and Mr. Murphy of the employment contract amendments provided for pursuant to the Merger Agreement; and (xiii) dissenters' shares in the merger not exceeding 10% of the outstanding shares of Winthrop Common Stock on the Effective Date. Any of the foregoing conditions may be waived by TCF.

    In addition to the conditions set forth above, Winthrop's obligation to consummate the Merger is subject to satisfaction of the following conditions, among others: (i) the accuracy in all material respects as of both the date of the Merger Agreement and as of the Effective Time of the representations and warranties of TCF set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance by TCF in all material respects of each obligation and agreement and compliance by TCF with each covenant to be performed or complied with or by it under the Merger Agreement at or prior to the Effective Time; (iii) the receipt of certain certificates from specified officers of TCF with respect to compliance with certain of the conditions set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from Gregory J. Pulles, TCF's General Counsel; (v) the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of the percentage of Winthrop Common Stock required for such approval under the provisions of the Winthrop Articles and Bylaws and the MBCA; (vi) since February 28, 1997, TCF not suffering or experiencing a material adverse effect (as defined in the Merger Agreement);
(vii) the receipt by Winthrop, within five days prior to mailing this Joint Proxy Statement/Prospectus to the stockholders of Winthrop, of a written opinion in a form reasonably acceptable to Winthrop from Dain Bosworth (or another investment banking firm reasonably acceptable to Winthrop) to the effect that the consideration to be delivered in the Merger is fair from a financial point of view to the holders of Winthrop Common Stock; and (viii) the receipt by Winthrop of the letters relating to the sale of Winthrop or TCF Common Stock, during certain periods before and after the Effective Time, from all executive officers and directors of TCF and all holders of TCF Common Stock who are affiliates of TCF. Any of the foregoing conditions may be waived by Winthrop.

REGULATORY APPROVALS

    Under the Merger Agreement, the obligations of both TCF and Winthrop to consummate the Merger are conditioned upon the receipt of all required regulatory approvals and the lapse of all required regulatory waiting periods. There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. TCF and Winthrop are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described below. Should such other approval or action be required, it is presently contemplated that TCF and Winthrop would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained, or that such approval or action, if obtained, would not delay the consummation of the Merger and would not be conditioned in a manner that would cause TCF to abandon the Merger. In the event the Merger is not consummated on or before August 1, 1997, the Merger Agreement may be terminated by either TCF or Winthrop. See "--Termination and Amendment."

    In order to consummate the Merger, TCF must provide notice to and obtain prior approval from the FRB under the BHCA and pursuant to the terms of Regulation Y for the acquisition of a non-banking subsidiary and related matters. TCF has provided such notice to the FRB on May 1, 1997. TCF must also provide notice to the OCC concerning the ownership by TCF Minnesota of Winthrop as an operating subsidiary. TCF provided the requisite notice to the OCC on March 31, 1997. There can be no assurance that the FRB and the OCC will approve the Merger or the contribution of Winthrop to TCF Minnesota or of the timing of such approvals. Other applications that may be required under state securities laws have been filed with the appropriate regulatory authorities. The Merger will not be consummated unless and until all requisite regulatory approvals are obtained. In addition, the Merger cannot be consummated prior to the expiration of a fifteen-day waiting period following the date on which the FRB approves the Merger.

    In approving the Merger and the contribution of Winthrop to TCF Minnesota under the BHCA, the FRB will consider the effect of the Merger on the regulatory capital of TCF and TCF Minnesota, the effect on operations, and how closely-related the business activities of Winthrop are to those authorized for banks and bank holding companies. In accepting notice of Winthrop as an operating subsidiary of TCF Minnesota and related actions, the OCC may consider the effect of the Merger (and the subsequent contribution of Winthrop to TCF Minnesota) on the safety and soundness of TCF Minnesota, the planned operating relationships between Winthrop and TCF Minnesota and the transfer of Winthrop by TCF to TCF Minnesota.

    HSR ACT. Under the HSR Act, certain acquisition transactions, including the Merger, may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division, and certain waiting period requirements have been satisfied. TCF has furnished such information in connection with its filing of a notification with the FRB under Section 4 of the BHCA for acquisition of a non-banking entity which would occur as a result of the Merger. The FRB has advised TCF that there will be no waiting period under the HSR Act once FRB approval of TCF's notification is given. No filings under the HSR Act by Winthrop are required.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, TCF and Winthrop have each agreed to take certain actions between the date of the Merger Agreement and the Effective Time, including the "--Limitation on Negotiations" set forth below. Stockholders of TCF and Winthrop should consult the Merger Agreement, attached as Appendix A hereto, to review these covenants in full.

    TCF's covenants include, but are not limited to, the obligation to obtain signed copies of all Affiliate Letters provided for under the Merger Agreement, to register and complete a public offering of shares of TCF Common Stock in order to allow the Merger to qualify as a pooling-of-interests and to obtain issuance of a letter from KPMG Peat Marwick LLP that the Merger qualifies for pooling-of-interests accounting treatment.

    Winthrop's covenants include, but are not limited to, the obligation to obtain signed copies of all Affiliate Letters and employment contract amendments provided for under the Merger Agreement, and to obtain issuance of a letter from KPMG Peat Marwick LLP, if required, that the Merger qualifies for pooling-of-interests accounting treatment.

LIMITATION ON NEGOTIATIONS

    The Merger Agreement provides that Winthrop will not, and will use its best efforts to cause its officers, directors, employees, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in Winthrop or other similar transaction or business combination involving Winthrop (the "Acquisition Proposal"). Unless the Board of Directors of Winthrop shall have determined, after consultation with its legal counsel, that there is a reasonable likelihood that the Board of Directors has a fiduciary duty to do so, the Merger Agreement provides that Winthrop will not
(i) participate in any negotiations in connection with or in furtherance of any of the foregoing or (ii) permit any person other than TCF and its representatives to have any access to the facilities of, or furnish to any person other than TCF and its representatives any non-public information with respect to, Winthrop in connection with or in furtherance of any of the foregoing. Winthrop is also required to notify TCF if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and to provide TCF with such information regarding such proposal, offer, inquiry or contact as TCF may request.

TERMINATION AND AMENDMENT

    The Merger Agreement may be terminated at any time on or prior to the Effective Time by: (i) mutual consent of TCF and Winthrop approved by a vote of a majority of the members of their respective entire Boards of Directors; (ii) either TCF or Winthrop, if any of the conditions to such party's obligation to consummate the transactions contemplated in the Merger Agreement have become impossible to satisfy; (iii) either TCF or Winthrop, if the Merger Agreement is not duly approved by the stockholders of each of TCF or Winthrop: (iv) either TCF or Winthrop if the Effective Time is not on or before August 1, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder); (v) Winthrop if the Average TCF Stock Price on the Determination Date is less than $42.30 per share; (vi) TCF if the Average TCF Stock Price on the Determination Date is greater than $51.70 per share; (vii) Winthrop if any person (other than TCF or any affiliate of TCF) shall have commenced a bona fide tender offer for all outstanding shares of Winthrop Common Stock or any person shall have made a bona fide written offer involving a merger or consolidation of Winthrop or the acquisition of all or substantially all of its assets or capital stock, and Winthrop's Board of Directors determines, in its good faith judgement, after consultation with Winthrop's independent financial advisors, that such offer is more favorable to Winthrop's stockholders when compared to the Merger and that such Board's failure to recommend such offer or accept such proposal would likely result in a breach of the directors' fiduciary or legal duties subject to the expiration of five business days after written notice of any such offer or proposal has been delivered to TCF (the "Fiduciary Termination"); (viii) TCF if, after February 28, 1997, any person shall have commenced a bona fide tender offer or exchange offer to acquire at least 25% of the then outstanding shares of Winthrop Common Stock, and thereafter the Board of Directors of Winthrop shall have withdrawn, or materially adversely modified or changed its recommendation of the Merger Agreement or the Merger (the "Tender Offer Termination"); (ix) either TCF or Winthrop, if the other party commits a willful breach which is not cured within ten days after receipt by the breaching party of written demand for cure by the non-breaching party (a "Willful Breach Termination"); or (x) TCF or Winthrop, within 20 days after receipt of a supplement or amendment to the disclosure schedules included with the Merger Agreement, if such supplement or amendment, together with any other supplements or amendments to the disclosure schedules previously provided to the non-disclosing party, indicate that the disclosing party has suffered or is reasonably likely to suffer a material adverse effect which either has not or cannot be cured within 30 days after disclosure to the receiving party. Any party desiring to terminate the Merger Agreement is required to give written notice of such termination and the reasons therefor to the other party.

    To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the Special Meetings. Such amendment or supplement may be made without further approval of TCF's and Winthrop's respective stockholders.

TERMINATION FEES

    The Merger Agreement provides that either Winthrop or TCF shall pay the other a termination fee if the Merger Agreement is terminated in certain events. Winthrop shall pay TCF the sum of $12.5 million if the Merger Agreement is terminated by Winthrop pursuant to the Fiduciary Termination. See "--Limitations on Negotiations." Winthrop shall pay TCF the sum of $1 million in the event termination results from any of the following: (i) termination is by Winthrop as a result of failure to obtain approval for the Merger by its own stockholders or failure to obtain the required fairness opinion; (ii) termination is by TCF as a result of failure of Winthrop's officers to certify, to their best knowledge, that Winthrop's representations are true and correct, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Winthrop, that all covenants of Winthrop under the Merger Agreement have been materially complied with, and that the resolutions of the

Winthrop Board approving the Merger have not been modified or rescinded; or
(iii) termination is by TCF if there is a Tender Offer Termination or a Willful Breach Termination. If the Merger Agreement is terminated for any of the reasons set forth in the preceding sentence, an additional payment of $11.5 million will be made from Winthrop to TCF if (i) Winthrop receives an Acquisition Proposal during the period after February 28, 1997 and before the Merger Agreement is terminated and (ii) Winthrop enters into a definitive merger acquisition agreement with that third party (or its affiliate) within twelve months after the Merger Agreement is terminated.

    Under the Merger Agreement, TCF has agreed to pay Winthrop a termination fee of $1.0 million if the Merger Agreement is terminated: (i) by Winthrop due to the failure of TCF's officers to certify, to their best knowledge, that TCF's representations are true and correct except where a failure to be true and correct would not have, or would not reasonably be expected to have a material adverse effect on TCF, that all covenants of TCF under the Merger Agreement have been materially complied with, and that the resolutions of the TCF Board approving the Merger and issuance of shares have not been modified or rescinded;
(ii) by TCF due to the failure of TCF to obtain a fairness opinion; (iii) by TCF if the Merger Agreement is not approved by stockholders of TCF or Winthrop; (iv) by Winthrop if there is a Willful Breach Termination; or (v) by Winthrop if the Board of Directors of TCF fails to recommend approval of the Merger Agreement, or withdraws or adversely modifies its recommendation of the Merger Agreement.

    The termination payments provided for in the Merger Agreement, if accepted by the party to whom they are payable, are in lieu of any other damages or remedies the party may otherwise have. If the party entitled to a termination payment does not accept it, the Merger Agreement provides for injunctive relief and for specific enforcement of the terms of the Merger Agreement and for the payment of consequential and incidental damages, in the case of a willful breach.

BUSINESS PENDING THE MERGER

    The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time of the Merger, except as otherwise permitted by the Merger Agreement or agreed to by TCF, the business of Winthrop will be conducted only in the ordinary course, on an arms'-length basis and in accordance in all material respects with past practices and applicable laws, rules and regulations and with prudent leasing practices. In addition, the Merger Agreement provides that during such period, except as otherwise permitted by the Merger Agreement or agreed to by TCF, Winthrop shall not, directly or indirectly:

    (i) (A) amend or propose to amend its Articles or Bylaws; (B) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except pursuant to the exercise of Options outstanding as of February 28, 1997; (C) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of Winthrop capital stock or other securities of Winthrop, except pursuant to the agreements, arrangements or commitments disclosed in the Merger Agreement; (D) split, combine or reclassify any outstanding shares of Winthrop capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Winthrop except the regular quarterly cash dividends on Winthrop Common Stock not to exceed $.05 per share subject to declaration by the Winthrop Board of Directors payable on or about July 1, 1997 to stockholders of record as of June 15, 1997; (E) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business; (F) discharge or satisfy any material lien or encumbrance on the properties or assets of Winthrop or pay any material liability, except in the ordinary course of business; (G) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $100,000, except (1) in the ordinary course of business; (2) liens and encumbrances for current property taxes not yet due and payable; and (3) liens and encumbrances which do not materially affect the value of, or interfere with the current use or ability to convey, the property subject thereto or affected thereby; (H) cancel any material lease, debt or claims or waive any rights of material value, except in the ordinary course of business or upon payment in full; (I) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Winthrop, except in exchange for debt previously contracted; (J) other than as disclosed on a Schedule to the Merger Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $100,000 (other than pursuant to binding commitments existing on February 28, 1997 and other than expenditures necessary to maintain assets in good repair) or enter into any lease or group of leases as lessee with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of leases with the same party in the aggregate; (K) other than as disclosed on a Schedule to the Merger Agreement, commit to enter into any lease or contemporaneously enter into a group of lease schedules with the same party which involves aggregate monthly lease charges (as defined in such lease or lease schedules) payable during the term of the lease of more than $10 million without the prior consultation with TCF's Chief Financial Officer; (L) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the matters set forth in this clause (i) except in the ordinary course of business; (M) without prior consultation with TCF, purchase or otherwise acquire any investments, direct or indirect, in any derivative securities other than occasional overnight investments of excess cash; or (N) without prior consultation with TCF, enter into any interest rate swap, floor and option agreements or other similar interest rate management agreements;

    (ii) enter into, modify or terminate any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an annual salary over $100,000, other than (A) in the ordinary course of business and in a manner consistent with past practices or (B) as contemplated in the Merger Agreement, and promptly notify TCF of any termination or resignation of any officer or key employee of Winthrop;

   (iii) adopt or amend any profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law or grant any stock option except as described on a Schedule to the Merger Agreement;

    (iv) fail to use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

    (v) enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is required to be disclosed in a Schedule to the Merger Agreement or to which Winthrop becomes a party after February 28, 1997 which is required to be disclosed in a Schedule to the Merger Agreement, without prior consultation with TCF's General Counsel;

    (vi) fail to use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of Winthrop and to keep available the services of its officers and employees as a group and preserve intact material agreements, or to establish a committee of senior management personnel which will confer on a regular and frequent basis with a committee of senior management personnel of TCF, as reasonably requested by TCF, to report on operational matters and the general status of ongoing operations and to plan for the operations of the Surviving Corporation upon consummation of the Merger;

   (vii) take any significant action with respect to any of the leases inconsistent with Winthrop's past practices or then current prudent practices, materially alter its leasing portfolio or, without prior consultation with TCF, voluntarily take any action that will have or can reasonably be expected to have a material adverse effect on the leases or licenses of Winthrop;

  (viii) with respect to real properties leased by Winthrop and any material personal property leased or licensed by Winthrop for its use, renew, exercise an option to extend, cancel or surrender any such lease or license or allow it to lapse, without prior consultation with TCF; or

    (ix) agree to any action prohibited by the foregoing.

    Notwithstanding the forgoing, Winthrop can take any otherwise prohibited action if it is expressly required to do so by law and Winthrop promptly informs TCF of the action.

    In addition, under the terms of the Merger Agreement, TCF has also agreed not to take certain actions without the prior written consent of Winthrop, including, among other things, the following: (i) issue or sell any equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities except (A) pursuant to the exercise of options or warrants or the conversion of convertible securities set forth on a Schedule to the Merger Agreement and pursuant to the exercise of options granted pursuant to clause (C) below; (B) issuances of TCF Common Stock to satisfy the employer matching obligation under TCF's 401(k) Plan for the participants in such plan who elect to invest in TCF Common Stock; (C) grants of options and restricted stock under the TCF Financial 1995 Incentive Stock Program in the ordinary course of business; (D) pursuant to TCF's dividend reinvestment plan; or (E) issuance of shares of TCF Common Stock to satisfy the "tainted shares" requirement to have the Merger treated as a pooling of interests for accounting purposes; (ii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of TCF or other securities of TCF, except pursuant to an agreement arrangement or commitment identified on a Schedule to the Merger Agreement and except with respect to the redemption of redeemable debt, including but not limited to, outstanding convertible debentures; (iii) split, combine or reclassify any outstanding shares of capital stock of TCF or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, or property or otherwise) with respect to shares of TCF capital stock other than regular quarterly cash dividends which are not in excess of $.32 per share; (iv) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business or borrowing to redeem outstanding debentures; (v) amend the TCF Certificate or Bylaws (or those of a TCF subsidiary) in a manner which would adversely affect in any manner the terms of the TCF Common Stock or the ability of TCF to consummate the transactions contemplated by the Merger Agreement in a timely manner; (vi) make any acquisition (including acquisitions of branch offices and related deposit liabilities), or cause a TCF subsidiary to, or take any other action that individually or in the aggregate would adversely affect the ability of TCF or its wholly-owned subsidiaries to consummate the transactions contemplated by the Merger Agreement in a timely manner; or (vii) agree to do any of the foregoing things.

    TCF has entered into a definitive agreement to acquire Standard. TCF and Winthrop have agreed that the foregoing restrictions on actions by TCF do not apply to TCF's acquisition of Standard pursuant to the terms of the Standard Merger Agreement as currently in effect. See "Recent Developments-- Standard."

    Furthermore, TCF and Winthrop have agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party shall from time to time reasonably request. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will return to the other all non-public financial statements, documents and other materials previously furnished by such party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the Winthrop Board of Directors and management may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Winthrop generally. The Merger Agreement provides that, as of the Effective Time, TCF will elect one member of the current Board of Directors of Winthrop, currently expected to be John L. Morgan, who is the President of Winthrop, as a director of TCF. Mr. Morgan, or any current Winthrop director who serves on the Board of TCF, will not receive any fees for services rendered as a TCF director at any time that he or such person is also employed by Winthrop or any TCF affiliate. The directors of Winthrop as the Surviving Corporation will include the Winthrop Founders. These members of the Board of Directors of the Surviving Corporation will not receive any fees for services rendered as directors during any time that they are also employees of Winthrop or any TCF affiliate.

    Winthrop has existing employment agreements (the "Employment Agreements") with four senior officers of Winthrop: the three Winthrop Founders and Mr. Robert P. Murphy. The Employment Agreements are for terms of two years each and renew automatically for additional two-year terms at the end of the initial two-year term unless either party elects not to renew. The Employment Agreements are terminable at will by either party on 75-days' advance notice and provide for one year of severance compensation in the event of a termination of employment without cause or a termination by the executive for "good reason." "Good reason" is defined to include forced diminution of status or responsibilities or forced relocation of office by more than 20 miles, unless it is part of a general office relocation. In the event of termination of employment without cause of these executives after the Merger by TCF (or in the event of their departure for "good reason"), the executives would be paid their base salary of their usual rate, plus any applicable bonuses, for a one year period following the date of termination. The Employment Agreements contain certain non-competition covenants which are in effect for a period of two years after a termination of employment, except in the case of Mr. Murphy, whose non-competition covenant is in effect for a period of one year following termination of employment.

    In connection with the Merger Agreement, each of the Winthrop Founders has agreed to execute amendments to the Employment Agreements to be effective upon the Effective Date and pursuant to which the following changes would be made:
(i) the terms of the Employment Agreements would be extended to three years each starting January 1, 1997; (ii) at the end of the three-year term, on January 1, 2000, the employment term would automatically be extended by one year each year unless either the executive or Winthrop provided notice that the Employment Agreement would not be renewed no later than June 1 of the year preceding the expiration of the term; (iii) the executive agrees for three years after termination of employment not to solicit any employees or former employees of Winthrop; (iv) the executive shall no longer have the right to terminate the Employment Agreement in the absence of a "good reason," and "good reason" is redefined to include only the failure by Winthrop to pay amounts due under the Employment Agreement as amended; (v) Winthrop shall retain the authority to terminate the employment of the executive without cause; and (vi) in the event of termination of the executive's employment without cause or for "good reason," the executive will receive his base salary and bonus due under the Employment Agreement to the end of its term (subject to reduction by the "Committee" under the Agreement in the event the executive is determined in good faith by the Committee to be in violation of his non-competition, non-solicitation, confidentiality or other ongoing obligations under the Employment Agreement). In addition, Mr. Murphy has agreed to execute an amendment to his Employment Agreement which provides that any increases in base salary and bonus under his Agreement after December 31, 1998 will be the subject of good faith negotiation and will be consistent with prior practices between Mr. Murphy and Winthrop and that negotiations concerning such increases will commence no later than September 1, 1998 and conclude no later than October 15, 1998. Amendments to the Employment Agreements providing as described above will be executed by the Winthrop Founders and Mr. Murphy and delivered to TCF prior to the Effective Time. Promptly after the Effective Time the

Employment Agreements will be signed by Winthrop and executed copies will be delivered to the Winthrop Founders and Mr. Murphy.

    The Merger Agreement also provides that from and after the Effective Time, TCF will indemnify Winthrop's directors, officers, employees and agents from and against any and all claims arising out of or in connection with activities in such capacity prior to the Effective Time to the fullest extent permitted under the TCF Certificate and Bylaws and applicable Delaware law. In addition, TCF has agreed to cause the Surviving Corporation to maintain in effect, for a period of three years after the Effective Time, directors' and officers' liability insurance comparable to that maintained by Winthrop as of the date of the Merger Agreement for acts or omissions prior to the Merger. Certain of Winthrop employee benefit plans provide for indemnification and/or liability insurance coverage for any individual serving as a fiduciary with respect to such plans. Such indemnification or liability insurance will be continued by TCF.

    In addition to the foregoing, each of the Winthrop Founders has entered into a Stockholder Agreement pursuant to which he is provided with certain rights of indemnification and other rights. See "--Stockholder and Affiliate Letter Agreements."

RESALE CONSIDERATIONS WITH RESPECT TO THE TCF COMMON STOCK

    The shares of TCF Common Stock to be issued to stockholders of Winthrop upon consummation of the Merger have been registered under the Securities Act and will be freely transferable by those stockholders who are not deemed to be "affiliates" of Winthrop or TCF, as that term is defined in the rules and regulations under the Securities Act.

    Shares of TCF Common Stock received by those stockholders of Winthrop who are deemed to be "affiliates" of Winthrop at the time of the Winthrop Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

    In addition, pursuant to the Merger Agreement, and in order to ensure that the Merger will be accounted for under the pooling-of-interests method under generally accepted accounting principles, each affiliate of Winthrop and TCF, including the respective directors and executive officers of Winthrop and TCF, have submitted a letter to TCF and Winthrop agreeing not to sell, pledge, transfer or otherwise dispose of the shares of TCF Common Stock or Winthrop Common Stock owned during the period commencing 30 business days prior to the Effective Time and continuing to the date on which at least 30 days of post-Merger combined operations of TCF and Winthrop have been published either by issuance of a quarterly earnings report on Form 10-Q or other public issuance (such as a press release) which includes such information. Winthrop's transfer agent has been given an appropriate stop transfer order with respect to shares of Winthrop Common Stock owned by affiliates of Winthrop or TCF. TCF's transfer agent has been given an appropriate stop transfer order with respect to shares of TCF Common Stock owned by affiliates of Winthrop or TCF. For information concerning additional resale restrictions which are applicable to the directors of both TCF and Winthrop until the TCF Special Meeting and Winthrop Special Meeting, see "--Stockholder and Affiliate Letter Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization under Section 368(a) of the Code. The following summary covers only the principal terms of the opinion KPMG Peat Marwick LLP has given to TCF and Winthrop and is qualified in its entirety by the full text of the opinion, including certain facts, representations, and assumptions described therein. This summary should not be relied upon without first consulting the full text of the opinion, which has been filed as an exhibit to this Joint Proxy Statement/ Prospectus. The summary does not discuss all potentially relevant federal income tax matters or consequences to any stockholders subject to special treatment.

    The Merger will constitute a reorganization as defined in Sections 368(a)(1)(A) and 368 (a)(2)(E) of the Code. TCF and Winthrop will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. In general, no gain or loss will be recognized by TCF or Winthrop as a result of the Merger. No gain or loss will be recognized by stockholders of Winthrop upon the exchange of their Winthrop Common Stock solely for shares of TCF Common Stock pursuant to the Merger (except in connection with the receipt of cash in lieu of any fractional shares). The basis of the TCF Common Stock to be received by a Winthrop stockholder receiving solely TCF Common Stock (including any fractional share interest to which they may be entitled) will be the same as his or her basis in the Winthrop Common Stock surrendered in exchange therefor. The holding period of the shares of TCF Common Stock to be received by a Winthrop stockholder receiving solely TCF Common Stock (including any fractional share interest to which they may be entitled) will include the period during which such Winthrop stockholder held the Winthrop Common Stock surrendered in exchange therefor, provided the surrendered Winthrop Common Stock was held by such stockholder as a capital asset on the date of the Merger.

    Stockholders of Winthrop will receive cash in lieu of fractional shares of TCF Common Stock and such fractional share interests will be treated as if the stockholders actually received the fractional shares from TCF and then TCF redeemed them for cash. Such cash payments will be treated by the former Winthrop stockholders as having been received as full payment in exchange for the fractional share interests so redeemed. Gain or loss will be realized and recognized by each such Winthrop stockholder equal to the difference between the amount of cash received for the fractional share and the tax basis of the fractional share interest. If the fractional share is a capital asset in the hands of a Winthrop stockholder, then the gain or loss recognized will constitute a capital gain or loss.

    No income, gain or loss shall be recognized by TCF Financial, Winthrop or the Winthrop Stockholders if, as intended, Winthrop, as the Surviving Corporation following the Merger, is contributed to TCF Minnesota.

    The opinion of KPMG Peat Marwick LLP is based on certain stated facts and representations of TCF and Winthrop which have not been independently verified by KPMG Peat Marwick LLP. Further, such opinion is based on relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all of which are subject to change by subsequent legislative, regulatory, administrative or judicial decisions.

    The opinion of KPMG Peat Marwick LLP represents an expression of KPMG Peat Marwick LLP's professional judgment regarding the subject matter of the opinion and, unlike a private letter ruling issued by the Internal Revenue Service, is not binding upon the Internal Revenue Service and has no official status of any kind; no assurance or guarantee can be given that the Internal Revenue Service will not take a position contrary to any opinion expressed by KPMG Peat Marwick LLP or that, if the Internal Revenue Service took such a position, it would not be sustained by the courts.

    THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION PURPOSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO WINTHROP STOCKHOLDERS. THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY DEPEND ON THE STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES. EACH WINTHROP STOCKHOLDER IS URGED TO CONSULT WITH A TAX ADVISOR IN ORDER TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER AS A RESULT OF THE MERGER, INCLUDING FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES. THIS DISCUSSION DOES NOT INCLUDE THE TAX CONSEQUENCES THAT MAY RESULT FROM ANY FOREIGN, STATE, LOCAL, OR OTHER TAX LAW.

ACCOUNTING TREATMENT OF THE MERGER

    Consummation of the Merger is conditioned upon the Merger being accounted for as a pooling of interests and the receipt, if required, by TCF of an opinion to such effect from KPMG Peat Marwick LLP,

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
TCF's independent public accountants. Under the pooling-of-interests method of accounting, the historical cost basis of the assets and liabilities of TCF and Winthrop will be carried forward at their previously recorded amounts, and the stockholders' equity accounts of TCF and Winthrop will be combined on TCF's consolidated balance sheet. Revenues and expenses will be restated retroactively to reflect the consolidated operations of TCF and Winthrop as if the Merger had taken place prior to the periods covered by such financial statements.

    For information concerning certain restrictions on the transferability of Winthrop Common Stock and TCF Common Stock owned by affiliates of Winthrop or TCF in order to, among other things, ensure pooling-of-interests accounting treatment, see "--Resale Considerations With Respect to the TCF Common Stock."

DISSENTERS' RIGHTS--WINTHROP

    The following discussion is not a complete statement of the law applicable to Winthrop pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473 of the MBCA attached to this Joint Proxy Statement/Prospectus as Appendix D. Any stockholder of Winthrop who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the MBCA. TCF stockholders are not entitled to dissenters' rights in connection with the Merger.

    PROCEDURE TO PRESERVE DISSENTERS' RIGHTS. Under Minnesota law, any Winthrop stockholder who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such stockholder's shares.

    Under Section 302A.473 of the MBCA, if a corporation calls a stockholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each stockholder of the right to dissent and must include a copy of Section 302A.471 and Section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. This Joint Proxy Statement/Prospectus constitutes such notice to the stockholders of Winthrop and the applicable statutory provisions of the MBCA are attached to this Proxy Statement/Prospectus as Appendix D.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Winthrop Common Stock. A stockholder who wishes to exercise dissenters' rights must file with Winthrop before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such dissenting stockholder and must not vote his shares in favor of the Merger Agreement.

    As used in this Section regarding dissenters' rights, the "fair value" of dissenting shares means the value of the shares of the corporation immediately before the Effective Date of the Merger.

    After the proposed Merger Agreement has been approved by the stockholders of Winthrop, Winthrop must send a written notice to its stockholders who have not voted their shares in favor of the Merger Agreement and who have filed with Winthrop, before the vote on the Merger Agreement, a written notice of intent to demand the fair value of the shares owned by such stockholder. The notice from Winthrop must contain:

        (1) The address to which a demand for payment and stock certificates must be sent in order to obtain payment and the date by which they must be received;

        (2) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (3) A copy of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under such sections.

    In order to receive the fair value of the dissenting shares, a dissenting stockholder must demand payment and deposit his shares with Winthrop within 30 days after the notice was given, but the dissenter retains all other rights of a stockholder until the Merger takes effect.

    A Winthrop stockholder may not assert dissenters' rights as to less than all of the shares of Winthrop Common Stock registered in the name of such stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

    A beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting stockholder under the terms of Sections 302A.471 and 302A.473, if the beneficial owner submits written consent of the stockholder holding such beneficial owner's shares to Winthrop at the time of or before the assertion of dissenters' rights.

    PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS. After the Merger takes effect, or after Winthrop receives a valid demand for payment, whichever is later, Winthrop must remit to each dissenting stockholder who has not voted his shares in favor of the Merger Agreement and has filed with Winthrop before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, the amount Winthrop estimates to be the fair value of the shares, plus interest ("interest" commences five days after the Effective Date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

        (1) Winthrop's balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Date of the Merger, together with the latest available interim financial statements;

        (2) An estimate by Winthrop of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of Sections 302A.471 and 302A.473, and a brief description of the procedure to be followed in demanding supplemental payment.

    Winthrop may withhold the above-described remittance from a person who was not a stockholder on the date the Merger was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has not voted his shares in favor of the Merger Agreement and has filed with Winthrop before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, Winthrop must forward to the dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment of the dissenter's own estimate of the fair value of the shares, plus interest, by written notice to Winthrop. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes a demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

    If Winthrop fails to remit payment within 60 days of the deposit of certificates, it must return all deposited certificates and cancel all transfer restrictions. However, Winthrop may require deposit at a later time and again give notice that contains:

        (1) The address to which a demand for payment; and share certificates must be sent in order to obtain payment and the date by which they must be received;

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
        (2) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and the demand for payment; and

        (3) A copy of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by Winthrop is less than the fair value of the shares plus interest, the dissenter may give written notice to Winthrop of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after Winthrop mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by Winthrop.

    If Winthrop receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with Winthrop or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand for payment and who have not reached agreement with Winthrop. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the stockholder or stockholders in question have fully complied with the requirements of Section 302A.473, and must determine the fair value of the Winthrop shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Winthrop or by a dissenter. The fair value of the shares as determined by the court is binding on all dissenting stockholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by Winthrop, but shall not be liable to Winthrop for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers in a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against Winthrop, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

    If the court finds that Winthrop has failed to comply substantially with
Section 302A.473, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses to any attorney for the dissenters out of the amount awarded to the dissenters, if any.

EXPENSES OF THE MERGER

    The Merger Agreement provides that TCF and Winthrop shall each bear and pay all costs and expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby except that TCF and Winthrop will each pay one-half of all filing fees in connection with HSR Act filings and TCF will bear the cost of any indenture supplement governing the Winthrop Senior Notes.

STOCKHOLDER AND AFFILIATE LETTER AGREEMENTS

    The following description of the Stockholder Agreements and Affiliate Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements themselves which are attached as Exhibits A, C and D of Appendix A to this Joint Proxy Statement/Prospectus.

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
    In conjunction with the Merger Agreement, TCF has entered into a Stockholder Agreement with each of the Winthrop Founders, the form of which is attached as Appendix A to the Merger Agreement. Under the Stockholder Agreements, each Winthrop Founder has agreed among other things: (i) to vote all of his shares of Winthrop Common Stock at the Winthrop Special Meeting in favor of the Merger Agreement; (ii) not to sell, pledge, transfer or otherwise dispose of those shares prior to the Winthrop Special Meeting; (iii) not to directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than TCF or an affiliate of TCF) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Winthrop or any subsidiary of Winthrop; provided that nothing will be deemed to affect the ability of the Winthrop Founder to fulfill his fiduciary duties as a director or officer of Winthrop;
(iv) consistent with his fiduciary duties as an officer or director of Winthrop to use his reasonable good faith efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by the Merger Agreement; and (v) to execute and deliver Affiliate Letter Agreements. The Winthrop Founders are relieved of the foregoing obligations if the Merger Agreement terminates prior to the Winthrop stockholders' vote on the Merger Agreement. Under the Stockholder Agreement, TCF agrees to register the shares of a Winthrop Founder, if required, for any of the Winthrop Founders to sell their shares (after the no sale period for pooling of interests purposes has expired). TCF will further indemnify the Winthrop Founders against any claims based on untrue statements or omissions or alleged omission to state a material fact required to be stated therein or to make the statements not misleading in connection with the registration and sale of the shares of TCF Common Stock of the Winthrop Founders, including costs of defense and reasonable legal fees. The Winthrop Founders will indemnify TCF against any claims arising out of materially misleading statements, omissions or alleged omissions if the information was furnished in writing to TCF by or on behalf of the Winthrop Founder.

    In conjunction with the Merger Agreement, TCF has also entered into Affiliate Letter Agreements dated as of February 28, 1997 with each of the directors, executive officers and stockholders of Winthrop (the "Winthrop Affiliates") who may reasonably be deemed to be "affiliates" for purposes of Rule 145 of the Securities Act, and Winthrop has entered into Affiliate Letter Agreements dated as of February 28, 1997 with each of the "affiliates" of TCF. Pursuant to such Affiliate Letters, copies of the form of which are attached to this Joint Proxy Statement/Prospectus as Exhibits C and D, respectively, to the Merger Agreement which is Appendix A, such persons have agreed, among other things, not to sell, pledge, transfer or otherwise dispose of their shares of Winthrop Common Stock or TCF Common Stock during the period beginning 30 business days prior to the Effective Date and continuing to the date on which financial results covering at least 30 days of combined operations of TCF and Winthrop have been published. The Winthrop Affiliates also acknowledged that they may transfer the TCF Common Stock received in the Merger only: (i) if sold in compliance with paragraph (c) and (d) of Rule 145; or (ii) pursuant to another exemption under the Securities Act. These agreements are intended to assist in qualifying the Merger for pooling-of-interests accounting treatment.

                        DESCRIPTION OF TCF CAPITAL STOCK

GENERAL

    TCF is authorized to issue 170,000,000 shares of capital stock, par value $.01 per share, consisting of 140,000,000 shares of TCF Common Stock and 30,000,000 shares of preferred stock. As of the TCF Record Date, there were issued and outstanding 34,721,954 shares of TCF Common Stock, and shares of Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain preferred share purchase rights (the "Rights") described below.

TCF COMMON STOCK

    GENERAL. TCF common stockholders have no preemptive rights. The outstanding shares of TCF Common Stock are, and the TCF Common Stock offered hereby will be, fully paid and nonassessable. Each outstanding share of TCF Common Stock also includes, and each share offered hereby will include, one Right.

    VOTING. TCF common stockholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of TCF Common Stock. Cumulative voting for the election of directors is not permitted.

    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Subject to the preferential dividend rights of any issued and outstanding preferred stock, TCF's common stockholders are entitled to receive dividends as and when declared by the Board of Directors of TCF. Under Delaware corporate law, TCF may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of TCF has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution.

    If TCF were liquidated, the holders of TCF Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of TCF's liabilities and any required payments applicable to the preferred stock then outstanding.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the TCF Common Stock is Boston Equiserve, Boston, Massachusetts.

    PREFERRED SHARE PURCHASE RIGHTS. On May 23, 1989, the Board of Directors of TCF declared a dividend of one Right for each outstanding share of TCF Common Stock. The dividend was paid on June 9, 1989 to the holders of record of TCF Common Stock on that date. Holders of shares of TCF Common Stock issued subsequent to that date receive one Right with each such share issued. The Rights are transferred with and only with the shares of TCF Common Stock until they become exercisable. The Rights become exercisable only under certain circumstances described below. The Rights are designed to ensure that holders of TCF Common Stock receive fair and equal treatment in the event of any proposed takeover of TCF and to discourage certain abusive takeover techniques. They are also intended to enable holders of TCF Common Stock to realize the long-term value of their investment in TCF. While not preventing a takeover, the Rights are designed to encourage any person seeking to acquire TCF to negotiate with the Board of Directors of TCF. The Rights may have the effect of discouraging, but are not intended to deter, takeover proposals.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of TCF, including the right to vote or receive dividends. Upon becoming exercisable, each Right entitles the registered holder to purchase from TCF one-hundredth of a share of Series A Junior Participating Preferred Stock ("Series A Junior Preferred Stock") of TCF at a price (the "Purchase Price") of $180 per one one-hundredth of a share of Series A Junior Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between TCF and Boston Equiserve as rights agent. The Purchase Price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of certain events specified in the Rights Agreement.

    The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of the outstanding shares of TCF Common Stock. The Rights have certain additional features that will be triggered upon the occurrence of any one of certain specified events:

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
        (i) In the event that any person or group becomes the beneficial owner of 15% or more of the outstanding shares of TCF Common Stock, subject to certain exceptions for shares owned by TCF, a subsidiary or an employee benefit plan or issued directly by TCF, proper provision shall be made so that each holder of a Right, other than any person or group beneficially owning 15% or more of the outstanding TCF Common Stock (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of TCF Common Stock having a market value of two times the exercise price of the Right (or, at the option of TCF, an equivalent number of one one-hundredths of a share of Series A Junior Preferred Stock).

        (ii) In the event that TCF is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

       (iii) At any time after the acquisition by a person or group of beneficial owners of 15% or more of the outstanding shares of TCF Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding TCF Common Stock, the Board of Directors of TCF may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of TCF Common Stock, or one one-hundredth of a share of Series A Junior Preferred Stock (or of a share of a class or series of TCF's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding TCF Common Stock, a majority of TCF's directors prior to the time of such an acquisition may vote to redeem the Rights in whole, but not in part, at a price of $.01 per right. The redemption of the Rights may be made effective at such time on such basis and with such conditions as such directors in their sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

    The terms of the Rights may be amended by the Board of Directors of TCF without the consent of the holders of the Rights, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Stock then known to TCF to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group acquires 15% or more of the outstanding TCF Common Stock, no such amendment may adversely effect the interests of the holders of the Rights.

    The Rights will expire on June 9, 1999, unless extended or earlier redeemed by TCF.

PREFERRED STOCK

    GENERAL

    Pursuant to the TCF Certificate, there are authorized 30,000,000 shares of preferred stock, par value $.01 per share, and the Board of Directors of TCF has the authority, without further stockholder action, to issue from time to time one or more series of preferred stock with such terms and for such consideration as the TCF Board of Directors may determine. The TCF Board of Directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

    The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power and other rights of

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the holders of TCF Common Stock and under certain circumstances have the effect of delaying or preventing a change in control of TCF.

    SERIES A JUNIOR PREFERRED STOCK

    The Board of Directors of TCF has established a series of preferred stock, designated Series A Junior Preferred Stock, issuable upon the exercise of Rights issued to holders of the TCF Common Stock. As of the TCF Record Date there were 347,220 shares of Series A Junior Preferred Stock reserved for issuance upon the exercise of the Rights. See "--TCF Common Stock--Preferred Share Purchase Rights" and "Comparison of the Rights of Stockholders." Series A Junior Preferred Stock ranks junior to all other series of preferred stock that might be created and is not redeemable. Each share of Series A Junior Preferred Stock is, subject to the rights of senior securities of TCF, entitled to a minimum preferential quarterly dividend payment of $1.00 per share, however, each such share is limited to an aggregate dividend of 100 times the dividend declared per share of TCF Common Stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock, upon issuance, are entitled to a minimum preferential liquidation payment of $100 per share but such payment is limited to an aggregate payment of 100 times the payment made per share of TCF Common Stock. Each share of Series A Junior Preferred Stock, upon issuance, will have 100 votes, voting together with the TCF Common Stock. Finally, in the event of any merger, consolidation or other transaction in which TCF Common Stock is exchanged, each share of Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per share of TCF Common Stock. These rights are protected by customary antidilution provisions.

ANTITAKEOVER EFFECTS OF PROVISIONS OF TCF'S CERTIFICATE OF INCORPORATION AND
  BYLAWS

    Certain provisions of the TCF Certificate and the TCF Bylaws could discourage potential takeover attempts and could delay or prevent a change in control of TCF. See "Comparison of the Rights of Stockholders."

                       DESCRIPTION OF WINTHROP SECURITIES

    The authorized capital stock of Winthrop consists of 15,000,000 shares of common stock, par value $.01 per share (the "Winthrop Common Stock"), and 2,000,000 shares of preferred stock, par value $.01 per share (the "Winthrop Preferred Stock").

COMMON STOCK

    As of the Winthrop Record Date, there were 8,600,300 shares of Winthrop Common Stock issued and outstanding. All outstanding shares of Winthrop Common Stock are fully paid and nonassessable. The stockholders of Winthrop Common Stock are entitled to one vote for each share held on the record date on all matters voted upon by stockholders and may not use cumulative voting for the election of directors. Subject to the rights of the stockholders of any future series of shares of Winthrop Preferred Stock, each share of outstanding Winthrop Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of Winthrop and is entitled to participate equally in dividends and other distributions if, as and when declared by its Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Winthrop Common Stock. All shares of Winthrop Common Stock have equal rights and preferences. The Winthrop Common Stock is described more fully in Winthrop's Registration Statement on Form 8-A, dated April 23, 1992, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    The transfer agent and registrar for the shares of Winthrop Common Stock is Norwest Bank Minnesota, National Association.

                                       65
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PREFERRED STOCK

    None of Winthrop's 2,000,000 authorized shares of Winthrop Preferred Stock has been issued or authorized by the Winthrop Board of Directors for issuance. Under the MBCA and Winthrop's Restated Articles of Incorporation, no action by Winthrop's stockholders is necessary, and only action of the Board of Directors is required, to establish and designate one or more series of Winthrop Preferred Stock and to authorize the issuance of shares of any such series. The Winthrop Board of Directors is empowered to set the terms of each such series (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Winthrop Board of Directors, without stockholder approval, may issue shares of Winthrop Preferred Stock in one or more series with terms that could adversely affect the voting power and other rights of holders of the Winthrop Common Stock.

    The authorization or issuance of one or more series of Winthrop's Preferred Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Winthrop Common Stock, to acquire control of Winthrop with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of any such series of Winthrop Preferred Stock may deny stockholders the receipt of a premium on their Winthrop Common Stock and may also have a depressive effect on the market price of the Winthrop Common Stock.

WINTHROP SENIOR NOTES

    As of March 31, 1997, Winthrop had outstanding $28,750,000 aggregate principal amount of Winthrop Senior Notes. The Winthrop Senior Notes are unsecured and senior to all other unsecured obligations of Winthrop. The Winthrop Senior Notes provide that, beginning on June 24, 2001, Winthrop may redeem the Winthrop Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days prior written notice at par plus accrued interest to the date fixed for redemption. The Winthrop Senior Notes are subject to an Indenture dated July 1, 1996 between Winthrop and Norwest Bank Minnesota, National Association, as Trustee, (the "Indenture"), which Indenture sets forth certain restrictive covenants applying to Winthrop which limit, among other things: (1) the amount of funded recourse debt; (2) the declaration of cash dividends and acquisition of capital stock of Winthrop; (3) Winthrop's ability to consolidate or merge where Winthrop is not the surviving corporation unless such other entity assumes Winthrop's obligations under the Indenture; (4) the ranking of future funded recourse debt senior to the Winthrop Senior Notes; (5) the restriction of subsidiary dividends; and (6) transactions with affiliates. At March 31, 1997, Winthrop was in compliance with all covenants.

    Upon consummation of the Merger and subject to receipt of consents from the record holders of a majority in principal amount of the outstanding Winthrop Senior Notes, TCF and Winthrop propose entering into a Supplemental Indenture which would modify the terms of the Indenture governing the Winthrop Senior Notes to do the following:

    1. Cause TCF to assume and agree to be obligated to perform, jointly and severally with Winthrop, all of Winthrop's obligations under the Indenture (as modified by the Supplemental Indenture) and the Winthrop Senior Notes.

    2. Eliminate certain covenants in the Indenture, including restrictions on dividends, redemptions and other payments, limitations on the amount of funded recourse debt, limitations on ranking of future indebtedness, limitations restricting subsidiary dividends and limitations on transactions with affiliates.

    3. Modify the periodic report filing and transmittal requirements of the Indenture to provide that such reports will be provided with respect to TCF only and Winthrop would have no further reporting requirements.

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
    TCF is seeking to eliminate covenants from the Indenture in order to provide it with additional flexibility in the operation of Winthrop following the Merger. In return for eliminating these covenants, TCF will agree to assume, as a co-obligor, all of Winthrop's obligations under the Indenture (as modified by the Supplemental Indenture) and the Winthrop Senior Notes, including, without limitation, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance and observance of every covenant and term of the Indenture (as modified) on the part of Winthrop to be performed or observed. Elimination of these covenants is not a condition to the Merger.

    Following the Merger, TCF intends to cause Winthrop to terminate its registration of the Winthrop Common Stock under the Exchange Act, thereby suspending Winthrop's obligation to file reports with the Commission pursuant to the Exchange Act. The Winthrop Senior Notes are not registered under the Exchange Act so no reports on Winthrop pursuant to the Exchange Act will be available after the Merger. In connection with this de-registration, TCF is proposing that the Indenture be amended to provide that the required filing with the Trustee or transmission to holders of the Winthrop Senior Notes of all information, documents and other reports, including annual and quarterly financial statements, will be met by filing or transmitting such reports and other information with respect to TCF rather than with respect to Winthrop. Following such an amendment, holders of Winthrop Senior Notes will be able to access such information and reports (on a consolidated basis) as they relate to TCF, which will be a co-obligor under the Indenture (as modified by the Supplemental Indenture) and the Winthrop Senior Notes, but will no longer be able to obtain such reports and information concerning Winthrop.

    Following is a discussion of the covenants that are proposed to be eliminated under the Supplemental Indenture:

    RESTRICTION ON DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS

    Section 1006 of the Indenture currently restricts Winthrop's ability to pay dividends, purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock or make any other payment or distribution in respect of its capital stock, if, after giving effect thereto, an Event of Default (as defined in the Indenture) would have occurred, or the aggregate amount of any such payments made after December 31, 1995 would exceed the sum of $5 million plus 50% of the Company's consolidated net income for fiscal years 1996 and beyond (with 100% reduction for a loss in any fiscal year) plus the proceeds of any stock sales after June 30, 1996. Elimination of this covenant would allow Winthrop the unrestricted right to dividend or otherwise distribute upstream any or all of its available funds following the Merger. Furthermore, TCF would also not be subject to any such covenant restriction, but it will be obligated as a co-obligor under the Indenture (as modified) and the Winthrop Senior Notes.

    LIMITATION ON FUNDED RECOURSE DEBT

    Section 1007 of the Indenture currently prohibits Winthrop from incurring Funded Recourse Debt (as defined in the Indenture generally to include indebtedness of Winthrop with a term greater than one year other than nonrecourse debt) if the aggregate amount of Funded Recourse Debt of Winthrop would exceed 300% of Winthrop's consolidated net worth. The removal of this covenant would allow Winthrop (and TCF) to incur an unlimited amount of Funded Recourse Debt.

    LIMITATION ON RANKING OF FUTURE INDEBTEDNESS

    Section 1013 of the Indenture currently prohibits Winthrop from issuing or guaranteeing any Funded Recourse Debt that is senior in right of payment to the Winthrop Senior Notes. Elimination of this covenant would allow the Winthrop Senior Notes to be subordinate in right of payment to any other indebtedness of Winthrop or TCF.

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
    LIMITATIONS ON RESTRICTING SUBSIDIARY DIVIDENDS

    Section 1014 of the Indenture currently limits Winthrop's ability to place any consensual encumbrance or restriction of any kind on the ability of any subsidiary of Winthrop to pay dividends to Winthrop, pay any indebtedness owed to Winthrop or make loans, advances or capital contributions to Winthrop except in certain limited circumstances. Although Winthrop currently has no subsidiaries, elimination of this covenant would allow restrictions to be placed on any future subsidiary's rights to make any such payments to Winthrop, thereby limiting Winthrop's repayment sources with respect to the Winthrop Senior Notes. Such a restriction would not limit TCF's ability to repay the Winthrop Senior Notes as a co-obligor, but TCF would also not be subject to limitations on its ability to place restrictions on access to the funds of its subsidiaries.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    Section 1015 of the Indenture currently limits transactions involving payments in excess of $60,000 with any affiliate of Winthrop (as defined in the Indenture and not including any wholly-owned subsidiary of Winthrop) on terms and conditions less favorable to Winthrop than would be available in a comparable arm's-length transaction with an unrelated person, with such determination to be made by Winthrop's Board of Directors. Elimination of this covenant would allow such transactions to occur without the requirement that such a prior determination be made by Winthrop's Board of Directors, and would permit Winthrop, as a subsidiary of TCF or of one of TCF's national bank subsidiaries, to engage in transactions with affiliates to the extent permitted by laws and regulations applicable to affiliate transactions of national banks and national bank subsidiaries.

    In order to enter into the Supplemental Indenture, consents must be received from Holders (as defined in the Indenture) of a majority in interest of the Winthrop Senior Notes. TCF intends to solicit such consents on or about May 27, 1997 to Holders of record of the Winthrop Senior Notes as of May 21, 1997. Winthrop's Board of Directors has approved the amendments to the Indenture reflected in the Supplemental Indenture, subject to receipt of the required consents of Holders, and established May 21, 1997 as the record date for the consent solicitation. At the close of business on May 21, 1997, $28,750,000 in principal amount of the Winthrop Senior Notes was outstanding, requiring the consent of more than $14,375,000 in principal amount to approve the amendments to the Indenture contained in the Supplemental Indenture as discussed above.

    THE BOARDS OF DIRECTORS OF TCF AND WINTHROP UNANIMOUSLY RECOMMEND THAT THE HOLDERS OF WINTHROP SENIOR NOTES CONSENT TO THE SUPPLEMENTAL INDENTURE.

    Holders of Winthrop Senior Notes who consent to the amendment of the Indenture must consent to all of the proposed amendments reflected in the Supplemental Indenture as a whole. Regardless of the outcome of the solicitation of consents, the Winthrop Senior Notes will continue to be outstanding and will continue to bear interest as provided in the Indenture. If the Supplemental Indenture is approved and entered into, the amendments to the Indenture contained therein will be binding on all Holders and their transferees, whether or not such Holders deliver their consents.

    TCF reserves the right to extend, amend or terminate the solicitation of consents at any time prior to the effectiveness of the proposed amendments contained in the Supplemental Indenture, or to delay accepting consents. Adoption and effectiveness of the proposed amendments to the Indenture contained in the Supplemental Indenture are in any event subject to and contingent upon occurrence of the Merger, regardless of the receipt from Holders of the requisite consents. Consummation of the Merger is not conditioned upon the receipt of the requisite consents from the Holders of the Winthrop Senior Notes to the Supplemental Indenture.

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
                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS

GENERAL

    As a result of the Merger, holders of Winthrop Common Stock, whose rights are presently governed by the MBCA and the Winthrop Articles and Bylaws, will become stockholders of TCF, a Delaware corporation. Accordingly, their rights will be governed by the DGCL, the TCF Certificate and the TCF Bylaws. Certain differences in the rights of stockholders arise from distinctions between the MBCA and the DGCL and the Winthrop Articles and Winthrop Bylaws as compared to the TCF Certificate and TCF Bylaws. The following is a brief description of those differences. The discussion herein is not intended to be a complete statement of the differences but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The following summary is qualified in its entirety by reference to the MBCA, the DGCL, the Winthrop Articles and Winthrop Bylaws and the TCF Certificate and TCF Bylaws.

    Each Winthrop stockholder should carefully consider these differences, including but not limited to provisions of the TCF Certificate and TCF Bylaws that may have an anti-takeover effect, in connection with the decision to vote for or against the adoption and approval of the Merger Agreement.

AUTHORIZED CAPITAL STOCK

    The Winthrop Articles authorize the issuance of up to 15,000,000 shares of Winthrop Common Stock, par value $.01 per share, of which 8,600,300 shares were issued and outstanding as of the Winthrop Record Date, and up to 2,000,000 shares of Winthrop Preferred Stock, par value $.01 per share, of which none were issued and outstanding as of the Winthrop Record Date. See "Description of Winthrop Capital Stock--Preferred Stock."

    The TCF Certificate authorizes the issuance of up to 140,000,000 shares of TCF Common Stock, par value $.01 per share, of which 34,721,954 shares were issued and outstanding as of the TCF Record Date, and up to 30,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of the TCF Record Date. The TCF preferred stock is issuable in series, each series having such rights and preferences as TCF's Board of Directors may fix and determine by resolution. Although TCF does not currently contemplate taking such action, it is possible that additional shares of TCF Common Stock or TCF preferred stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in TCF more difficult, time consuming or costly or to otherwise discourage an attempt to acquire control of TCF.

    The MBCA does not allow treasury shares. Under the DGCL, TCF may hold treasury shares. Treasury shares under Delaware Law may be held, sold, lent, pledged or exchanged by TCF. Such shares, however, are not outstanding shares and therefore do not receive any dividends and do not have voting rights.

AMENDMENT OF GOVERNING INSTRUMENTS

    Under the MBCA and the Winthrop Articles, amendments to the Winthrop Articles require the affirmative vote of the holders of a majority of the shares entitled to vote on the amendment. Prior to submitting the resolution for a stockholder vote, the resolution must be approved by a majority of directors present at a meeting where the resolution is considered, unless the resolution is proposed by a stockholder or stockholders holding three percent or more of the voting power of the outstanding shares entitled to vote. Stockholders shall take action by the affirmative vote of the holders of the greater of (a) a majority of the shares present and entitled to vote on an item of business, or
(b) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.

    Under the MBCA and the Winthrop Bylaws, the power to adopt, amend or repeal the Winthrop Bylaws is vested in the board and is subject to the power of the stockholders to adopt, amend or repeal

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bylaws adopted, amended, or repealed by the board. The board shall not, without stockholder approval, amend, or repeal a bylaw fixing a quorum for meetings of stockholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. A stockholder or stockholders holding three percent or more of the voting power of the shares entitled to vote may propose a resolution for action by the stockholders to adopt, amend, or repeal bylaws adopted, amended or repealed by the board. The Winthrop Bylaws may be amended by a majority vote of the full Board of Directors, or by a majority vote of the votes cast by the stockholders of Winthrop at any legal meeting, except that amendments to the provisions of the Winthrop Bylaws inconsistent with or modifying or permitting circumvention of the provisions of the Winthrop Articles governing (i) directors and (ii) certain business combinations, may be adopted only if the amendment is first proposed by the Board of Directors of Winthrop, upon the affirmative vote of at least two-thirds of the directors, and is thereafter approved by the holders of at least 75% of the outstanding shares of capital stock of Winthrop entitled to vote generally in the election of directors, voting as a single class; provided however, that this 75% vote will not be required for any amendment recommended to the stockholders by the affirmative vote of not less than 75% of the directors.

    The DGCL generally provides that the affirmative vote of a majority of a corporation's outstanding voting shares is required to amend its certificate of incorporation, unless the certificate of incorporation requires a greater vote. The TCF Certificate provides that, except for provisions relating to: (i) more than 10% acquisitions of TCF equity securities; (ii) the Board of Directors;
(iii) certain business combinations; (iv) actions by written consent; (v) special meetings of stockholders; (vi) amendment of the TCF Bylaws; (vii) limitation of liability of directors; (viii) indemnification of directors and officers; and (ix) the article that relates to amendments in the TCF Certificate, the TCF Certificate may be amended by the affirmative vote of the holders of a majority of TCF's outstanding voting shares.

    Pursuant to the TCF Certificate, certain provisions, including many of the "anti-takeover" provisions referred to under the "Description of TCF Capital Stock" in the TCF Certificate may not be altered, amended or repealed without the affirmative vote of at least a majority of the Board of Directors of TCF or the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders.

CLASSIFIED BOARD AND CUMULATIVE VOTING

    The MBCA requires that a corporation shall have at least one director and permits the board of directors to be divided into classes without regard to the size of the board of directors. The Winthrop Bylaws require that its Board of Directors shall consist of three directors. The Winthrop Board of Directors is not classified. In addition, the Winthrop Articles prohibit cumulative voting for the election of directors.

    The DGCL requires that a corporation shall have at least one director. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors. The TCF Certificate provides for its Board of Directors to consist of seven (7) to twenty-five (25) members divided into three classes of as nearly equal size as possible. Within such limits, the exact number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the "Continuing Directors," which is defined in the TCF Certificate. The terms of the directors are staggered such that the terms of approximately one-third of the directors expire at each annual election of directors. TCF's Certificate does not permit cumulative voting.

REMOVAL OF DIRECTORS AND VACANCIES

    Under the MBCA, any director may be removed by the board at any time, with or without cause, if the director was named, by the board, to fill a vacancy, the stockholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal of such director, and a majority of the remaining directors affirmatively vote for the removal of such director. Stockholders may remove directors at any time, with or without cause, by an affirmative vote of the stockholders. Under the MBCA, unless the articles or bylaws provide otherwise, (i) a vacancy on a corporation's board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the board, and (iii) any director so elected pursuant to (i) or (ii) above shall hold office only until a qualified successor is elected at the next regular or special meeting of stockholders. The Winthrop Bylaws follow these provisions.

    Under the TCF Certificate, any director may be removed for cause by the holders of at least a majority of the outstanding voting shares and which vote may only be taken at a meeting of stockholders (and not by written consent). Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the corporation and such adjudication is no longer subject to direct appeal. Vacancies in TCF's Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, shall be filled by TCF's Board of Directors, acting by a vote of at least a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred. Vacancies on the TCF Board resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the Continuing Directors, or if there are no Continuing Directors, by the affirmative vote of a majority of directors then in office, even though less than a quorum.

LIMITATION OF DIRECTOR LIABILITY

    Both the MBCA and DGCL allow a corporation to include in its charter a provision that eliminates or limits the ability of the corporation and its stockholders to recover monetary damages from a director for a breach of fiduciary duty, except for (a) any breach of the director's duty of loyalty, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) distributions that are illegal under applicable law or (d) any transaction from which the director derived an improper personal benefit. Both the TCF Certificate and the Winthrop Articles include such a provision.

INDEMNIFICATION

    The MBCA requires indemnification for all directors, officers and employees if such person (a) acted in good faith, (b) reasonably believed that such conduct was in or not opposed to the corporation's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful, and the person being indemnified received no improper personal benefit and has not been indemnified from another source. The Winthrop Bylaws require Winthrop to indemnify its directors, officers and employees to the fullest extent permissible under the MBCA.

    The TCF Certificate and TCF Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of TCF or a subsidiary thereof, or is or was serving at the request of TCF, as a director, officer, partner, member or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by TCF to the fullest extent authorized by the DGCL against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that such indemnification does not extend to an indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee unless such proceeding was authorized by the TCF Board of Directors.

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
    Under the DGCL as currently in effect, other than in actions brought by or in the right of TCF, such indemnification would apply if it was determined in the specific case that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of TCF and, with respect to any criminal proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In actions brought by or in the right of TCF, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of TCF, except that no indemnification may be made with respect to any claim, issue or matter as to which such person is adjudged liable to TCF unless, and only to the extent that, a court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of TCF has been successful on the merits or otherwise in defense of any proceeding, he must be indemnified against reasonable expenses incurred by him in connection therewith.

    The TCF Certificate and TCF Bylaws provide that the right of such directors and officers to indemnification includes the right to advancement by TCF of expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to TCF of an undertaking by such indemnitee to repay any amount so advanced if it is ultimately determined by final judicial decision that the proposed indemnitee is not entitled to be indemnified for such expenses.

    The TCF Certificate further provides that TCF may, to the extent authorized from time to time by TCF's Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any person who is or was an employee or agent of TCF or a subsidiary thereof or is or was serving at the request of TCF as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

    The TCF Certificate provides that a director of TCF, to the maximum extent now or hereafter permitted by the DGCL or any successor provision or provisions, will have no personal liability to TCF or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to TCF or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Winthrop Articles do not contain such a liability limitation provision for its directors.

    For information concerning TCF's indemnification of directors, officers, employees and agents of Winthrop for claims arising out of or in connection with activities in such capacity prior to the Effective Time, see "The
Merger--Interests of Certain Persons in the Merger."

SPECIAL MEETINGS OF STOCKHOLDERS

    Pursuant to the MBCA and the Winthrop Bylaws, special meetings of stockholders of Winthrop may be called for any purpose at any time by the chief executive officer, the chief financial officer, two or more directors or a stockholder or stockholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

    Under the DGCL and the TCF Certificate, special meetings of stockholders of TCF may be called only by the Continuing Directors of TCF. As a result, stockholders and non-Continuing Directors of TCF do not have any right to call special meetings of stockholders or to require TCF's Board of Directors to call such meetings.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Under the MBCA, an action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action.

    The TCF Certificate provides that, except for removal of a director, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote thereon.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Winthrop Bylaws do not specifically provide for stockholder nominations of persons for election to the Board of Directors or to make proposals, except proposals to amend the Bylaws (see "--Amendment of Governing Instruments").

    The TCF Bylaws provide that all nominations for election to the Board of Directors, other than those made by, or at the direction of, a majority of Continuing Directors, be made by a stockholder who has complied with the notice provisions set forth in the TCF Bylaws. The TCF Bylaws require that any director nominations made by a stockholder be delivered to or mailed and received at the principal executive offices of TCF not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting, provided, however, that if less than 70 days notice of the date of the scheduled annual meeting is given, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or given. Each such notice shall include, among other things: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of TCF Common Stock which are beneficially owned by such person on the date of such stockholder notice, and (D) any other information relating to such person that would be required to be disclosed pursuant to Schedule 13D under the Exchange Act in connection with the acquisition of shares, and pursuant to Regulation 14A under the Exchange Act in connection with the solicitation of proxies with respect to nominees for election as directors, including, but not limited to, information required to be disclosed by Items 4(b) and 6 of Schedule 14A under the Exchange Act and information which would be required to be filed on Schedule 14B under the Exchange Act with the Commission; and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on TCF's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (B) the class and number of shares of TCF Common Stock which are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

    The TCF Bylaws also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by, or at the direction of, a majority of the Continuing Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, notice must be delivered to or mailed to the Secretary and received at the principal executive offices of TCF not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, that if less than 70 days notice of the date of the scheduled annual meeting is given, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or given.

    The TCF Bylaws also require that the notice must contain certain information in order to be considered. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on TCF's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (iii) the class and number of shares of TCF Common Stock which are beneficially owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (iv) any financial or other interest of the stockholder in such proposal. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the TCF Bylaws, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

MERGERS, SHARE EXCHANGES, SALES OF ASSETS, BUSINESS COMBINATIONS WITH CERTAIN
  PERSONS AND ACQUISITIONS OF SHARES

    The MBCA generally requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote for approval of mergers and consolidations or the sale or exchange of all or substantially all of a corporation's assets. Under the MBCA, stockholder approval is not required for a merger or consolidation if the articles of incorporation will not be amended in the transaction, if stockholders will, before the transaction, continue to hold the same number of shares with identical rights in the transaction, and if the number of shares issuable with voting power and the number of participating shares (i.e., shares that entitle the holder to participate without limitation in distributions) immediately after the transaction, plus those issuable upon conversion or exercise of other securities or obligations issued in the transaction, will not exceed by more than 20% the number of shares with voting power and the numbers of participating shares, as the case may be, immediately before the transaction.

    The DGCL requires the approval of the Board of Directors and the holders of a majority of the outstanding TCF Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of TCF's property and assets. The DGCL does not provide explicitly for share exchanges. The DGCL permits TCF to merge with another corporation without obtaining the approval of TCF's stockholders if: (i) TCF is the surviving corporation of the merger; (ii) the merger agreement does not amend the TCF Certificate; (iii) each share of TCF Common Stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of TCF Common Stock after the merger; and (iv) any authorized but unissued shares or treasury shares of TCF Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of TCF Common Stock outstanding immediately prior to the effective date of the merger.

    The MBCA contains provisions intended to protect stockholders from individuals or companies attempting a takeover of a corporation in certain circumstances. The Minnesota control share acquisition statute establishes various disclosure and stockholder approval requirements to be met by individuals or companies attempting a takeover. Delaware has no comparable provision. The Minnesota control share acquisition statute applies to an "issuing public corporation." An "issuing public corporation" is one which is incorporated under or governed by the MBCA and has at least fifty (50) stockholders. Winthrop is subject to the Minnesota control share acquisition statute; TCF, because it is a Delaware corporation, is not subject to such statute.

    The Minnesota control share acquisition statute requires disinterested stockholder approval for any acquisition of shares of an "issuing public corporation" which results in the "acquiring person" owning more than a designated percentage of the outstanding shares of such corporation. Stockholders which exceed certain share ownership thresholds whose shares are acquired without stockholder approval lose their voting rights and are subject to certain redemption privileges of the corporation. Such shares regain their voting rights only if the acquiring person discloses certain information to the corporation and such voting rights are granted by the stockholders at a special or annual meeting of the stockholders. The Minnesota control share acquisition statute applies unless the "issuing public corporation" opts out of the statute in its articles of incorporation or bylaws. Winthrop has not opted out of such provisions. Under Minnesota law, control share acquisitions do not include, among other things:

        (i) mergers or consolidations if the issuing public corporation is a party to the transaction;

        (ii) an acquisition from the issuing public corporation; and

       (iii) an acquisition subsequent to January 1, 1991, pursuant to an offer to purchase for cash pursuant to a tender offer all shares of the voting stock of the issuing public corporation which has been approved by a majority vote of the members of a committee comprised of the disinterested members of the board of directors of the issuing public corporation formed before the commencement of, or the public announcement of the intent to commence, the tender offer and pursuant to acquisitions which the acquiring person will become the owner of over 50 percent (50%) of the voting stock of the issuing public corporation outstanding at the time of the transaction.

    TCF is subject to the provisions of Section 203 of the DGCL ("Section 203") which prohibits a "business combination" (defined in Section 203 as generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by TCF or a subsidiary with an "interested stockholder" (defined in Section 203 as generally the beneficial owner of 15% or more of a corporation's outstanding voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by TCF's Board of Directors, (ii) upon consummation of the transaction in which he became an interested stockholder, the interested stockholder holds at least 85% of the TCF Common Stock outstanding at the time the transaction commenced (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by TCF's Board of Directors and by the holders of at least two-thirds of the outstanding TCF Common Stock, excluding shares owned by the interested stockholder. The restrictions imposed on interested stockholders under Section 203 do not apply under certain limited circumstances set forth therein, including certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

    Section 203 provides that during such three-year period, the corporation may not merge or consolidate with an interested stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an interested stockholder or any affiliate or associate thereof, including, without limitation, (i) any merger or consolidation of the corporation or a direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above limitations of Section 203 are not applicable to the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of the corporation) to or with the interested stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by any majority owned subsidiary thereof of any stock of the corporation of such subsidiary to the interested stockholder, except, among other things, pursuant to a transaction which affects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or any majority owned subsidiary thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned by the interested stockholder (except, among other things, as a result of immaterial changes due to fractional share adjustments); or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The TCF Certificate contains a "fair price" provision which provides that, subject to certain exceptions, a "business combination" (which is defined to include a merger, reorganization, sale or transfer of all or substantially all of TCF's assets or a liquidation or dissolution of TCF having an aggregate fair market value of $10,000,000 or more) involving TCF and a "related person" (defined as a person who, together with any affiliate or associate, beneficially owns more than 10% of the outstanding TCF Common Stock), must be approved by holders of at least 80% of the outstanding shares entitled to vote thereon, excluding all shares of TCF Common Stock beneficially owned or controlled by a related person, unless (i) a majority of the Continuing Directors approves the transaction, (ii) the business combination is solely between TCF and a direct or indirect subsidiary of TCF, or (iii) certain price and other procedural conditions are satisfied.

    The Merger is not a "business combination" as defined in Section 203 or the fair price provisions of the DGCL and, therefore, neither the provision of
Section 203 nor the "fair price" provisions are applicable to the transaction contemplated by the Merger Agreement.

ANTI-GREENMAIL PROVISIONS

    The MBCA contains a provision which limits the ability of a corporation to pay greenmail. Pursuant to the statue, a publicly held corporation is prohibited from purchasing or agreeing to purchase any shares from a person (or two or more persons who act as a partnership, limited partnership, syndicate, or other group pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise for the purpose of acquiring, owning or voting shares of the publicly held corporation) who beneficially owns more than five percent (5%) of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase would not violate the statute if the purchase is approved at a meeting of the stockholders by a majority of the voting power of all shares entitled to vote or if the corporation's offer is at least of equal value per share and is made to all holders of any class or series into which the securities may be converted.

    There is no provision of the DGCL which is analogous to the MBCA with respect to greenmail and the TCF Certificate does not contain an anti-greenmail provision.

STOCKHOLDER RIGHTS PLAN

    On May 23, 1989, the Board of Directors of TCF declared a dividend distribution of one Right for each outstanding share of TCF Common Stock. For discussion of the Rights, see "Description of TCF Capital Stock--TCF Common Stock--Preferred Share Purchase Rights" and "Description of TCF Capital Stock--Preferred Stock--Series A Junior Preferred Stock." Winthrop has not adopted a stockholder rights plan.

DISSENTERS' RIGHTS OF APPRAISAL

    Under the MBCA and DGCL, stockholders have the right, under certain circumstances, to dissent from certain corporate transactions, principally mergers and consolidations, by demanding payment in cash for their shares equal to the fair value (excluding, under the DGCL, any appreciation or depreciation as a consequence or in expectation of the transaction), as determined by the corporation or by an independent appraiser appointed by a court in an action timely brought by the dissenters. Under the MBCA, Winthrop stockholders would have dissenters' rights if Winthrop amends its articles in such a way that materially and adversely affects the rights or preferences of the shares of the dissenting stockholder, enters into a sale, lease, transfer, or other disposition of all of substantially all of the property and assets of the corporation, a plan of merger, a plan of exchange or any other action taken pursuant to a stockholder vote if the articles, the bylaws or a resolution approved by the board directs that dissenting stockholders may obtain payment their shares. For a discussion of Winthrop stockholders' dissenters' rights of appraisal in connection with the Merger, see "The Merger--Dissenters' Rights--Winthrop--Procedure to Preserve Dissenters' Rights."

    Under the DGCL, no dissenters' rights exist for shares of stock of a constituent corporation in a merger or consolidation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders. However, dissenters' rights will exist if the stockholders receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporation described in the foregoing clauses (i) and (ii); or (iv) any combination of clause (i), (ii) or (iii). The TCF Certificate does not provide for any dissenters' rights in addition to those provided by the DGCL. TCF stockholders will not have any dissenters' rights of appraisal in connection with the Merger.

STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

    The MBCA provides that any stockholder or group of stockholders of a publicly held corporation have the right, upon written demand stating the purpose, to examine and copy the corporation's share register and other corporate records upon demonstrating a proper purpose. The DGCL provides that a stockholder of a Delaware corporation may inspect books and records of the corporation upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

PAYMENT OF DIVIDENDS

    Under the MBCA, Winthrop may declare a dividend to its stockholders if the board determines that Winthrop will be able to pay its debts in the ordinary course of business after making the distribution and the board does not know before the dividend is made that the determination was or has become erroneous. A dividend may be made to the holders of a class or series of shares only if all amounts payable to the holders of shares having a preference for the payment are paid and the distribution does not reduce the remaining net assets of Winthrop below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights, unless the distribution is made to those stockholders in the order and to the extent of their respective priorities.

    TCF is not subject to advance notice requirements and regulatory limitations relating to the payment of dividends or making other forms of capital distributions. Dividends from the TCF Banks to TCF, however, are subject to potential restrictions under the administration of the OCC. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

DISSOLUTION

    Under the DGCL, voluntary dissolution of a corporation requires the adoption of a resolution by a majority of the members of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Under Minnesota law, voluntary dissolution may be approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

                              RECENT DEVELOPMENTS

    BOC FINANCIAL. On January 16, 1997, TCF Illinois acquired the stock of BOC Financial Corporation ("BOC") and its wholly-owned indirect subsidiary, Bank of Chicago, s.b., an Illinois state-chartered savings bank ("Bank of Chicago"). Effective April 7, 1997, Bank of Chicago was merged with and into TCF Illinois, with TCF Illinois as the resulting institution. The acquisition of BOC and subsequent merger are not considered to be material events for purposes of the Unaudited Pro Forma Combined Financial Information presented elsewhere herein.

    STANDARD. TCF Financial signed a definitive agreement dated as of March 16, 1997 to acquire Standard and its wholly-owned subsidiary, Standard Bank, headquartered in Chicago, Illinois. Standard had total assets of $2.5 billion and Standard Bank had 14 branches at March 31, 1997. Standard's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 are hereby incorporated by reference to Exhibits 13 (a) and (b) to this Registration Statement, on file with the Commission. The financial information contained on those reports is summarized in "Unaudited Pro Forma Combined Financial Information."

    Under the agreement with Standard, pursuant to the steps of reorganization described therein, the assets and liabilities of Standard will be transferred to, and Standard Bank will be merged with, TCF Illinois. As of March 31, 1997, Standard had outstanding 16,204,235 shares of its common stock and options to acquire 1,275,937 shares of its common stock. Pursuant to the Standard Merger Agreement, the Standard acquisition will be structured as a cash election merger in which Standard stockholders will have the right to choose either cash or TCF Common Stock, or a combination of the two. Between 40% and 55.5% of the estimated purchase price of $419 million will be paid in shares of TCF Common Stock with the remainder paid in cash. The Standard acquistion will be accounted for by the purchase method of accounting. Consummation of the acquisition is subject to regulatory approval and certain other conditions and is expected to occur by October 31, 1997. The Merger is not contingent upon the closing of TCF's acquisition of Standard. Subject to satisfaction or waiver of the conditions in the Merger Agreement, the Merger of a wholly-owned subsidiary of TCF with and into Winthrop may occur before the Standard acquisition is completed by TCF. However, there can be no assurance that the Standard acquisition will be consummated because the transaction is subject to various conditions, including requisite regulatory approvals and clearances, and rights of termination, including the right of Standard to terminate if the average trading price of TCF Common Stock is below $37.50 per share during a specified period of time. It is also possible that the Standard acquisition could close before consummation of the Merger.

    REDEMPTION OF GREAT LAKES DEBENTURES. On May 12, 1997, TCF called for redemption the 7 1/4% Convertible Subordinated Debentures due 2011 of Great Lakes Michigan (the "Great Lakes Debentures") which TCF assumed in connection with its acquisition of Great Lakes in February 1995. As of May 12, 1997, $7.1 million principal amount of Great Lakes Debentures were outstanding. The Great Lakes Debentures are convertible into TCF Common Stock at a conversion price of $17.04 per share. The redemption date is June 16, 1997. It is expected that approximately 400,000 shares of TCF Common Stock will be issued in connection with the redemption of the Great Lakes Debentures.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The Merger Agreement provides that at the Effective Time all of the issued and outstanding shares of Winthrop Common Stock (other than shares held by TCF or any subsidiary thereof, other than shares held in a fiduciary capacity or in satisfaction of debt) will be cancelled and converted into the number of shares of TCF Common Stock determined by multiplying the number of shares of such Winthrop Common Stock by 0.7766, the Exchange Ratio. The Merger Agreement may be terminated by Winthrop if the Average TCF Stock Price is less than $42.30 per share and by TCF if the Average TCF Stock Price is more than $51.70 per share.

    The following Unaudited Pro Forma Combined Financial Information has been prepared using the Exchange Ratio of 0.7766. See "The Merger--The Exchange Ratio." The following Unaudited Pro Forma Combined Financial Information reflects the Merger and the acquisition of Standard, including the issuance of 4,876,000 shares of TCF Common Stock to Standard shareholders using the May 13, 1997 closing TCF Common Stock price of $43.00. See "Recent Developments."

    The following Unaudited Pro Forma Combined Statement of Financial Condition as of March 31, 1997 combines the historical consolidated statements of financial condition of TCF, Winthrop and Standard as if the Merger and the acquisition of Standard had been effective on March 31, 1997, after giving effect to certain pro forma adjustments described in the accompanying notes.

    The following Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and for the three months ended March 31, 1997 and 1996 are presented as if the Merger had been effective January 1, 1994 and the acquisition of Standard had been effective January 1, 1996, after giving effect to certain pro forma adjustments described in the accompanying notes. TCF's, Winthrop's and Standard's fiscal years end December 31. The following Unaudited Pro Forma Combined Statements of Operations for the two years ended December 31, 1995 and 1994 are presented as if the Merger had been effective January 1, 1994.

    The Unaudited Pro Forma Combined Financial Information and notes thereto reflect the application of the pooling-of-interests method of accounting for the acquisition of Winthrop. Under this method of accounting, the recorded assets, liabilities, income and expenses of TCF and Winthrop are combined and recorded at their historical cost-based amounts, except as noted below and in the notes thereto. Certain historical information of Winthrop has been reclassified to conform to TCF's financial statement presentation.

    The Unaudited Pro Forma Combined Financial Information and notes thereto reflect the application of the purchase method of accounting for the acquisition of Standard. Under this method of accounting, the assets acquired and liabilities assumed from Standard are recorded at their fair market values. The amount of the purchase price in excess of the fair market value of the tangible and indentifiable intangible assets acquired less the liabilities assumed is recorded as goodwill. Certain historical information of Standard has been reclassified to conform to TCF's financial statement presentation.

    The Unaudited Pro Forma Combined Financial Information does not reflect the effects of the anticipated additional offering of up to 800,000 shares of TCF Common Stock in order to qualify the Merger as a pooling of interests and anticipated issuance of approximately 400,000 shares of TCF Common Stock in connection with the conversion of Great Lakes Michigan's 7 1/4% Convertible Subordinated Debentures due 2011. See "Summary--Terms of the Merger."

    The significant accounting and reporting policies of TCF, Winthrop and Standard differ in minor respects and no effect has been given to such differences in this Unaudited Pro Forma Combined Financial Information. The Unaudited Pro Forma Combined Financial Information included herein is not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or the actual results that would have been achieved had the acquisitions of Winthrop and Standard been consummated prior to the periods indicated. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with and are qualified in their entirety by the separate historical consolidated financial statements and notes thereto of TCF, Winthrop and Standard, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

                               AT MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                         PRO FORMA                              PRO FORMA
                                                                  ------------------------              -------------------------
ASSETS                                         TCF      WINTHROP  ADJUSTMENTS    COMBINED    STANDARD   ADJUSTMENTS     COMBINED
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
Cash and due from banks...................  $  187,103  $ 5,592    $ --         $  192,695  $   17,929   $  --         $  210,624
Interest-bearing deposits with banks......       1,793    3,937      --              5,730      27,375      --             33,105
U.S. Government and other marketable
  securities held to maturity.............       3,918    --         --              3,918      --          --              3,918
Federal Home Loan Bank stock, at cost.....      50,810    --         --             50,810      20,500      --             71,310
Securities available for sale.............   1,242,457    --         --          1,242,457     860,405    (200,000)(2)  1,902,862
Loans held for sale.......................     199,154    --         --            199,154      29,065      --            228,219
Loans and lease financings:
  Total loans.............................   5,028,741    --         --          5,028,741   1,490,141      (6,509)(3)  6,512,373
  Total lease financings..................      --      326,200      --            326,200      --          --            326,200
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
    Total loans and lease financings......   5,028,741  326,200      --          5,354,941   1,490,141      (6,509)     6,838,573
    Allowance for loan and lease losses...     (71,475)  (1,398 )    --            (72,873)     (7,401)     --            (80,274)
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
      Net loans and lease financings......   4,957,266  324,802      --          5,282,068   1,482,740      (6,509)     6,758,299
Premises and equipment....................     137,559    1,080      --            138,639      27,187      (1,630)(4)    164,196
Real estate...............................      15,559    --         --             15,559         160      --             15,719
Accrued interest receivable...............      44,050    --         --             44,050      14,943      --             58,993
Goodwill..................................      25,052    5,436      --             30,488         387     152,510(5)     183,385
Deposit base intangibles..................      13,501    --         --             13,501      --          17,333(6)      30,834
Mortgage servicing rights.................      16,561    --         --             16,561         764          81(3)      17,406
Other assets..............................      69,336   29,132      --             98,468       7,399      --            105,867
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            $6,964,119  $369,979   $ --         $7,334,098  $2,488,854   $ (38,215)    $9,784,737
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits............................  $5,291,894  $ --       $ --         $5,291,894  $1,776,848   $   6,496(3)  $7,075,238
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
Securities sold under repurchase
  agreements..............................     328,977    --         --            328,977      --          --            328,977
Federal Home Loan Bank advances...........     630,307    --         --            630,307     410,000      (2,745)(3)  1,037,562
Discounted lease rentals..................      --      203,286      --            203,286      --          --            203,286
Subordinated debt.........................      13,392   28,750      --             42,142      --          --             42,142
Collateralized obligations................      40,374    --         --             40,374      --          --             40,374
Other borrowings..........................      28,325    --         --             28,325      --             580(7)      28,905
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
  Total borrowings........................   1,041,375  232,036      --          1,273,411     410,000      (2,165)     1,681,246
Accrued expenses and other liabilities....      88,981   53,096      --            142,077      30,749      19,043(8)     191,869
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
  Total liabilities.......................   6,422,250  285,132      --          6,707,382   2,217,597      23,374      8,948,353
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
Stockholders' equity:
  Preferred stock.........................      --        --         --             --          --          --             --
  Common stock............................         359       86         (19)(1)        426         191        (142)(9)        475
  Additional paid-in capital..............     253,186   23,191          19(1)     276,396     190,266      19,353(9)     486,015
  Unamortized deferred compensation.......     (22,128)   --         --            (22,128)     (3,475)      3,475(9)     (22,128)
  Retained earnings, subject to certain
    restrictions..........................     366,655   61,570      --            428,225     132,902    (132,902)(9)    428,225
  Loans to Executive Deferred Compensation
    Plan..................................         (52)   --         --                (52)     --          --                (52)
  Unrealized gain (loss) on securities
    available for sale....................      (4,515)   --         --             (4,515)      1,750      (1,750)(9)     (4,515)
  Employee Stock Ownership Plan shares....      --        --         --             --          (9,292)      9,292(10)     --
  Treasury stock, at cost.................     (51,636)   --         --            (51,636)    (41,085)     41,085(9)     (51,636)
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
    Total stockholders' equity............     541,869   84,847      --            626,716     271,257     (61,589)       836,384
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            $6,964,119  $369,979   $ --         $7,334,098  $2,488,854   $ (38,215)    $9,784,737
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF
                              FINANCIAL CONDITION

    Pursuant to the Merger Agreement and Standard purchase agreement, and consistent with generally accepted accounting principles ("GAAP"), TCF expects that certain pooling-of-interest and purchase accounting adjustments relating to Winthrop and Standard, respectively, will be recorded. The purchase accounting adjustments are preliminary estimates and are subject to revision as economic conditions change or as more information becomes available. The following notes further explain the adjustments.

 (1) Represents the adjustment to reflect the par value of TCF Common Stock to be issued in connection with the Merger, with a related adjustment to additional paid-in capital.

 (2) Represents the planned sale of $200 million of securities available for sale in connection with the acquisition of Standard.

 (3) Represent the mark-to-market adjustments to reflect the fair market value of the Standard assets acquired and liabilities assumed under the purchase method of accounting.

 (4) Represents the write-off of certain Standard fixed assets and duplicative data processing hardware and software.

 (5) Represents the excess of the purchase price paid for Standard over the fair market value of the tangible and identifiable intangible assets acquired and liabilities assumed under the purchase method of accounting, less Standard's pre-existing goodwill. Goodwill is assumed to amortize on a straight-line basis over 25 years.

 (6) Represents identifiable deposit base intangibles ("DBI") relating to Standard's deposits. The DBI will be amortized using an accelerated method.

 (7) Represents the planned increase in TCF's short-term borrowings to fund the acquisition of Standard, net of proceeds from the planned sale of securities available for sale and the planned repayment of the loan to the Standard Employee Stock Ownership Plan and Trust ("ESOP").

 (8) Represents accruals for other merger related costs such as data processing contract termination costs, investment banking fees, severance and other anticipated reorganization and consolidation costs.

 (9) Represents the elimination of Standard's stockholders' equity under the purchase method of accounting and the issuance of approximately 4.9 million shares of TCF Common Stock.

(10) Represents the repayment of the loan to the ESOP and the allocation of the remaining unallocated ESOP shares to the plan participants.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                             PRO FORMA
                                                                     --------------------------
                                                TCF      WINTHROP     ADJUSTMENTS    COMBINED     STANDARD
                                             ---------  -----------  -------------  -----------  -----------
Interest income:
  Loans....................................  $ 119,077   $  --         $  --         $ 119,077    $  27,239
  Lease financings.........................     --           8,205        --             8,205       --
  Loans held for sale......................      3,513      --            --             3,513          646
  Securities available for sale............     21,383      --            --            21,383       14,278
  Investments..............................      1,163         153        --             1,316          716
                                             ---------  -----------       ------    -----------  -----------
    Total interest income..................    145,136       8,358        --           153,494       42,879
                                             ---------  -----------       ------    -----------  -----------
Interest expense:
  Deposits.................................     42,158      --            --            42,158       20,003
  Borrowings...............................     16,960       4,171        --            21,131        6,148
                                             ---------  -----------       ------    -----------  -----------
    Total interest expense.................     59,118       4,171        --            63,289       26,151
                                             ---------  -----------       ------    -----------  -----------
      Net interest income..................     86,018       4,187        --            90,205       16,728
Provision for credit losses................      1,090         408        --             1,498          475
                                             ---------  -----------       ------    -----------  -----------
    Net interest income after provision for
      credit losses........................     84,928       3,779        --            88,707       16,253
                                             ---------  -----------       ------    -----------  -----------
Non-interest income:
  Fee and service charge revenues..........     25,638      --            --            25,638          691
  ATM network revenues.....................      3,536      --            --             3,536          128
  Title insurance revenues.................      2,749      --            --             2,749       --
  Commissions on sales of annuities........      1,934      --            --             1,934           66
  Leasing revenues.........................     --           6,358        --             6,358       --
  Gain on sale of loans held for sale......        877      --            --               877          192
  Gain (loss) on sale of securities
    available for sale.....................      1,369          16        --             1,385         (146)
  Gain on sale of loan servicing...........      1,622      --            --             1,622       --
  Other....................................      2,656      --            --             2,656          160
                                             ---------  -----------       ------    -----------  -----------
    Total non-interest income..............     40,381       6,374        --            46,755        1,091
                                             ---------  -----------       ------    -----------  -----------
Non-interest expense:
  Compensation and employee benefits.......     39,716       1,745        --            41,461        5,133
  Occupancy and equipment..................     13,578         244        --            13,822        2,058
  Advertising and promotions...............      4,929          64        --             4,993          516
  Federal deposit insurance premiums and
    assessments............................      1,071      --            --             1,071          148
  Amortization of goodwill and other
    intangibles............................      1,095          98        --             1,193           45
  Provision for real estate losses.........         98      --            --                98       --
  Other....................................     17,441       1,175        --            18,616        3,159
                                             ---------  -----------       ------    -----------  -----------
    Total non-interest expense.............     77,928       3,326        --            81,254       11,059
                                             ---------  -----------       ------    -----------  -----------
      Income before income tax expense and
        extraordinary item.................     47,381       6,827        --            54,208        6,285
Income tax expense.........................     18,450       2,731        --            21,181        2,201
                                             ---------  -----------       ------    -----------  -----------
  Income before extraordinary item.........  $  28,931   $   4,096     $  --         $  33,027    $   4,084
                                             ---------  -----------       ------    -----------  -----------
                                             ---------  -----------       ------    -----------  -----------
Per common share (6)(7):
  Income before extraordinary item:
    Primary................................  $     .83   $     .46                   $     .79    $     .26
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
    Fully diluted..........................  $     .82   $     .46                   $     .79    $     .26
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
Weighted average shares outstanding
  (000's):
    Primary................................     34,797       8,901                      41,710       15,559
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
    Fully diluted..........................     35,216       8,901                      42,129       15,659
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------

                                                   PRO FORMA
                                           --------------------------
                                           ADJUSTMENTS     COMBINED
                                           ------------   -----------
Interest income:
  Loans....................................$      322(1)   $ 146,638
  Lease financings.........................    --              8,205
  Loans held for sale......................    --              4,159
  Securities available for sale............    (3,750)(2)     31,911
  Investments..............................    --              2,032
                                           ------------   -----------
    Total interest income..................    (3,428)       192,945
                                           ------------   -----------
Interest expense:
  Deposits.................................    (1,299)(1)     60,862
  Borrowings...............................       120(3)      27,399
                                           ------------   -----------
    Total interest expense.................    (1,179)        88,261
                                           ------------   -----------
      Net interest income..................    (2,249)       104,684
Provision for credit losses................    --              1,973
                                           ------------   -----------
    Net interest income after provision for
      credit losses........................    (2,249)       102,711
                                           ------------   -----------
Non-interest income:
  Fee and service charge revenues..........    --             26,329
  ATM network revenues.....................    --              3,664
  Title insurance revenues.................    --              2,749
  Commissions on sales of annuities........    --              2,000
  Leasing revenues.........................    --              6,358
  Gain on sale of loans held for sale......    --              1,069
  Gain (loss) on sale of securities
    available for sale.....................    --              1,239
  Gain on sale of loan servicing...........    --              1,622
  Other....................................    --              2,816
                                           ------------   -----------
    Total non-interest income..............    --             47,846
                                           ------------   -----------
Non-interest expense:
  Compensation and employee benefits.......    --             46,594
  Occupancy and equipment..................      (169)(4)     15,711
  Advertising and promotions...............    --              5,509
  Federal deposit insurance premiums and
    assessments............................    --              1,219
  Amortization of goodwill and other
    intangibles............................     2,341(5)       3,579
  Provision for real estate losses.........    --                 98
  Other....................................    --             21,775
                                           ------------   -----------
    Total non-interest expense.............     2,172         94,485
                                           ------------   -----------
      Income before income tax expense and
        extraordinary item.................    (4,421)        56,072
Income tax expense.........................    (1,144)        22,238
                                           ------------   -----------
  Income before extraordinary item.........$   (3,277)     $  33,834
                                           ------------   -----------
                                           ------------   -----------
Per common share (6)(7):
  Income before extraordinary item:
    Primary................................                $     .73
                                                          -----------
                                                          -----------
    Fully diluted..........................                $     .72
                                                          -----------
                                                          -----------
Weighted average shares outstanding
  (000's):
    Primary................................                   46,586
                                                          -----------
                                                          -----------
    Fully diluted..........................                   47,005
                                                          -----------
                                                          -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                             PRO FORMA                          PRO FORMA
                                                                     --------------------------               -------------
                                                TCF      WINTHROP     ADJUSTMENTS    COMBINED     STANDARD     ADJUSTMENTS
                                             ---------  -----------  -------------  -----------  -----------  -------------
Interest income:
  Loans....................................  $ 122,850   $  --         $  --         $ 122,850    $  20,303     $     322(1)
  Lease financings.........................     --           6,838        --             6,838       --            --
  Loans held for sale......................      4,574      --            --             4,574       --            --
  Securities available for sale............     20,351      --            --            20,351       16,459        (3,750)(2)
  Investments..............................      1,118          41        --             1,159          626        --
                                             ---------  -----------       ------    -----------  -----------  -------------
    Total interest income..................    148,893       6,879        --           155,772       37,388        (3,428)
                                             ---------  -----------       ------    -----------  -----------  -------------
Interest expense:
  Deposits.................................     44,696      --            --            44,696       17,423        (1,299)(1)
  Borrowings...............................     19,743       3,619        --            23,362        3,970           120(3)
                                             ---------  -----------       ------    -----------  -----------  -------------
    Total interest expense.................     64,439       3,619        --            68,058       21,393        (1,179)
                                             ---------  -----------       ------    -----------  -----------  -------------
      Net interest income..................     84,454       3,260        --            87,714       15,995        (2,249)
Provision for credit losses................      2,802         100        --             2,902          800        --
                                             ---------  -----------       ------    -----------  -----------  -------------
    Net interest income after provision for
      credit losses........................     81,652       3,160        --            84,812       15,195        (2,249)
                                             ---------  -----------       ------    -----------  -----------  -------------
Non-interest income:
  Fee and service charge revenues..........     22,600      --            --            22,600          928        --
  ATM network revenues.....................      2,512      --            --             2,512          126        --
  Title insurance revenues.................      3,587      --            --             3,587       --            --
  Commissions on sales of annuities........      2,169      --            --             2,169           31        --
  Leasing revenues.........................     --           5,399        --             5,399       --            --
  Gain on sale of loans held for sale......      1,483      --            --             1,483           28        --
  Gain on sale of securities available for
    sale...................................         85      --            --                85        1,569        --
  Gain on sale of branches.................      1,245      --            --             1,245       --            --
  Other....................................      2,148      --            --             2,148          318        --
                                             ---------  -----------       ------    -----------  -----------  -------------
    Total non-interest income..............     35,829       5,399        --            41,228        3,000        --
                                             ---------  -----------       ------    -----------  -----------  -------------
Non-interest expense:
  Compensation and employee benefits.......     36,434       1,512        --            37,946        5,036        --
  Occupancy and equipment..................     12,837         196        --            13,033        2,079          (169)(4)
  Advertising and promotions...............      4,732          63        --             4,795          457        --
  Federal deposit insurance premiums and
    assessments............................      3,161      --            --             3,161          948        --
  Amortization of goodwill and other
    intangibles............................        795          78        --               873           23         2,341(5)
  Provision for real estate losses.........        448      --            --               448       --            --
  Other....................................     17,399       1,397        --            18,796        1,872        --
                                             ---------  -----------       ------    -----------  -----------  -------------
    Total non-interest expense.............     75,806       3,246        --            79,052       10,415         2,172
                                             ---------  -----------       ------    -----------  -----------  -------------
      Income before income tax expense and
        extraordinary item.................     41,675       5,313        --            46,988        7,780        (4,421)
Income tax expense.........................     15,388       2,178        --            17,566        2,859        (1,144)
                                             ---------  -----------       ------    -----------  -----------  -------------
  Income before extraordinary item.........  $  26,287   $   3,135     $  --         $  29,422    $   4,921     $  (3,277)
                                             ---------  -----------       ------    -----------  -----------  -------------
                                             ---------  -----------       ------    -----------  -----------  -------------
Per common share (6)(7):
  Income before extraordinary item:
    Primary................................  $     .73   $     .40                   $     .70    $     .31
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
    Fully diluted..........................  $     .72   $     .40                   $     .69    $     .31
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
Weighted average shares outstanding
  (000's):
    Primary................................     35,986       7,872                      42,253       16,026
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
    Fully diluted..........................     36,417       7,872                      42,695       16,036
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------


                                              COMBINED
                                             -----------
Interest income:
  Loans....................................   $ 143,475
  Lease financings.........................       6,838
  Loans held for sale......................       4,574
  Securities available for sale............      33,060
  Investments..............................       1,785
                                             -----------
    Total interest income..................     189,732
                                             -----------
Interest expense:
  Deposits.................................      60,820
  Borrowings...............................      27,452
                                             -----------
    Total interest expense.................      88,272
                                             -----------
      Net interest income..................     101,460
Provision for credit losses................       3,702
                                             -----------
    Net interest income after provision for
      credit losses........................      97,758
                                             -----------
Non-interest income:
  Fee and service charge revenues..........      23,528
  ATM network revenues.....................       2,638
  Title insurance revenues.................       3,587
  Commissions on sales of annuities........       2,200
  Leasing revenues.........................       5,399
  Gain on sale of loans held for sale......       1,511
  Gain on sale of securities available for
    sale...................................       1,654
  Gain on sale of branches.................       1,245
  Other....................................       2,466
                                             -----------
    Total non-interest income..............      44,228
                                             -----------
Non-interest expense:
  Compensation and employee benefits.......      42,982
  Occupancy and equipment..................      14,943
  Advertising and promotions...............       5,252
  Federal deposit insurance premiums and
    assessments............................       4,109
  Amortization of goodwill and other
    intangibles............................       3,237
  Provision for real estate losses.........         448
  Other....................................      20,668
                                             -----------
    Total non-interest expense.............      91,639
                                             -----------
      Income before income tax expense and
        extraordinary item.................      50,347
Income tax expense.........................      19,281
                                             -----------
  Income before extraordinary item.........   $  31,066
                                             -----------
                                             -----------
Per common share (6)(7):
  Income before extraordinary item:
    Primary................................   $     .66
                                             -----------
                                             -----------
    Fully diluted..........................   $     .65
                                             -----------
                                             -----------
Weighted average shares outstanding
  (000's):
    Primary................................      47,129
                                             -----------
                                             -----------
    Fully diluted..........................      47,571
                                             -----------
                                             -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                          PRO FORMA                               PRO FORMA
                                                                  --------------------------               ------------------------
                                             TCF      WINTHROP     ADJUSTMENTS    COMBINED     STANDARD    ADJUSTMENTS   COMBINED
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
Interest income:
  Loans.................................  $ 486,140   $  --         $  --         $ 486,140    $  93,554    $   1,286(1)  $ 580,980
  Lease financings......................     --          29,914        --            29,914       --           --           29,914
  Loans held for sale...................     17,080      --            --            17,080          469       --           17,549
  Securities available for sale.........     75,303           1        --            75,304       61,265      (15,000)(2)    121,569
  Investments...........................      4,338         109        --             4,447        2,208       --            6,655
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
    Total interest income...............    582,861      30,024        --           612,885      157,496     ( 13,714)     756,667
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
Interest expense:
  Deposits..............................    171,375      --            --           171,375       73,955       (5,197)(1)    240,133
  Borrowings............................     71,346      15,595        --            86,941       19,980          478(3)    107,399
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
    Total interest expense..............    242,721      15,595        --           258,316       93,935       (4,719)     347,532
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
      Net interest income...............    340,140      14,429        --           354,569       63,561       (8,995)     409,135
Provision for credit losses.............     19,820       1,426        --            21,246        2,500       --           23,746
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
    Net interest income after provision
      for credit losses.................    320,320      13,003        --           333,323       61,061       (8,995)     385,389
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
Non-interest income:
  Fee and service charge revenues.......    100,422      --            --           100,422        3,825       --          104,247
  ATM network revenues..................     11,480      --            --            11,480          535       --           12,015
  Title insurance revenues..............     13,492      --            --            13,492       --           --           13,492
  Commissions on sales of annuities.....      9,134      --            --             9,134          271       --            9,405
  Leasing revenues......................     --          23,814        --            23,814       --           --           23,814
  Gain on sale of loans held for sale...      5,038      --            --             5,038        1,386       --            6,424
  Gain on sale of securities available
    for sale............................         85           1        --                86        1,578       --            1,664
  Gain on sale of loans.................      5,443      --            --             5,443       --           --            5,443
  Gain on sale of branches..............      2,747      --            --             2,747       --           --            2,747
  Other.................................      9,956      --            --             9,956        1,285       --           11,241
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
    Total non-interest income...........    157,797      23,815        --           181,612        8,880       --          190,492
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
Non-interest expense:
  Compensation and employee benefits....    151,745       5,809        --           157,554       20,629       --          178,183
  Occupancy and equipment...............     51,136         822        --            51,958        8,728         (675)(4)     60,011
  Advertising and promotions............     16,711         303        --            17,014        1,745       --           18,759
  Federal deposit insurance premiums and
    assessments.........................     12,019      --            --            12,019        3,992       --           16,011
  Amortization of goodwill and other
    intangibles.........................      3,167         564        --             3,731          135        9,365(5)     13,231
  Provision for real estate losses......        433      --            --               433       --           --              433
  FDIC special assessment...............     34,803      --            --            34,803        9,577       --           44,380
  Other.................................     71,056       4,959        --            76,015        7,159       --           83,174
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
    Total non-interest expense..........    341,070      12,457        --           353,527       51,965        8,690      414,182
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
      Income before income tax expense
        and extraordinary item..........    137,047      24,361        --           161,408       17,976      (17,685)     161,699
Income tax expense......................     51,384       9,647        --            61,031        6,064       (4,576)      62,519
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
    Income before extraordinary item....  $  85,663   $  14,714     $  --         $ 100,377    $  11,912    $ (13,109)   $  99,180
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -------------  -----------  -----------  -----------  -----------
Per common share (6)(7):
  Income before extraordinary item:
    Primary.............................  $    2.42   $    1.76                   $    2.39    $     .76                 $    2.12
                                          ---------  -----------                 -----------  -----------               -----------
                                          ---------  -----------                 -----------  -----------               -----------
    Fully diluted.......................  $    2.40   $    1.76                   $    2.38    $     .75                 $    2.11
                                          ---------  -----------                 -----------  -----------               -----------
                                          ---------  -----------                 -----------  -----------               -----------
Weighted average shares outstanding
  (000's):
    Primary.............................     35,342       8,369                      41,926       15,635                    46,802
                                          ---------  -----------                 -----------  -----------               -----------
                                          ---------  -----------                 -----------  -----------               -----------
    Fully diluted.......................     35,773       8,375                      42,364       15,882                    47,240
                                          ---------  -----------                 -----------  -----------               -----------
                                          ---------  -----------                 -----------  -----------               -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                                                    PRO FORMA
                                                                                             ------------------------
                                                                        TCF      WINTHROP    ADJUSTMENTS   COMBINED
                                                                     ---------  -----------  -----------  -----------
Interest income:
  Loans............................................................  $ 488,433   $  --        $  --        $ 488,433
  Lease financings.................................................     --          23,330       --           23,330
  Loans held for sale..............................................     18,253      --           --           18,253
  Securities available for sale....................................      4,021          34       --            4,055
  Investments......................................................      5,946         144       --            6,090
  Mortgage-backed securities held to maturity......................     91,037      --           --           91,037
                                                                     ---------  -----------  -----------  -----------
    Total interest income..........................................    607,690      23,508       --          631,198
                                                                     ---------  -----------  -----------  -----------
Interest expense:
  Deposits.........................................................    193,244      --           --          193,244
  Borrowings.......................................................     95,248      13,614       --          108,862
                                                                     ---------  -----------  -----------  -----------
    Total interest expense.........................................    288,492      13,614       --          302,106
                                                                     ---------  -----------  -----------  -----------
      Net interest income..........................................    319,198       9,894       --          329,092
Provision for credit losses........................................     15,212         842       --           16,054
                                                                     ---------  -----------  -----------  -----------
    Net interest income after provision for credit losses..........    303,986       9,052       --          313,038
                                                                     ---------  -----------  -----------  -----------
Non-interest income:
  Fee and service charge revenues..................................     89,712      --           --           89,712
  ATM network revenues.............................................     10,568      --           --           10,568
  Title insurance revenues.........................................     11,509      --           --           11,509
  Commissions on sales of annuities................................      8,557      --           --            8,557
  Leasing revenues.................................................     --          19,739       --           19,739
  Gain on sale of loans held for sale..............................      3,735      --           --            3,735
  Gain (loss) on sale of securities available for sale.............       (190)         38       --             (152)
  Loss on sale of mortgage-backed securities.......................    (21,037)     --           --          (21,037)
  Gain on sale of loan servicing...................................      1,535      --           --            1,535
  Gain on sale of branches.........................................      1,103      --           --            1,103
  Other............................................................      7,284      --           --            7,284
                                                                     ---------  -----------  -----------  -----------
    Total non-interest income......................................    112,776      19,777       --          132,553
                                                                     ---------  -----------  -----------  -----------
Non-interest expense:
  Compensation and employee benefits...............................    139,548       4,274       --          143,822
  Occupancy and equipment..........................................     50,554         399       --           50,953
  Advertising and promotions.......................................     16,651         156       --           16,807
  Federal deposit insurance premiums and assessments...............     13,540      --           --           13,540
  Amortization of goodwill and other intangibles...................      3,163      --           --            3,163
  Provision for real estate losses.................................      1,804      --           --            1,804
  Merger-related expenses..........................................     21,733      --           --           21,733
  Cancellation cost on early termination of interest-rate exchange
    contracts......................................................      4,423      --           --            4,423
  Other............................................................     65,917       4,740       --           70,657
                                                                     ---------  -----------  -----------  -----------
    Total non-interest expense.....................................    317,333       9,569       --          326,902
                                                                     ---------  -----------  -----------  -----------
      Income before income tax expense and extraordinary item......     99,429      19,260       --          118,689
Income tax expense.................................................     37,778       7,704       --           45,482
                                                                     ---------  -----------  -----------  -----------
  Income before extraordinary item.................................  $  61,651   $  11,556    $  --        $  73,207
                                                                     ---------  -----------  -----------  -----------
                                                                     ---------  -----------  -----------  -----------

Per common share (6)(8):
  Income before extraordinary item:
    Primary........................................................  $    1.71   $    1.46                 $    1.73
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------
    Fully diluted..................................................  $    1.70   $    1.46                 $    1.71
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------

Weighted average shares outstanding (000's):
    Primary........................................................     35,686       7,912                    41,965
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------
    Fully diluted..................................................     36,260       7,912                    42,545
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                                                    PRO FORMA
                                                                                             ------------------------
                                                                        TCF      WINTHROP    ADJUSTMENTS   COMBINED
                                                                     ---------  -----------  -----------  -----------
Interest income:
  Loans............................................................  $ 403,095   $  --        $  --        $ 403,095
  Lease financings.................................................     --          16,201       --           16,201
  Loans held for sale..............................................     16,917      --           --           16,917
  Securities available for sale....................................     13,325          18       --           13,343
  Investments......................................................     10,476         163       --           10,639
  Mortgage-backed securities held to maturity......................    108,669      --           --          108,669
                                                                     ---------  -----------  -----------  -----------
    Total interest income..........................................    552,482      16,382       --          568,864
                                                                     ---------  -----------  -----------  -----------
Interest expense:
  Deposits.........................................................    183,179      --           --          183,179
  Borrowings.......................................................     90,151      10,091       --          100,242
                                                                     ---------  -----------  -----------  -----------
    Total interest expense.........................................    273,330      10,091       --          283,421
                                                                     ---------  -----------  -----------  -----------
      Net interest income..........................................    279,152       6,291       --          285,443
Provision for credit losses........................................     10,802         109       --           10,911
                                                                     ---------  -----------  -----------  -----------
    Net interest income after provision for credit losses..........    268,350       6,182       --          274,532
                                                                     ---------  -----------  -----------  -----------
Non-interest income:
  Fee and service charge revenues..................................     83,744      --           --           83,744
  ATM network revenues.............................................      8,988      --           --            8,988
  Title insurance revenues.........................................     10,274      --           --           10,274
  Commissions on sales of annuities................................     11,310      --           --           11,310
  Leasing revenues.................................................     --          18,096       --           18,096
  Gain on sale of loans held for sale..............................      2,124      --           --            2,124
  Gain on sale of securities available for sale....................        981      --           --              981
  Gain on sale of loan servicing...................................      2,353      --           --            2,353
  Other............................................................      5,445      --           --            5,445
                                                                     ---------  -----------  -----------  -----------
    Total non-interest income......................................    125,219      18,096       --          143,315
                                                                     ---------  -----------  -----------  -----------
Non-interest expense:
  Compensation and employee benefits...............................    129,794       4,646       --          134,440
  Occupancy and equipment..........................................     48,217         324       --           48,541
  Advertising and promotions.......................................     14,119         183       --           14,302
  Federal deposit insurance premiums and assessments...............     14,779      --           --           14,779
  Amortization of goodwill and other intangibles...................      3,282      --           --            3,282
  Provision for real estate losses.................................      4,022      --           --            4,022
  Other............................................................     62,771       3,523       --           66,294
                                                                     ---------  -----------  -----------  -----------
    Total non-interest expense.....................................    276,984       8,676       --          285,660
                                                                     ---------  -----------  -----------  -----------
      Income before income tax expense and extraordinary item......    116,585      15,602       --          132,187
Income tax expense.................................................     46,402       6,241       --           52,643
                                                                     ---------  -----------  -----------  -----------
  Income before extraordinary item.................................  $  70,183   $   9,361    $  --        $  79,544
                                                                     ---------  -----------  -----------  -----------
                                                                     ---------  -----------  -----------  -----------

Per common share (6)(8):
  Income before extraordinary item:
    Primary........................................................  $    1.95   $    1.16                 $    1.88
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------
    Fully diluted..................................................  $    1.92   $    1.16                 $    1.85
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------

Weighted average shares outstanding (000's):
    Primary........................................................     34,527       8,047                    40,891
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------
    Fully diluted..................................................     35,347       8,047                    41,716
                                                                     ---------  -----------               -----------
                                                                     ---------  -----------               -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

    Pursuant to the Merger Agreement and the Standard purchase agreement, and consistent with GAAP, TCF expects that certain adjustments will be recorded, primarily to accrue for specific, identified costs related to the acquisition of Standard. The amounts of the merger-related costs are preliminary estimates and are subject to revision as economic conditions change or as more information becomes available. TCF does not expect to record any merger-related charges relating to the Merger.

    TCF expects to achieve operating cost savings primarily through reductions in staff and the consolidation of certain functions such as data processing, investments and other back office operations at Standard. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the acquisition of Standard and not ratably over, or at the beginning or end of, such periods. No adjustments have been reflected in the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 or for the three months ended March 31, 1997 and 1996 for the anticipated cost savings.

(1) Represents amortization of the Standard mark-to-market adjustments under the purchase method of accounting.

(2) Represents foregone interest income resulting from the planned sale of $200 million of securities available for sale.

(3) Represents amortization of the Standard mark-to-market adjustments, and the net interest cost of funding the acquisition of Standard.

(4) Represents the reduction in occupancy and equipment expenses resulting from the write-off of certain Standard fixed assets and duplicative data processing hardware and software.

(5) Represents amortization of the Standard goodwill and deposit base intangibles balances.

(6) The pro forma combined per common share data for TCF and Winthrop has been computed based on the combined historical income before extraordinary item and on the combined historical weighted average common and common equivalent shares outstanding. For purposes of this calculation, Winthrop's weighted average common and common equivalent shares outstanding were multiplied by 0.7766, the Exchange Ratio.

(7) The pro forma combined per common share data for TCF, Winthrop and Standard has been computed based on the pro forma combined historical income before extraordinary item and on the combined historical weighted average common and common equivalent shares outstanding for TCF and Winthrop, and the assumed issuance of an additional 4.9 million shares of TCF Common Stock with respect to the acquisition of Standard. For purposes of this calculation, Winthrop's weighted average common and common equivalent shares outstanding were multiplied by 0.7766, the Exchange Ratio.

(8) Amounts are after preferred stock dividends.

                        ADJOURNMENT OF SPECIAL MEETINGS

    Each proxy solicited hereby by TCF or Winthrop requests authority to vote for an adjournment of the TCF Special Meeting, in the case of TCF, or the Winthrop Special Meeting, in the case of Winthrop, if an adjournment of such respective meeting is deemed to be necessary. TCF may seek an adjournment of the TCF Special Meeting and Winthrop may seek an adjournment of the Winthrop Special Meeting, in each case for not more than 29 days, in order to enable each such party to solicit additional votes in favor of the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal") in the event that the Merger Proposal has not received the requisite vote of stockholders at each such meeting and has not received the negative votes of a majority of the outstanding TCF Common Stock or one-third of the outstanding Winthrop Common Stock. If TCF or Winthrop desires to adjourn their respective meeting with respect to the Merger Proposal, such party will request a motion that the meeting be adjourned for up to 29 days with respect to such proposal (and solely with respect to the Merger Proposal, provided that a quorum is present at such meeting), and no vote will be taken on the Merger Proposal at the originally scheduled meeting. Each proxy solicited hereby, if properly signed and returned to TCF or Winthrop (as applicable) and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the respective meeting. Unless revoked prior to its use, any proxy solicited for the TCF Special Meeting or the Winthrop Special Meeting will continue to be valid for any adjournment of such meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the applicable proposal.

    Any adjournment will permit TCF and/or Winthrop to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the Merger Proposal. Such an adjournment would be disadvantageous to stockholders who are against the Merger Proposal, because an adjournment will give TCF and/or Winthrop additional time to solicit favorable votes and thus increase the chances of approving the Merger Proposal.

    If a quorum is not present at the TCF Special Meeting and/or the Winthrop Special Meeting, no proposal will be acted upon and the respective boards of directors of TCF and Winthrop will adjourn their respective meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to stockholders.

    An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Neither TCF nor Winthrop has any reason to believe that an adjournment of the TCF Special Meeting and/or the Winthrop Special Meeting will be necessary at this time.

    BECAUSE THE BOARD OF DIRECTORS OF TCF RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL, THE BOARD OF DIRECTORS OF TCF RECOMMENDS THAT STOCKHOLDERS ALSO VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE TCF SPECIAL MEETING. BECAUSE THE BOARD OF DIRECTORS OF WINTHROP RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL, THE BOARD OF DIRECTORS OF WINTHROP RECOMMENDS THAT STOCKHOLDERS ALSO VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE WINTHROP SPECIAL MEETING. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE TCF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE TCF SPECIAL MEETING WILL BE REQUIRED TO APPROVE A MOTION TO ADJOURN THE TCF SPECIAL MEETING ON THE MERGER PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE WINTHROP COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE WINTHROP SPECIAL MEETING WILL BE REQUIRED TO APPROVE A MOTION TO ADJOURN THE WINTHROP SPECIAL MEETING ON THE MERGER PROPOSAL.

                                 LEGAL OPINIONS

    The validity of the TCF Common Stock offered hereby and certain other matters will be passed upon for TCF by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Mr. Strangis, a director of TCF, is a member of Kaplan, Strangis and Kaplan, P.A. Certain legal matters in connection with the Merger will be passed upon for Winthrop by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota.

                                    EXPERTS

    The discussions included under "The Merger--Certain Federal Income Tax Consequences" were prepared for TCF by KPMG Peat Marwick LLP, independent certified public accountants, and have been included herein upon the authority of said firm as experts in tax accounting.

    The consolidated financial statements of TCF as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Winthrop as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Standard incorporated by reference in Standard's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Joint Proxy Statement, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    The Boards of Directors of TCF and Winthrop are not aware of any business to come before the Special Meetings other than those matters described in this Joint Proxy Statement/Prospectus. However, if any other matter should properly come before the Special Meetings, it is intended that holders of the proxies solicited hereby will act in accordance with their best judgment.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                 BY AND BETWEEN
                           TCF FINANCIAL CORPORATION
                                      AND
                         WINTHROP RESOURCES CORPORATION

                            ------------------------

                               FEBRUARY 28, 1997

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                         ---------
ARTICLE I--THE MERGER..................................................................................          5
         1.1  The Merger...............................................................................          5
         1.2  Effects of the Merger....................................................................          5
         1.3  Effect of Outstanding Shares of Target Common Stock and Target Options...................          6
         1.4  Rights of Holders of Target Common Stock.................................................          6
         1.5  No Fractional Shares.....................................................................          7
         1.6  Procedure for Exchange of Target Common Stock............................................          7
         1.7  Dissenting Shares........................................................................          8
         1.8  Effect on Common Stock of Acquisition....................................................          9
         1.9  Corporate Matters........................................................................          9
        1.10  Tax Consequences.........................................................................          9
        1.11  Contributions to TCF Bank................................................................          9
        1.12  Alternative Structure....................................................................          9

ARTICLE 2--REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................         10
         2.1  Organization and Qualification...........................................................         10
         2.2  Authority Relative to this Agreement; Non-Contravention..................................         10
         2.3  Capitalization...........................................................................         11
         2.4  1934 Act Reports.........................................................................         11
         2.5  Financial Statements.....................................................................         12
         2.6  Subsidiaries.............................................................................         12
         2.7  Absence of Undisclosed Liabilities.......................................................         12
         2.8  No Material Adverse Changes..............................................................         12
         2.9  Absence of Certain Developments..........................................................         12
        2.10  Litigation...............................................................................         13
        2.11  No Brokers or Finders....................................................................         13
        2.12  Compliance with Laws; Permits............................................................         13
        2.13  Prospectus/Proxy Statement...............................................................         14
        2.14  Pooling of Interests.....................................................................         14
        2.15  Validity of Purchaser Common Stock.......................................................         14
        2.16  Reports and Filings......................................................................         15
        2.17  Employee Benefit Plans...................................................................         15
        2.18  Disclosure...............................................................................         15

ARTICLE 3--REPRESENTATIONS AND WARRANTIES OF TARGET....................................................         15
         3.1  Organization and Qualification...........................................................         15
         3.2  Authority Relative to this Agreement; Non-Contravention..................................         15
         3.3  Capitalization...........................................................................         16
         3.4  1934 Act Reports and Regulatory Reports..................................................         16
         3.5  Financial Statements.....................................................................         16
         3.6  Leases...................................................................................         17
         3.7  Subsidiaries.............................................................................         17
         3.8  Absence of Undisclosed Liabilities.......................................................         18
         3.9  No Material Adverse Changes..............................................................         18
        3.10  Absence of Certain Developments..........................................................         18
        3.11  Properties...............................................................................         19
        3.12  Tax Matters..............................................................................         20
        3.13  Contracts and Commitments................................................................         21
        3.14  Litigation...............................................................................         21

        3.15  No Brokers or Finders....................................................................         21
        3.16  Employees................................................................................         21
        3.17  Employee Benefits Plans..................................................................         21
        3.18  Insurance................................................................................         23
        3.19  Related Party Transactions...............................................................         23
        3.20  Compliance with Laws; Permits............................................................         23
        3.21  Prospectus/Proxy Statement...............................................................         24
        3.22  Pooling of Interests.....................................................................         24
        3.23  Interest Rate Risk Management Instruments................................................         24
        3.24  State Takeover Laws......................................................................         24
        3.25  Disclosure...............................................................................         24

ARTICLE 4--CONDUCT OF BUSINESS PENDING THE MERGER......................................................         25
         4.1  Conduct of Business by Target............................................................         25
         4.2  Conduct of Business by Purchaser.........................................................         27

ARTICLE 5--ADDITIONAL COVENANTS AND AGREEMENTS.........................................................         28
         5.1  Filings and Approvals....................................................................         28
         5.2  Certain Lease and Related Matters........................................................         28
         5.3  Monthly Financial Statements.............................................................         28
         5.4  Expenses.................................................................................         28
         5.5  No Negotiations, etc.....................................................................         28
         5.6  Notification of Certain Matters..........................................................         29
         5.7  Access to Information; Confidentiality...................................................         29
         5.8  Filing of Tax Returns and Adjustments....................................................         30
         5.9  Registration Statement...................................................................         31
        5.10  Affiliate Letters........................................................................         32
        5.11  Disposition of Tainted Shares............................................................         32
        5.12  Employee Benefit Plans...................................................................         32
        5.13  Pooling of Interests; Tax Treatment......................................................         33
        5.14  Press Releases...........................................................................         33
        5.15  Indemnification and Insurance............................................................         33
        5.16  Purchaser SEC Reports....................................................................         34
        5.17  Securities Reports.......................................................................         34
        5.18  Stock Exchange Listing...................................................................         34
        5.19  Shareholder Approvals....................................................................         34
        5.20  Publication of Combined Financial Results................................................         34
        5.21  Employment Agreement Amendments..........................................................         34
        5.22  Failure to Fulfill Conditions............................................................         35
        5.23  Registration Relating to Target Options..................................................         35
        5.24  Target Debt..............................................................................         35

ARTICLE 6--CONDITIONS..................................................................................         35
         6.1  Conditions to Obligations of Each Party..................................................         35
         6.2  Additional Conditions to Obligation of Target............................................         36
         6.3  Additional Conditions to Obligation of Purchaser.........................................         38

ARTICLE 7--TERMINATION, AMENDMENT AND WAIVER...........................................................         40
         7.1  Termination..............................................................................         40
         7.2  Effect of Termination....................................................................         41
         7.3  Amendment................................................................................         42
         7.4  Waiver...................................................................................         42

ARTICLE 8--GENERAL PROVISIONS..........................................................................         42
         8.1  Public Statements........................................................................         42
         8.2  Notices..................................................................................         42
         8.3  Interpretation...........................................................................         43
         8.4  Severability.............................................................................         44
         8.5  Miscellaneous............................................................................         44
         8.6  Survival of Representations; Warranties and Covenants....................................         44
         8.7  Schedules................................................................................         44
         8.8  Descriptive Headings.....................................................................         44
         8.9  Parties in Interest......................................................................         44
        8.10  Counterparts.............................................................................         44

    EXHIBITS
           A  Form of Stockholder Agreement
           B  Form of Articles of Merger
           C  Form of Target Affiliate Letter
           D  Form of Purchaser Affiliate Letter

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT is made and entered into as of February 28, 1997, by and between TCF FINANCIAL CORPORATION, a Delaware corporation ("Purchaser") and WINTHROP RESOURCES CORPORATION, a Minnesota corporation ("Target").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Purchaser and Target have determined that it is in the best interests of Purchaser and Target and their respective shareholders to consummate the merger of Target and a newly formed corporation incorporated under the laws of the state of Minnesota ("Acquisition"), which will be a wholly owned first tier subsidiary of Purchaser (the "Merger") and, after consummation of the Merger, Purchaser will contribute the stock of the Surviving Corporation to one of its subsidiaries which is either a federal savings bank or a national bank ("TCF Bank");

    WHEREAS, as a condition and inducement to Purchaser's willingness to enter into this Agreement, each of certain shareholders of Target and Purchaser are simultaneously with execution of this Agreement entering into agreements in the form of Exhibit A attached hereto (the "Stockholder Agreement") pursuant to which such shareholders agree to vote in favor of the Merger at the meeting of Target's shareholders to consider the Merger;

    WHEREAS, Purchaser and Target desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests.

    NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time (as defined herein), Acquisition shall merge with and into Target. Target shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Minnesota. The "Effective Date" shall be the date on which the Merger is consummated in accordance with the terms and conditions of this Agreement and shall be on the date mutually agreed by the parties but no later than ten (10) business days after the last of the conditions set forth in Article 6 having been satisfied or waived (subject to applicable law) or on such other date to which the parties may mutually agree. The Merger shall become effective as set forth in and upon filing of the articles of merger in the form of Exhibit B attached hereto (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Minnesota Secretary") on the Effective Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, upon the filing of the Articles of Merger with the Minnesota Secretary.

    1.2 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 302A.641 of the MBCA. At the Effective Time, the Surviving Corporation shall thereupon and thereafter (a) be responsible and liable for all the liabilities, debts and obligations of each of Acquisition and Target, and (b) possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Acquisition and Target; all property, real, personal and mixed, and all debts due on any account, including subscriptions to shares and all choses in action, and all and every other interest, of or belonging to or due to each of Acquisition and Target shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Acquisition and Target shall not revert or be in any way impaired by reason of the Merger.

    1.3 EFFECT ON OUTSTANDING SHARES OF TARGET COMMON STOCK AND TARGET OPTIONS. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

    (a) TARGET COMMON STOCK. Each issued and outstanding share of common stock, par value $.01 per share, of Target ("Target Common Stock") (other than the following shares of Target Common Stock which shall be cancelled: (i) Dissenting Shares (as defined in Section 1.7(a)) and (ii) shares of Target Common Stock held directly or indirectly by Purchaser except for such shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), shall be converted into and exchangeable for the Merger Consideration (as herein defined). The "Merger Consideration" shall consist of
(i) .7766 of one (1) share of common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock") for each share of Target Common Stock (the "Exchange Ratio"), plus (ii) cash in lieu of any fractional share of Purchaser Common Stock as provided in Section 1.5. The Merger Consideration shall be paid to the holders of Target Common Stock as provided in Section 1.6. All of the shares of Target Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Target Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Section 1.3(a).

    (b) TARGET OPTIONS. Each option granted by Target to purchase shares of Target Common Stock (each a "Target Option" and collectively the "Target Options") which is outstanding and unexercised immediately prior to the Effective Time shall after the Effective Time be assumed by the Purchaser and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of Purchaser Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of Purchaser Common Stock deemed purchasable pursuant to such option; provided however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. Target agrees that the committee administering Target's 1992 Stock Incentive Plan (the "Target Stock Plan") will not exercise its discretion to permit holders of Target Options to receive a cash payment under Section 12.3 of the Target Stock Plan.

    1.4  RIGHTS OF HOLDERS OF TARGET COMMON STOCK.

    (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of Target Common Stock shall be deemed for all purposes, except as provided in Section 1.6(c) hereof, to evidence ownership of and to represent the number of whole shares of Purchaser Common Stock into which such shares of Target Common Stock shall have been converted pursuant to Section 1.3(a), and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of Purchaser Common Stock into which such shares of Target Common Stock shall have been converted on any matters on which the holders of record of Purchaser Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Target Common Stock, Purchaser may rely conclusively upon the record of shareholders maintained by Target or Target's stock transfer agent containing the names and addresses of the holders of record of Target Common Stock on the Effective Date.

    (b) On and after the Effective Date, Purchaser shall reserve a sufficient number of authorized but unissued shares of Purchaser Common Stock for issuance in connection with the exercise of the Target Options as provided in Section 1.3(c).

    1.5 NO FRACTIONAL SHARES. No fractional shares of Purchaser Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing Target Common Stock. In lieu of any fractional share, Purchaser shall pay to each holder of Target Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest) equal to (a) the closing sales price of the Purchaser Common Stock on the New York Stock Exchange on the Effective Date, multiplied by (b) the fractional share interest to which such holder would otherwise be entitled.

    1.6  PROCEDURE FOR EXCHANGE OF TARGET COMMON STOCK.

    (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of Target Common Stock (other than the following shares of Target Common Stock which shall be cancelled: (i) Dissenting Shares and (ii) shares of Target Common Stock held directly or indirectly by Purchaser except for such shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), upon surrender of such certificates to an exchange agent appointed by Purchaser (the "Exchange Agent"), shall be entitled to receive the Merger Consideration as follows: (i) certificates representing the number of whole shares of Purchaser Common Stock into which shares of Target Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.3(a) hereof, and (ii) cash payments in lieu of fractional shares, if any, as provided in Section 1.5 hereof. As soon as practicable after the Effective Date, Purchaser shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Target Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of Target Common Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Target Common Stock in exchange for the Merger Consideration. Purchaser shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Target Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this Section 1.6(a). In addition, certificates surrendered for exchange by any "affiliate" of Target (as defined in Section 5.10 hereof) shall not be exchanged for such consideration until the earlier of (i) the receipt by Purchaser of a written agreement from such person as provided in Section 5.10 hereof or (ii) the expiration of the restricted period for pooling of interests accounting treatment as contemplated by Section
5.10 hereof.

    (b) On the Effective Date, Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 1.5, certificates representing the aggregate of the shares of Purchaser Common Stock and cash of $100,000 to be used to pay for any fractional share interests under Section 1.5 (such cash and certificates are hereinafter referred to as the "Exchange Fund") to be paid or issued by Purchaser pursuant to this Article 1 in connection with the Merger. After the Effective Date, Purchaser shall, on the payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to certificates for Purchaser Common Stock held in the Exchange Fund.

    (c) Until outstanding certificates formerly representing Target Common Stock are surrendered as provided in Section 1.6(a) hereof, no dividend or distribution payable to holders of record of Purchaser Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Purchaser Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring subsequent to the Effective Date.

    (d) After the Effective Date, there shall be no further registration of transfers on the records of Target of outstanding certificates formerly representing shares of Target Common Stock and, if a certificate formerly representing such shares is presented to Target or Purchaser, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Purchaser Common Stock as herein provided.

    (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any Purchaser Common Stock or any dividends or distributions thereon and any cash) that remains unclaimed by the holders of Target Common Stock for six months after the Effective Date shall be returned or repaid to Purchaser. Any holders of Target Common Stock who have not theretofore complied with this Section 1.6 shall thereafter look only to Purchaser for delivery and payment of the Merger Consideration and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Target Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding certificates for shares of Target Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent not prohibited by abandoned property law and any other applicable law, become the property of Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Target Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) In the event any certificate for Target Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Purchaser Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement, provided, however, that Purchaser, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Purchaser, Target, the Surviving Corporation, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

    1.7  DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, the holder (a "Dissenting Shareholder") of any shares of Target Common Stock who has demanded and perfected such holder's demand for appraisal of said shares (the "Dissenting Shares") in accordance with Section 302A.471 and 302A.473 of the MBCA and as of the Effective Time, has neither effectively withdrawn nor lost his or her right to such appraisal shall not have a right to receive the aggregate Merger Consideration for such Dissenting Shares pursuant to Section
1.3 above and shall only be entitled to such rights as are granted by the MBCA. The Surviving Corporation shall make any and all payments due to holders of Dissenting Shares.

    (b) Notwithstanding the provisions of Section 1.7(a) above, if any Dissenting shareholder demanding appraisal of such Dissenting Shareholder's Dissenting Shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3 above upon surrender of the certificate or certificates representing such Dissenting Shares.

    (c) Target shall give Purchaser prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by Target under Sections 302A.471 and 302A.473 of the MBCA and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Target shall not, except with the prior written consent of Purchaser (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

    1.8 EFFECT ON COMMON STOCK OF ACQUISITION. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time all outstanding shares of common stock, $.01 par value, of Acquisition held by Purchaser will remain outstanding and shall be shares of common stock, $.01 par value, of the Surviving Corporation.

    1.9  CORPORATE MATTERS.  At the Effective Time:

    (a) CERTIFICATE OF INCORPORATION. The Articles of Incorporation of Target, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    (b) BYLAWS. The Bylaws of Target as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    (c) BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of the Surviving Corporation shall be as set forth in Schedule 1.9(c). On the Effective Date, Target will deliver to Purchaser the resignations of its directors who are not listed in Schedule 1.9(c). In addition, Purchaser shall cause its Board of Directors to be expanded by one (1) seat as of the Effective Time and such directorship shall, as of such time, be filled by one person serving on the Board of Directors of Target immediately prior to the Effective Time who shall be jointly selected by the Board of Directors of each of Purchaser and Target; it being the parties present intention that such person shall be John L. Morgan.

    (d) OFFICERS. Each person serving as an officer of Target immediately prior to the Effective Time shall continue to serve in such office for the Surviving Corporation at the Effective Time subject to the right of the Board of Directors of the Surviving Corporation to elect officers after the Effective Date.

    (e) EMPLOYMENT AGREEMENT AMENDMENTS. The Surviving Corporation and the officers of Target listed on Schedule 1.9(e) will enter into amendments to their respective employment agreements in the form of the amendment included in
Schedule 1.9(e) (the "Employment Agreement Amendments"), which amendment extends the term of the respective employment agreement for a period through the third anniversary of the Effective Date, modifies the definition of "good reason" and the non-competition provisions thereof.

    1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

    1.11 CONTRIBUTION TO TCF BANK. As part of the transactions contemplated by this Agreement, Purchaser intends to contribute the stock of the Surviving Corporation to TCF Bank after the Effective Time of the Merger.

    1.12 ALTERNATIVE STRUCTURE. Purchaser may structure the acquisition of Target contemplated by this Agreement through the merger of a wholly-owned subsidiary of TCF Bank with and into Target; provided that (i) there are no material adverse federal income tax consequences to shareholders of Target, Purchaser or the Surviving Corporation as a result of such modification, (ii) the consideration to be received by the shareholders of Target is not changed or altered and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals.

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Target as follows:

    2.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Purchaser is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act (the "HOLA") and is authorized under the HOLA to carry on its business as now conducted. Purchaser has filed an application with the Federal Reserve Board to become a bank holding company under the Bank Holding Company Act (the "BHCA") and the foregoing representation is subject to modification upon approval of such application and consummation of the conversion of Purchaser's savings bank subsidiaries to national banks to the effect that Purchaser will then be a bank holding company under the BHCA. The copies of the Charter (as defined below) and Bylaws of Purchaser which have been made available to Target prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Charter" with respect to any corporation or depository institution shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificate of incorporation or association and any and all amendments thereto. Purchaser is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. As used in this Agreement, the term "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the business, prospects, operations, results of operations or financial condition of such entity on a consolidated basis, it being understood that a Material Adverse Effect shall not include a change with respect to, or effect on, such entity resulting from a change in law, rule, regulation, generally accepted accounting principles ("GAAP") or regulatory accounting principles, as such would apply to the financial statements of such entity, a change with respect to, or effect on, such entity resulting from expenses incurred in connection with this Agreement or the transactions contemplated by this Agreement. At the Effective Time, Acquisition will be duly organized and validly existing under the laws of the state of Minnesota and will have the requisite corporate power and authority to carry on its business.

    2.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Stockholder Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stockholder Agreement by Purchaser and the Articles of Merger by Acquisition and the consummation by Purchaser and Acquisition of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser and, in the case of Acquisition, will be duly authorized by the Board of Directors of Acquisition and by the Board of Directors of Purchaser, acting on behalf of Purchaser as the sole shareholder of Acquisition and, except for approval of this Agreement and the Merger by the requisite vote of Purchaser's shareholders, the organization of Acquisition as a Minnesota corporation and the disposition of the "tainted" shares of TCF Common Stock necessary for the Merger to be accounted for as a pooling of interests as contemplated by Section 5.11, no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the Stockholder Agreement have been duly executed and delivered by Purchaser and, assuming they are the valid and binding obligations of the other parties thereto, constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in
Schedule 2.2, none of Purchaser or the Purchaser Subsidiaries (as defined in

Section 2.6) is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Articles of Merger, the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which will not, in the aggregate, have a Material Adverse Effect on the Purchaser. Except for (a) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"),
(b) the filing and effectiveness with the Securities and Exchange Commission (the "SEC") of a joint proxy statement/prospectus in definitive form relating to the meetings of Purchaser's and Target's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (c) the filing and effectiveness with the SEC of a Registration Statement on Form S-4 relating to the Purchaser to be issued in connection with this Agreement and the transactions contemplated hereby, and effectiveness of such Registration Statement, (d) the filing and effectiveness with the SEC of a Registration Statement on Form S-3 or other applicable form for the disposition of the tainted shares as contemplated by Section 5.11, (e) the approval of this Agreement by the requisite vote of the shareholders of Purchaser and Target, (f) requisite approvals under applicable blue sky laws, (g) the filing of the Articles of Merger with the Minnesota Secretary pursuant to the MBCA, and (h) such filings, authorizations or approvals as may be set forth in Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Purchaser, any of the Purchaser Subsidiaries or Acquisition for the consummation by Purchaser and Acquisition of the transactions contemplated by this Agreement, including the contribution of the stock of the Surviving Corporation by Purchaser to TCF Bank after the Effective Time of the Merger, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Purchaser.

    2.3 CAPITALIZATION. The authorized, issued and outstanding shares of capital stock of Purchaser as of the date hereof is correctly set forth on
Schedule 2.3. The issued and outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on
Schedule 2.3, there are as of the date hereof, no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Purchaser to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of Purchaser or the earnings or other attributes of Purchaser. Schedule 2.3 contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option or restricted stock agreements) or commitments. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote of the Purchaser are issued or outstanding except as set forth in Schedule 2.3.

    2.4 1934 ACT REPORTS. Prior to the execution of this Agreement, Purchaser has delivered or made available to Target complete and accurate copies of (a) Purchaser's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 (the "Purchaser 10-K Reports") as filed with the SEC, (b) all Purchaser proxy statements and annual reports to shareholders used in connection with meetings of Purchaser shareholders held since January 1, 1991 and (c) Purchaser's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Purchaser 10-Q Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1991, Purchaser has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act").

    2.5  FINANCIAL STATEMENTS.

    (a) The Purchaser financial statements (including any footnotes thereto) contained in the Purchaser 10-K Reports and the Purchaser 10-Q Reports have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and fairly present the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

    (b) The books and records of Purchaser have been, and are being, maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all material transactions customarily reflected in such books and records in respect of the business, assets, liabilities and affairs of Purchaser on a consolidated basis.

    2.6 SUBSIDIARIES. Schedule 2.6 correctly sets forth the name and jurisdiction of incorporation of each corporation, fifty percent or more of the voting securities of which is owned directly or indirectly by Purchaser (each a "Purchaser Subsidiary" and collectively the "Purchaser Subsidiaries"). All of the issued and outstanding shares of capital stock of each Purchaser Subsidiary are owned directly or indirectly by Purchaser free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

    2.7 ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.12) with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited balance sheet included in the audited consolidated financial statements of Purchaser as at the end of its last fiscal year (the "Latest Purchaser Balance Sheet Date") for which Purchaser has filed Purchaser 10-K Reports or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except (a) Liabilities incurred since the Latest Purchaser Balance Sheet Date in the ordinary course of business, (b) as otherwise disclosed on
Schedule 2.7, or (c) other Liabilities which, in aggregate, are not material.

    2.8 NO MATERIAL ADVERSE CHANGES. Since the end of the last fiscal year for which Purchaser has filed Purchaser 10-K Reports to the date hereof, there has been no event, occurrence or development in the business of Purchaser or the Purchaser Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser or adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

    2.9 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in Purchaser's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, in any Current Reports of Purchaser on Form 8-K filed prior to the date of this Agreement, or on Schedule 2.9 unless otherwise expressly contemplated or permitted by this Agreement, since September 30, 1996 to the date hereof, Purchaser has not:

    (a) issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, except (i) deposit and other bank obligations in the ordinary course of business, (ii) pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 2.3, or (iii) the grant to employees and directors of stock options and restricted stock under Purchaser's 1995 Incentive Stock Program and Director Stock Program (the "Purchaser Stock Plans") in the ordinary course of business;

    (b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of capital stock of Purchaser or any of the Purchaser Subsidiaries or other securities of Purchaser or any of the Purchaser Subsidiaries, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 2.3, or stock options issued in the ordinary course of business after the date hereof;

    (c) split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities, except (i) dividends paid in cash by the Purchaser Subsidiaries which are wholly owned by Purchaser to Purchaser or to another wholly owned Purchaser Subsidiary and (ii) the regular quarterly cash dividend of $.1875 for each share of Purchaser Common Stock;

    (d) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

    (e) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Purchaser on a consolidated basis, except in exchange for debt previously contracted, including real estate acquired through foreclosure or deed in lieu of foreclosure ("REO");

    (f) taken any other material action or entered into any material transaction other than in the ordinary course of business; or

    (g) agreed to do any of the foregoing.

    2.10 LITIGATION. Except as set forth on Schedule 2.10, there are no actions, suits, proceedings, orders, audits or investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries or any employee benefit plan of Purchaser or any of the Purchaser's Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in which the adverse party or parties seeks or could be reasonably expected to receive recovery from Purchaser or any Purchaser Subsidiary, or their respective properties or assets, of an amount or value in excess of $350,000, or injunctive or other equitable relief.

    2.11 NO BROKERS OR FINDERS. Except as disclosed on Schedule 2.11, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Purchaser or any of the Purchaser Subsidiaries.

    2.12 COMPLIANCE WITH LAWS; PERMITS. Each of Purchaser and the Purchaser Subsidiaries has complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties or employee benefit plans of Purchaser or any of the Purchaser Subsidiaries and to which Purchaser or any of the Purchaser Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974 ("ERISA"), the HOLA (if applicable), the BHCA (if applicable), the National Bank Act (if applicable), the Federal Deposit Insurance Act (the "FDIA"), the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act and the Equal Credit Opportunity Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or adversely affect Purchaser's ability to consummate the transactions contemplated hereby; and, to the Knowledge (as defined herein) of Purchaser, no claims have been filed by any such governments or agencies against Purchaser or any of the Purchaser Subsidiaries alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies which would, individually or in the aggregate, have a Material Adverse Effect on Purchaser or adversely affect Purchaser's ability to consummate the transactions contemplated hereby. As used in this Agreement, the terms "Knowledge" of an entity or "Known" by an entity means the knowledge actually possessed by any director or executive officer of such entity after due inquiry as may be reasonably appropriate in the circumstances. Each of Purchaser and the Purchaser Subsidiaries holds all of the permits, license, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, except where failure to obtain such authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or adversely affect the ability of Purchaser to consummate the transactions contemplated hereby. Neither Purchaser nor any of the Purchaser Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory agreement letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of Purchaser or any Purchaser Subsidiary (individually, a "Bank Regulator" and collectively, the "Bank Regulators"), which would have a Material Adverse Effect on Purchaser nor have any of Purchaser or any of the Purchaser Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking.

    2.13 PROSPECTUS/PROXY STATEMENT. At the time the Registration Statement (as defined in Section 5.9(a) hereof) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.9(a) hereof) is mailed to the shareholders of Target and Purchaser in order to obtain approvals referred to in Section 5.19 and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Purchaser (including the Purchaser Subsidiaries) and its shareholders, Purchaser Common Stock, this Agreement, the Articles of Merger, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder ("1933 Act") and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any written information or representations under this Agreement, including financial statements, of or provided by Target for such Prospectus/Proxy Statement.

    2.14 POOLING OF INTERESTS. Except as disclosed on Schedule 2.14, to the Knowledge of Purchaser, neither Purchaser nor any of the Purchaser Subsidiaries has taken or agreed to take any action, or omitted or agreed to omit to take any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

    2.15 VALIDITY OF PURCHASER COMMON STOCK. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

    2.16 REPORTS AND FILINGS. Since January 1, 1991, each of the Purchaser and the Purchaser Subsidiaries have filed each report or other filing it was required to file with any Banking Regulator having jurisdiction over it (together with all exhibits thereto, the "Purchaser Regulatory Reports"), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on the Purchaser, or the ability of the Purchaser to consummate the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each of the Purchaser Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

    2.17 EMPLOYEE BENEFIT PLANS. Purchaser is not aware of any facts or circumstances with respect to any "Purchaser Employee Benefit Plan" that could reasonably be expected to have a Material Adverse Effect on Purchaser. For purposes of this Section 2.17, a Purchaser Employee Benefit Plan is any plan, policy, practice, arrangement or agreement providing for benefits, compensation (other than current cash compensation) or perquisites to any current or former employee or independent contractor, or the dependents or family members of any such current or former employee or independent contractor, with respect to which Purchaser, any Purchaser Subsidiary or any other person who under applicable law would, together with Purchaser, be deemed to be a single employer, could have any liability.

    2.18 DISCLOSURE. The representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact Known to Purchaser which has not been disclosed to Target pursuant to this Agreement, the Schedules hereto and the Purchaser 10-K Reports and the Purchaser 10-Q Reports, all taken together as a whole, which would have or would reasonably be expected to have a Material Adverse Effect on Purchaser or materially adversely affect the ability of Purchaser to consummate in a timely manner the transactions contemplated hereby.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF TARGET

    Target hereby represents and warrants to Purchaser as follows:

    3.1 ORGANIZATION AND QUALIFICATION. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota and has the requisite corporate power to carry on its business as now conducted. The copies of the Charter and Bylaws of Target which have been made available to Purchaser prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Target is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Target.

    3.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Target has the requisite corporate power and authority to enter into this Agreement and the Articles of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Articles of Merger by Target and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Target and, except for approval of this Agreement and the Merger by the requisite vote of Target's shareholders, no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and, assuming it is a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Target enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 3.2, Target is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which will not, in the aggregate, have a Material Adverse Effect on Target. Except for (a) the filings, notices, consents and approvals described in Section 2.2 hereof and (b) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Target for the consummation by Target of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, be materially adverse to Target on a consolidated basis or adversely affect the consummation of the transactions contemplated hereby.

    3.3 CAPITALIZATION. The authorized, issued and outstanding shares of capital stock of Target as of the date hereof is correctly set forth on Schedule
3.3. The issued and outstanding shares of capital stock of each of Target are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 3.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Target to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of Target, or the earnings or other attributes of Target. Schedule 3.3 contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option or restricted stock agreements) or commitments.

    3.4 1934 ACT REPORTS AND REGULATORY REPORTS. Prior to the execution of this Agreement, Target has delivered or made available to Purchaser complete and accurate copies of (a) Target's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 (the "Target 10-K Reports") as filed with the SEC, (b) all Target proxy statements and annual reports to shareholders used in connection with meetings of Target shareholders held since January 1, 1993 and
(c) Target's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Target 10-Q Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1993, Target has filed in a timely manner all reports that it was required to file with the SEC (the "Target Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the Target Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

    3.5  FINANCIAL STATEMENTS.

    (a) The Target financial statements (including any footnotes thereto) contained in the Target 10-K Reports and the Target 10-Q Reports have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and fairly present the consolidated financial position of Target as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

    (b) The books and records of Target have been, and are being, maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all material transactions customarily reflected in such books and records in respect of the business, assets, liabilities and affairs of Target.

    3.6 LEASES. Target has delivered to Purchaser (i) a true, correct and complete list of all leases, licenses or other agreements (each a "Lease" and collectively the "Leases") in effect on the date hereof under which Target as lessor or licensor affords another person the use of tangible or intangible property and (ii) the forms of the Leases used by Target. The Leases (i) were made for valuable consideration, (ii) constitute the valid obligations of parties thereto, (iii) are legally enforceable in all material respects according to their terms (except as enforceability may be affected by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditor's rights generally), (iv) comply with all legal requirements applicable to the provisions of the Leases in all material respects, and (v) constitute "net" leases and "full-payout" leases as those terms are defined in rules and regulations of the Office of the Comptroller of the Currency, except for Leases which, in aggregate, have a net asset value less than 1% of the Target's overall lease portfolio. Except as set forth in Schedule 3.6, each party to the Leases has performed its respective obligations under the Lease in all material respects. Schedule 3.6 sets forth, as of January 31, 1997, each Lease for which (A) the lessee's obligation to pay the "Monthly Lease Charge" (as such term is used in the schedules to the Leases) is more than thirty (30) days past due, (B) such past due amount exceeds $50,000, and (C) the remaining Monthly Lease Charges under such Lease exceed $250,000. Target represents and warrants that since the date it acquired the assets of Capital Business Leasing, Inc., all information provided to Colonial Pacific Leasing ("Colonial") or to any other purchaser of leases originated by Target ("Lease Purchasers"), whether in the term of lease applications submitted to Colonial and/or Lease Purchasers or otherwise, has been an accurate reflection of all material information available to Target as independently verified by Target according to Target's policies and procedures (which are included in Schedule 3.6), and that Target has complied in all material respects with all policies and procedures required by Colonial and/or Lease Purchasers pursuant to any of their respective manuals, or agreements with Target. Each Lease was originated by Target in the ordinary course of its business and contains customary remedies provisions intended to enable realization against the lessee and/or the tangible and intangible property leased which, in the aggregate, should be adequate for the practical realization of the intended benefits of such remedies, except for Leases of equipment having in the aggregate original equipment cost equal to or less than $500,000. No person has a participation in or other right to receive any remaining scheduled payments under any Lease, and Target has not taken any action to convey any right to any person that would result in such person having a right to any remaining scheduled payments received with respect to any Lease except for (i) assignments and security interests granted in connection with loans, the proceeds of which were used to finance or refinance the purchase of the property subject to the Lease, provided that such financings are scheduled to be paid in full from the scheduled payments under the Leases, and (ii) the arrangements disclosed in Schedule 3.6. Each Lease was originated or purchased by, or assigned to, Target without any fraud or intentional or reckless misrepresentation on the part of Target. Each lessee under each Lease had a location in the United States at the inception of the Lease, except for Leases which, in the aggregate, have a net asset value of less than 1% of the Target's overall lease portfolio. All material filings and other material actions required to be made, taken or performed by any person in any jurisdiction to give or evidence Target's ownership interest in the Leases and the tangible and intangible personal property subject to the Leases have been made, taken or performed, except with respect to leased equipment contained on a Lease schedule having an initial purchase price of $150,000 or less.

    3.7 SUBSIDIARIES. Target does not own or otherwise hold fifty percent or more of the voting securities of any corporation. Except as otherwise disclosed on Schedule 3.7, Target does not own any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except readily marketable securities owned by Target in the ordinary course of its business.

    3.8 ABSENCE OF UNDISCLOSED LIABILITIES. All of the Liabilities of Target are reflected, disclosed or reserved against in the audited balance sheet included in the audited consolidated financial statements of Target as at the end of its last fiscal year (the "Latest Target Balance Sheet Date") for which Target has filed Target Regulatory Reports or in the notes thereto, except (a) Liabilities incurred since the Latest Target Balance Sheet Date in the ordinary course of business, (b) as otherwise disclosed on Schedule 3.8 or (c) other Liabilities which, in the aggregate, are not material. As of September 30, 1996, except those leases or licenses entered into by Target in the ordinary course of business, there are no agreements or commitments binding Target to enter into a lease or license with any person for property having an aggregate value in the amount of $100,000 or more, except as set forth on Schedule 3.8.

    3.9 NO MATERIAL ADVERSE CHANGES. Since the end of the last fiscal year for which Target has filed Target 10-K Reports to the date hereof, there has been no event, occurrence or development in the business of Target that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Target or adversely affect the ability of Target to consummate the transactions contemplated hereby.

    3.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 or in any Current Reports of Target on Form 8-K filed prior to the date of this Agreement, or on Schedule 3.10, unless otherwise expressly contemplated or permitted by this Agreement, since September 30, 1996 to the date hereof, Target has not:

    (a) issued, sold or modified any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or granted any options or restricted stock grants, except the issuance of shares of Target Common Stock pursuant to the exercise of stock options identified on Schedule 3.3;

    (b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of capital stock of Target or other securities of Target, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on
Schedule 3.3;

    (c) split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities, except the regular quarterly cash dividend of $.05 per share on the Target Common Stock which has been declared to shareholders of record on March 14, 1997 and is payable on April 1, 1997;

    (d) borrowed any amount or incurred or became subject to any material liability, except liabilities (x) incurred in the ordinary course of business or
(y) incurred under the contracts and commitments disclosed in Schedule 3.13;

    (e) discharged or satisfied any material lien or encumbrance on the properties or assets of Target or paid any material liability other than in the ordinary course of business;

    (f) leased, sold, assigned, transferred, mortgaged, pledged or subjected to any lien or other encumbrance any of its assets with an aggregate market value in excess of $100,000 except (i) in the ordinary course of business, (ii) liens and encumbrances for current property taxes not yet due and payable and (iii) liens and encumbrances which do not materially affect the value of or interfere with the current use or ability to convey, the property subject thereto or affected thereby;

    (g) canceled any material debts or claims or waived any rights of material value, except in the ordinary course of business or upon payment in full;

    (h) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on Target;

    (i) made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee with an annual salary in excess of $100,000 other than bonuses, compensation increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to Purchaser;

    (j) made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement except as set forth on Schedule 3.10(j);

    (k) made any single or group of related capital expenditures or commitment therefor in excess of $100,000 or entered into any lease or group of related leases as lessee with the same party which involves aggregate lease payments payable of more than $100,000 for any group of related leases in the aggregate except as set forth on Schedule 3.10(k);

    (l) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Target on a consolidated basis, except in exchange for debt previously contracted except as set forth on Schedule 3.10(l);

    (m) taken any other material action or entered into any material transaction other than in the ordinary course of business; or

    (n) agreed to do any of the foregoing.

    3.11  PROPERTIES.

    (a) Target does not and has never owned title to any real property and has good and marketable title to all of the personal property, fixtures, furniture and equipment reflected on the consolidated balance sheet as of September 30, 1996 of Target included in the Target 10-Q Report for such quarterly period (the "Target Latest Balance Sheet") or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens on property which Target leases or licenses to third parties which were incurred in the ordinary course of business, (ii) liens, encumbrances or security interests set forth on
Schedule 3.11(a), (iii) utility and other easements, encumbrances and restrictions that do not interfere with the present use of the property for the business being conducted thereon, (iv) liens for current taxes and special assessments not delinquent, (v) leasehold estates with respect to multi-tenant buildings owned by Target, which leases are identified on Schedule 3.11(a), (vi) landlords' and statutory liens and (vii) property disposed of since the date of the Target Latest Balance Sheet in the ordinary course of business.

    (b) Schedule 3.11(b) contains complete and correct copies of (i) all leases relating to real property leased by Target, and (ii) each lease or license for personal property to which Target is a party as lessee or licensee and which (A) has a remaining term of one year or more and which involves annual payments of more than $50,000, has a term of less than one year and which involves remaining payments in excess of $100,000, or any group of leases or licenses with the same party which have remaining terms of one year or more and which involve annual payments of more than $50,000 in the aggregate or which have remaining terms of less than one year and which involve remaining payments in excess of $100,000 in the aggregate, (B) is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) was not entered into in the ordinary course of business. The leases and licenses contained in
Schedule 3.11(b) are in full force and effect. Target (if a lessee under such lease or licensee under such license) has a valid and existing interest under each such lease or license for the term set forth therein. With respect to such leases and licenses, Target is not in default, nor, to the Knowledge of Target, are any of the other parties to any of such leases and licenses in default. To the Knowledge of Target, there has been no cancellation or material breach by any other party to any lease or license required to be disclosed in Schedule 3.11(b).

    (c) Except as set forth in Schedule 3.11(c), all of the real property and material personal property necessary for the conduct of the business of Target are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Target owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment sufficient for the conduct of its business as it is presently being conducted.

    (d) Except as set forth in Schedule 3.11(d), neither Target nor any of the real property leased by Target is, to the Knowledge of Target, in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including applicable environmental protection laws and regulations, which violations would, individually or in the aggregate, have a Material Adverse Effect on Target; and Target has not received any notice of any such violation which has not been remedied or cured, or of the existence of any condemnation proceeding with respect to any real properties owned or leased by Target. Except as set forth in Schedule 3.11(d), to the Knowledge of Target, no hazardous substances, hazardous wastes, pollutants or contaminants have been deposited or disposed of in, on or under any real properties currently leased by Target, except in compliance with applicable law. Except as set forth in Schedule 3.11(d), to the Knowledge of Target, the amount or level of asbestos or ureaformaldehyde materials which exist in or on any of Target's currently leased properties does not constitute a health hazard to individual occupants or users of such properties, and no electrical transformers or capacitors, other than those owned by public utility companies, located on such properties contain any PCBs, except to the extent not likely to constitute a health hazard to individual occupants or users of such properties. Except as set forth in
Schedule 3.11(d), to the Knowledge of Target, no prior owners, occupants or operators of any real property currently leased by Target ever used such properties as a dump or gasoline service station, and no real property currently or within the last ten years prior to the date hereof leased by Target is or was located in or in proximity to any real properties Known by Target to be listed on the Comprehensive Environmental Response, Compensation and Liability Information System or on the National Priorities List.

    3.12 TAX MATTERS. Except as disclosed in Schedule 3.12, Target and all members of any consolidated, affiliated, combined or unitary group of which Target is a member have filed or will file all Tax and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date except for those returns (other than income tax returns) for which the failure to file would not result in any material penalty, fine or other consequence for Target, and have paid (or have accrued or reserved or will accrue or reserve, prior to the Effective Date, amounts for the payment of) all Taxes shown to be due on such returns and reports relating to the time periods covered thereby. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Target Latest Balance Sheet are sufficient for the payment of all unpaid Taxes of Target accrued for all periods ended on or prior to the date of the Target Latest Balance Sheet. Except as disclosed on Schedule 3.12, Target has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Target has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party in any material respect. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of Target or shall be reflected on the books of Target as an accrued Tax liability determined in a manner which is consistent with past practices. No Tax returns (with the exception of state sales tax returns) of Target have, during the past five (5) years, been audited by any governmental authority other than as disclosed on Schedule 3.12; and, except as set forth on Schedule 3.12, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Target. Target has not made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim is pending or outstanding against Target with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Target was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each party hereto and its commonly controlled entities and all members of any consolidated, affiliated, combined or unitary group of which any of them is a member.

    3.13 CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 3.13, Target (i) is not a party to any collective bargaining agreement or contract with any labor union, (ii) is not a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person except oral or written offers of employment for employment "at will", (iii) is not a party to any written or oral agreement or understanding to repurchase assets previously sold or leased (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement, (iv) is not a party as of the date hereof to any (A) except for contracts entered into in the ordinary course of its business, contract with a remaining term in excess of one year which is not terminable, without penalty, on 30 or fewer days notice at any time before or after the expiration of such one-year period for the purchase or sale of assets, products or services, under which the undelivered balance of such assets, products and services has a purchase price in excess of $100,000 for any individual contract or $100,000 in the aggregate for any group of contracts with the same party, (B) other contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K, of the SEC to be performed after the date of this Agreement, or (C) other material agreement or contract which was not entered into in the ordinary course of business and which is not disclosed on Schedules 3.11(a) or 3.11(b), or (v) does not have any commitment for a capital expenditure in excess of $100,000.

    3.14 LITIGATION. Except as set forth on Schedule 3.14, there are no actions, suits, proceedings, audits, orders or investigations (i) pending or, to the Knowledge of Target, threatened against Target or any employee benefit plan of Target, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in which the adverse party or parties seeks or could be reasonably expected to receive recovery from Target, or its respective properties or assets, of an unspecified amount, an amount or value in excess of $100,000, or injunctive or other equitable relief, or (ii) asserted by Target against any other party in which Target claims damages of more than $250,000 or injunctive or other equitable relief.

    3.15 NO BROKERS OR FINDERS. Except as disclosed on Schedule 3.15, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Target.

    3.16 EMPLOYEES. Except as set forth on Schedule 3.16, Target has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes.

    3.17  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. For the purposes of this Agreement, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for severance payments, insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits) applicable to the employees of Target, to which

Target contributes, or which Target has committed, prior to the date of this Agreement, to implement after the date of this Agreement for its employees. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with Target for which Target is or would be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of Target where there is no ownership affiliation between such customers and Target.

    (b) Except as disclosed on Schedule 3.17:

        (i) FULL DISCLOSURE OF ALL PLANS. With respect to all employees and former employees of Target (and all dependents and beneficiaries of such employees and former employees) does not:

           (A) maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements;

           (B) maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

           (C) maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code)("Defined Benefit Plans");

           (D) maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA);

           (E) maintain or contribute to any retiree medical program; and

           (F) maintain or are obligated under any severance policy or other severance arrangement for employees.

        (ii) FUNDING. With respect to the Plans, (A) all required contributions which are due have either been made or properly accrued and (B) Target is not liable for any accumulated funding deficiency as that term is defined in
    Section 412 of the Code.

       (iii) PLAN DOCUMENTS. With respect to all Plans sponsored, maintained or administered by Target and all Plans to which Target is or may be obligated to contribute, Target has delivered to Purchaser true and complete copies of
    (A) the most recent determination letter, if any, received by Target from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and summary plan descriptions (including summary of material modifications) with respect to each Plan.

        (iv) DEFINED BENEFIT PLANS. Neither Target nor any affiliate of Target maintains or has maintained any Defined Benefit Plans that would result, based upon a termination or otherwise, in any unfunded liability to Target or Purchaser under Title IV of ERISA as of the Effective Date. There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by Target. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by Target. No Defined Benefit Plan has been terminated that will result in a material liability by Target to the Pension Benefit Guaranty Corporation.

        (v) MULTIEMPLOYER PLANS. Target does not have any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

        (vi) FIDUCIARY BREACH; CLAIMS. Neither Target nor, to Target's Knowledge, any of its respective directors, officers, employees or other fiduciaries has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject Target, directly or indirectly, to any material liability under ERISA or any applicable law. There are no actions, suits or claims pending against Target relating to benefits other than routine, uncontested claims for benefits.

       (vii) PROHIBITED TRANSACTIONS. Neither Target nor, to Target's Knowledge, any of their respective officers, directors, employees, or any other fiduciaries of any Plan has incurred any material liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

      (viii) MATERIAL COMPLIANCE WITH LAW. All Plans have been consistently administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. Target has not incurred any material liability in connection with any failure to file timely any Tax information returns or reports or other required filings, disclosures and contributions with respect to all Plans. No condition exists that limits the right of Target to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA, the Code or other applicable law).

        (ix) VEBA FUNDING. No Plan is funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. To the extent applicable, the limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

        (x) RETIREMENT AND COBRA BENEFITS. Target does not have actual or potential material liability under current law for benefits after separation from employment other than (i) benefits under Plans listed on Schedule 3.17 or described in Section 3.17(b)(i) hereof, and (ii) health care continuation benefits described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

        (xi) COLLECTIVE BARGAINING. No Plan is maintained in whole or in part pursuant to collective bargaining.

       (xii) EMPLOYEE STATUS. As of the date of this Agreement, no employee of Target is absent due to (A) a disability that currently entitles the employee to current benefits under any long-term disability plan sponsored by Target or (B) to the Knowledge of the Target, military service leave of absence. Except as otherwise disclosed in other Sections of this Agreement or the Schedules thereto, all employees of Target are "at will" employees.

    3.18 INSURANCE. Schedule 3.18 contains each insurance policy maintained by Target with respect to its business, operations, properties and assets. All such insurance policies are in full force and effect, and Target is not in default with respect to its obligations under any of such insurance policies.

    3.19 RELATED PARTY TRANSACTIONS. Except as set forth on Schedule 3.19, neither Target nor any executive officer or director of Target, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such persons "controls" (within the meaning of Regulation O of the Federal Reserve Board ("FRB")), has any loan agreement, note or borrowing arrangement or any other agreement with Target (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Target.

    3.20 COMPLIANCE WITH LAWS; PERMITS. Target has complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of Target and to which Target may be subject, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Target or adversely affect Target's ability to consummate the transactions contemplated hereby; and, to the Knowledge of Target, no claims have been filed by any such governments or agencies against Target alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Target holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, except where failure to obtain such authorizations would not, individually or in the aggregate, have an Material Adverse Effect on Target or adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

    3.21 PROSPECTUS/PROXY STATEMENT. At the time the Prospectus/Proxy Statement is mailed to the shareholders of Purchaser and Target in order to obtain approvals referred to in Section 5.19 hereof and at all times subsequent to such mailing up to and including the times of such approvals, such Prospectus/ Proxy Statement (including any supplements thereto), with respect to all information furnished to Purchaser by Target (as provided in Section 5.9(c) hereof) for inclusion in the Prospectus/Proxy Statement or consistent with information so furnished by Target and set forth therein relating to Target and its shareholders, this Agreement, the Plan of Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

    3.22 POOLING OF INTERESTS. To the Knowledge of Target, Target has not taken or agreed to take any action, or omitted or agreed to omit to take any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

    3.23 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. There are no interest rate swaps, caps, floors and option agreements and any similar interest rate risk management agreements to which Target is a party or by which any of its properties or assets may be bound.

    3.24 STATE TAKEOVER LAWS. The Board of Directors of Target has approved the execution of this Agreement and authorized and approved the Merger prior to the execution by the Company of this Agreement in accordance with the Section 302A.673 of the MBCA, so that such section will not apply to this Agreement, the transactions contemplated hereby or the Stockholders Agreements. The Board of Directors of Target has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other antitakeover laws or regulations of any state.

    3.25 DISCLOSURE. The representations and warranties of Target contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact Known to Target which has not been disclosed to Purchaser pursuant to this Agreement, the Schedules hereto and the Target 10-K Reports and the Target 10-Q Reports, all taken together as a whole, which would have or would reasonably be expected to have a Material Adverse Effect on Target or materially adversely affect the ability of Target to consummate in a timely manner the transactions contemplated hereby.

                                   ARTICLE 4
                     CONDUCT OF BUSINESS PENDING THE MERGER

    4.1 CONDUCT OF BUSINESS BY TARGET. From the date of this Agreement to the Effective Date, unless Purchaser shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.1:

    (a) the business of Target shall be conducted only in, and Target shall not take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and with prudent leasing practices;

    (b) Target shall not, directly or indirectly:

        (i) amend or propose to amend its Charter or Bylaws;

        (ii) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except pursuant to the exercise of the options set forth on Schedule 3.3 on the date of this Agreement;

       (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of Target or other securities of Target, except pursuant to the agreements, arrangements or commitments identified on Schedule 3.3;

        (iv) split, combine or reclassify any outstanding shares of capital stock of Target, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Target except the regular quarterly cash dividends of not more than $.05 per share which is, subject to declaration by its Board of Directors, to be payable to shareholders of record on or about June 15, 1997 and payable on or about July 1, 1997;

        (v) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business;

        (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of Target or pay any material liability, except in the ordinary course of business;

       (vii) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $100,000, except (A) in the ordinary course of business; (B) liens and encumbrances for current property taxes not yet due and payable and (C) liens and encumbrances which do not materially affect the value of, or interfere with the current use or ability to convey, the property subject thereto or affected thereby;

      (viii) cancel any material lease, debt or claims or waive any rights of material value, except in the ordinary course of business or upon payment in full;

        (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Target on a consolidated basis, except in exchange for debt previously contracted;

        (x) other than as set forth on Schedule 3.11 on the date of this Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $100,000 (other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain assets in good repair) or enter into any lease or group of leases as lessee with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of leases with the same party in the aggregate;

        (xi) other than as set forth on Schedule 3.11 on the date of this Agreement, commit to enter into any Lease or contemporaneously enter into a group of lease schedules with the same party or enter into any Lease or contemporaneously enter into a group of lease schedules with the same party which involves aggregate Monthly Lease Charges (as defined in such Lease or lease schedules) payable during the term of the Lease of more than $10,000,000 without prior consultation with Purchaser's Chief Financial Officer;

       (xii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the matters set forth in this Section 4.1(b) except in the ordinary course of business;

       (xiii) without prior consultation with Purchaser, purchase or otherwise acquire any investments, direct or indirect, in any derivative securities other than occasional overnight investments of excess cash; or

       (xiii) without prior consultation with Purchaser, enter into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

    (c) Target shall not, directly or indirectly, enter into, modify or terminate any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an annual salary over $100,000, other than (i) in the ordinary course and in a manner consistent with past practices or (ii) as contemplated by this Agreement, and shall promptly notify Purchaser of any termination or resignation of any officer or key employee;

    (d) Target shall not adopt or amend any profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law or shall grant any stock option except as set forth in Schedule 3.10(j);

    (e) Target shall use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

    (f) Target shall not enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is required to be set forth on Schedule 3.14 or to which Target becomes a party after the date of this Agreement which is required to be disclosed in an updated Schedule 3.14, without prior consultation with Purchaser's General Counsel;

    (g) Target shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of Target and to keep available the services of its officers and employees as a group and preserve intact material agreements, and Target shall establish a committee of senior management personnel which will confer on a regular and frequent basis with a committee of senior management personnel of Purchaser, as reasonably requested by Purchaser, to report on operational matters and the general status of ongoing operations and to plan for the operations of the Surviving Corporation upon consummation of the Merger;

    (h) Target shall not take any significant action with respect to any of the Leases inconsistent with past practices or then current prudent practices, materially alter its leasing portfolio or, without prior consultation with Purchaser, voluntarily take any action that will have or can reasonably be expected to have a Material Adverse Effect on leases or licenses of Target;

    (i) with respect to real properties leased by Target and any material personal property leased or licensed by Target for its use, Target shall not renew, exercise an option to extend, cancel or surrender any such lease or license nor allow any such lease or license to lapse, without prior consultation with Purchaser; and

    (j) Target shall not agree to any action prohibited by any of the foregoing;

provided, however, that in the event Target would be prohibited from taking any action by reason of this Section 4.1 without the prior written consent of Purchaser, such action may nevertheless be taken if Target is expressly required to do so by law and Target promptly informs Purchaser of such action. For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

    4.2 CONDUCT OF BUSINESS BY PURCHASER. From the date of this Agreement to the Effective Date, unless Target shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.2:

    (a) Purchaser shall not issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (i) pursuant to the exercise of the options or warrants or the conversion of convertible securities set forth on Schedule 2.3 and pursuant to the exercise of options granted under clause (iii) below, (ii) issuances of Purchaser Common Stock to satisfy the employer matching obligations under the Purchaser's 401-K Plan for the participants in such plan who elect to invest in Purchaser common Stock, (iii) grants of options and restricted stock under the Purchaser Stock Plans in the ordinary course of business, (iv) pursuant to Purchaser's dividend reinvestment plan, or (v) issuance of shares of Purchaser common Stock to satisfy the "tainted shares" requirement to have the Merger treated as a pooling of interests for accounting purposes;

    (b) Purchaser shall not redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of Purchaser or other securities of Purchaser, except pursuant to the agreements, arrangements or commitments identified on Schedule 2.3 and any redemption of redeemable debt, including but not limited to Purchaser's outstanding convertible debentures;

    (c) Purchaser shall not split, combine or reclassify any outstanding shares of capital stock of Purchaser or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Purchaser except the regular quarterly cash dividends of not more than $.32 per share;

    (d) Purchaser shall not borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business or borrowings to redeem outstanding debentures;

    (e) Neither Purchaser nor any Purchaser Subsidiary shall amend its Charter or Bylaws in a manner which would adversely affect in any manner the terms of the Purchaser Common Stock, or the ability of Purchaser to consummate the transactions contemplated hereby in a timely manner;

    (f) Neither Purchaser nor any Purchaser Subsidiary shall make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate would adversely affect the ability of Purchaser or Acquisition to consummate the transactions contemplated hereby in a timely manner; or

    (g) Purchaser shall not agree to do any of the foregoing.

                                   ARTICLE 5
                      ADDITIONAL COVENANTS AND AGREEMENTS

    5.1 FILINGS AND APPROVALS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications or other documents required to comply with applicable laws and regulatory requirements in connection with the Merger contemplated by this Agreement, and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in making such filings and taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

    5.2 CERTAIN LEASE AND RELATED MATTERS. Target will furnish to Purchaser a complete and accurate list on the date hereof as of the most recent date the reports referred to below have been prepared and, within fifteen (15) business days after the end of its reporting cycle (which shall be no less frequently than monthly), of (a) all of Target's periodic internal account receivable aging reports prepared during such reporting period (which reports will be prepared in a manner consistent with past practice), (b) any Leases for which (i) the lessee is in any bankruptcy or receivership proceeding, or (ii) the lessee's obligation to pay Monthly Lease Charges in an amount in excess of $50,000 is more than thirty (30) days past due and the aggregate remaining Monthly Lease Charges due from such lessee under such lessee's Lease exceeds $250,000, and (c) a list of all Leases entered into by Target as lessee or licensee during the reporting period. The representations set forth in Section 3.6 shall also apply to any Leases entered into by Target.

    5.3 MONTHLY FINANCIAL STATEMENTS. Target shall furnish Purchaser with Target's balance sheet as of the end of each calendar month after January, 1997 and the related statements of income, within fifteen (15) business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with current practice and shall fairly present the financial positions of Target as of the dates thereof and the results of operations of Target for the periods then ended.

    5.4 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, Purchaser and Target shall each pay one-half of all filing fees in connection with the HSR filings for the transactions contemplated by this Agreement.

    5.5 NO NEGOTIATIONS, ETC. Target will not, and will use its best efforts to cause the Target's officers, directors, employees, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, Target or other similar transaction or business combination involving Target (the "Acquisition Proposal") or, unless the Board of Directors of Target shall have determined, after consultation with Target's counsel, that there is a reasonable likelihood that the Board of Directors of Target has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than Purchaser and its representatives to have any access to the facilities of, or furnish to any person other than Purchaser and its representatives any non-public information with respect to, Target in connection with or in furtherance of any of the foregoing. Target shall promptly notify Purchaser if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide Purchaser with such information regarding such proposal, offer, inquiry or contact as Purchaser may request.

    5.6  NOTIFICATION OF CERTAIN MATTERS.

    (a) Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

    (b) From time to time prior to the Effective Time, each party shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Schedule to the other party pursuant hereto with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to a party's representations and warranties contained in an updated Schedule shall be deemed to have modified the representations and warranties of the disclosing party, and no such supplement or amendment, or the information contained in an updated Schedule, shall constitute a breach of a representation or warranty of the disclosing party; provided that no such supplement or amendment may cure any breach of a covenant or agreement of any party under Articles 4 or 5. Within 20 days after receipt of such supplement or amendment (or if cure is promptly commenced by the disclosing party, but is not effected within the Cure Period (as defined below)), the receiving party may exercise its right to terminate this Agreement pursuant to Section 7.1(i) hereof if the information in such supplement or amendment together with the information in any or all of the supplements or amendments previously provided by the disclosing party indicate that the disclosing party has suffered or is reasonably likely to suffer a Material Adverse Effect which either has not or cannot be cured within 30 days after disclosure to the receiving party (the "Cure Period").

    5.7  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Target shall permit Purchaser full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to Purchaser and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Purchaser all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Target, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, Bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to real or personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets or business activities in which Purchaser may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of Target; provided, however, that the foregoing rights granted to Purchaser shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of Target set forth herein. In addition, Target shall instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such Purchaser representatives, as arranged through the committee described in Section 4.1(g) hereof, at reasonable hours and with reasonable notice by Purchaser to such individuals, and to cooperate fully with

Purchaser in planning for the integration of the business of Target with the business of Purchaser and the Purchaser Subsidiaries.

    (b) Purchaser shall, and shall cause each of the Purchaser Subsidiaries to, provide to Target, its officers, employees and representatives the same rights being granted by Target to Purchaser pursuant to Section 5.7(a); provided, however, that the foregoing rights granted to Target shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of Purchaser set forth herein. In addition, Purchaser shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of Target at reasonable hours and with reasonable notice by Target to such individuals.

    (c) All information furnished by Target or Purchaser pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law or by governmental or regulatory authority.

    5.8  FILING OF TAX RETURNS AND ADJUSTMENTS.

    (a) Target shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that Target shall not file any Tax returns, or other returns, elections or information statements with respect to any material liabilities for Taxes (other than federal, state or local sales, use, personal property, withholding or employment tax returns or statements), or consent to any material adjustment or otherwise compromise or settle any material matters with respect to Taxes, without prior consultation with Purchaser; provided, further, that Target shall not make any election or take any other discretionary position with respect to any material amount of Taxes, in a manner inconsistent with past practices, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by Purchaser results in additional Taxes owing for any Tax period ending on or before the Effective Date, the liability for such additional Taxes shall not constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Target shall provide Purchaser with a copy of appropriate workpapers, schedules, drafts and final copies of each material federal and state income Tax return or election of Target (including returns of all Plans) as soon as practicable before filing such return or election and the parties shall reasonably cooperate with each other in connection therewith.

    (b) Purchaser, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of Target due after the Effective Date. After the Effective Date, Purchaser, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of Target for all Tax periods.

    5.9  REGISTRATION STATEMENT.

    (a) For the purpose (i) of holding meetings of shareholders of Purchaser and Target to approve this Agreement and (ii) of registering with the SEC and with applicable state securities authorities the Purchaser Common Stock to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/joint proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/joint proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

    (b) Purchaser shall furnish such information concerning Purchaser and the Purchaser Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Purchaser, the Purchaser Subsidiaries and Purchaser Common Stock, to be prepared in accordance with Section 5.9(a). Purchaser agrees promptly to advise Target if at any time prior to the Purchaser or Target shareholders' meetings any information provided by Purchaser in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to share with Target the information needed to correct such inaccuracy or omission.

    (c) Target shall furnish Purchaser with such information concerning Target as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Target, and the Target securities, to be prepared in accordance with
Section 5.9(a). Purchaser agrees to provide the Target with reasonable opportunity to review and comment on the Prospectus/Proxy Statement. Target agrees promptly to advise Purchaser if at any time prior to the Purchaser or Target shareholders' meetings any information provided by Target in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Purchaser with the information needed to correct such inaccuracy or omission.

    (d) Purchaser shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Purchaser shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. Target authorizes Purchaser to utilize in the Registration Statement the information concerning Target and Target securities provided to Purchaser for the purpose of inclusion in the Prospectus/Proxy Statement. Purchaser shall advise Target promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Purchaser shall furnish Target with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act prior to using or disseminating such prospectus.

    (e) Purchaser shall use reasonable efforts to cause to be delivered to Target a letter relating to the Registration Statement from KPMG Peat Marwick LLP, Purchaser's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (f) Target shall use reasonable efforts to cause to be delivered to Purchaser a letter relating to the Registration Statement from KPMG Peat Marwick LLP, Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (g) Purchaser shall bear (i) the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the Purchaser securities to be issued in connection with the transactions contemplated by this Agreement under state blue sky laws to the extent necessary and (ii) all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to Purchaser shareholders. Target shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to Target shareholders. Purchaser and Target shall each bear their own legal and accounting expenses in connection with the Registration Statement.

    (h) Purchaser shall use reasonable efforts to cause to be issued the letter regarding pooling of interests accounting treatment for the Merger from KPMG Peat Marwick LLP, Purchaser's independent auditors if required by the SEC.

    (i) Target shall use reasonable efforts to cause to be issued the letter regarding pooling of interests accounting treatment for the Merger from KPMG Peat Marwick LLP, Target's independent auditors if required by the SEC.

    5.10 AFFILIATE LETTERS. Target shall obtain and deliver to Purchaser as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit C hereto from each executive officer and director of Target and each shareholder of Target who may reasonably be deemed an "affiliate" of Target within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit C from any person who becomes an executive officer or director of Target or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status. Purchaser shall use its best reasonable efforts to obtain and deliver to Target as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit D hereto from each executive officer and director of Purchaser and each shareholder of Purchaser who may reasonably be deemed an "affiliate" of Purchaser within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger. Purchaser may place appropriate legends on the stock certificates, warrant certificates and convertible debentures of affiliates of Target and Purchaser and shall obtain and deliver to Target a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of Purchaser or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status.

    5.11 DISPOSITION OF TAINTED SHARES. Due to the share repurchase program by Purchaser and the extent to which there are Dissenting Shares in connection with the Merger, Purchaser may be required to dispose of these so-called "tainted" shares prior to the Effective Time in order for the Merger to qualify as a pooling of interests. Subject to confirmation by Target that all of the conditions precedent under Article VI to consummate the Merger have been satisfied, Purchaser agrees to use all reasonable efforts to dispose of such shares before the Effective Date, including the filing of a Form S-3 registration statement with the SEC to register the sale of such shares of Purchaser Common Stock (the "S-3 Registration Statement") as set forth in
Schedule 5.11.

    5.12 EMPLOYEE BENEFIT PLANS. Subject to the following agreements, from and after the Effective Date Purchaser shall have the right to continue, amend or terminate any of the Plans (as defined in Section 3.17 hereof) in accordance with the terms thereof and subject to any limitation arising under applicable law. It is the parties' current intention that Target will retain its employee plans in effect for the benefit of employees of Target and Target's Subsidiaries subject to any changes which are deemed necessary or desirable in order for the employee plans of Target and Purchaser to remain qualified under applicable provisions of the Internal Revenue Code. However, nothing in this statement of current intentions or in this Agreement shall be deemed to confer any rights to persons who are not parties to this Agreement (such as, but not limited to, employees, former employees or independent contractors of Target or Purchaser) to continuation of their current benefit plans or to any particular forms or types of benefits. Target, subject to the provisions of Section 4.1, and Purchaser each reserve full authority to amend, terminate, discontinue or otherwise revise their employee plans and/or to adopt new plans from time to time subject solely to the discretion of their respective boards of directors.

    5.13 POOLING OF INTERESTS; TAX TREATMENT. Target shall not and neither Purchaser nor any of the Purchaser Subsidiaries shall voluntarily take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free to the shareholders of Target pursuant to Section 368(a) of the Code. Target and Purchaser shall each take all reasonable actions within its control for the Merger to qualify as a "pooling of interests" for accounting purposes.

    5.14 PRESS RELEASES. Purchaser and Target shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

    5.15  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Date, Purchaser shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director, employee or agent of Target (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Purchaser, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of Target if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the fullest extent permitted by Purchaser's Charter and Bylaws and applicable Delaware law. Any Indemnified Party wishing to claim indemnification under this Section 5.15(a), upon learning of any Claim, shall notify Purchaser (but the failure so to notify Purchaser shall not relieve it from any liability which Purchaser may have under this Section 5.15(a) except to the extent such failure prejudices Purchaser) and shall deliver to Purchaser any undertaking required by Delaware law. The obligations of Purchaser described in this Section 5.15(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 5.15(a) shall be deemed to modify applicable Delaware law regarding indemnification of former officers and directors. The foregoing indemnification shall not apply to any actions, suits proceedings, orders or investigations which at the date hereof are pending or, to the Knowledge of Target or its directors, threatened unless disclosed on
Schedule 5.15(a).

    (b) From and after the Effective Date, the directors, officers and employees of Target who become directors, officers or employees of Purchaser, the Surviving Corporation or any other of the Purchaser Subsidiaries, shall also have indemnification rights with prospective application. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Purchaser are entitled under the provisions of the Charter, Bylaws or similar governing documents of Purchaser, the

Surviving Corporation and the other Purchaser Subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

    (c) Purchaser shall cause the Surviving Corporation and any successor thereto to maintain directors and officers liability insurance comparable to that being maintained by Purchaser on the date hereof, or continue the existing insurance being maintained by Target, for the benefit of the current and former directors and officers of Target for a period of three years after the Effective Time, which insurance shall provide coverage for acts and omissions occurring on or prior to the Effective Date; provided, further, that officers and directors of Target may be required to make application and provide customary representations and warranties to Purchaser's or the Surviving Corporation's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by Target.

    (d) The contractual obligations of Purchaser provided under Sections 5.15(a) through 5.15(c) hereof are intended to benefit, and be enforceable against Purchaser directly by, the Indemnified Parties, and shall be binding on all respective successors of Purchaser.

    5.16 PURCHASER SEC REPORTS. Purchaser shall continue to file all reports with the SEC necessary to permit the shareholders of Target who are "affiliates" of Target (within the meaning of such term as used in Rule 145 under the 1933
Act) to sell the Purchaser Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, Purchaser will file with the SEC such reports and other materials required to be filed by Purchaser under the federal securities laws on a timely basis.

    5.17 SECURITIES REPORTS. Each of Purchaser and Target agree to provide to the other party copies of all reports and other documents filed under the 1933 Act or 1934 Act with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

    5.18 STOCK EXCHANGE LISTING. Purchaser shall use its best efforts to list on the NYSE, subject to official notice of issuance, the shares of Purchaser Common Stock to be issued in the Merger.

    5.19 SHAREHOLDER APPROVALS. Each of Purchaser and Target shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with the other party. The Board of Directors of each of Purchaser and Target shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain approvals from its shareholders. Provided, however, the Board of Directors of Target may fail to make the recommendation, and/or to seek to obtain the shareholder approval, referred to in the immediately preceding sentence, or withdraw, modify or change any such recommendation, if such Board of Directors determines, after consultation with counsel to Target, that the making of such recommendation, the seeking to obtain such shareholder approval, or the failure to so withdraw, modify or change its recommendation, is reasonably likely to constitute a breach of the fiduciary or legal obligations of Target's Board of Directors.

    5.20 PUBLICATION OF COMBINED FINANCIAL RESULTS. Purchaser shall use reasonable efforts to publish as soon as practicable, and shall publish no later than 30 days, after the end of its first fiscal quarter which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

    5.21 EMPLOYMENT AGREEMENT AMENDMENTS. On the Effective Date and prior to the Effective Time, Target shall deliver to Purchaser the Employment Agreement Amendments signed by the persons listed in Schedule 1.9(e), which agreements shall be effective at the Effective Time, and, on the Effective Date, and promptly after the Effective Time, Purchaser shall cause the Surviving Corporation to execute such agreements and deliver one fully executed copy to the other respective party to each such agreement.

    5.22 FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any governmental or regulatory authority or third party or which would otherwise prevent or materially delay completion of the Merger.

    5.23 REGISTRATION RELATING TO TARGET OPTIONS. Purchaser shall register the shares of Purchaser Common Stock issuable upon exercise of the Target Options after the Effective Time in either the Registration Statement or in a registration statement on Form S-8 and maintain the effectiveness of either such registration statement as may be necessary to permit, beginning promptly after the Effective Time, resales of the shares of Purchaser Common Stock issued upon exercise of the Target Options, and shall cause such shares, when issued, to be listed on the NYSE.

    5.24 TARGET DEBT. Target (a) acknowledges that it is aware that Purchaser may determine to solicit, or request Target to solicit, consents to amend certain covenants contained in the indenture relating to Target's outstanding 9.50% senior notes due 2003 (the "Senior Notes") (the "Solicitation") and (b) agrees (i) that, if Purchaser determines to so commence the Solicitation, Purchaser and Target will cooperate in good faith with each other in connection with the Solicitation (including the possibility that Purchaser may determine to act as co-obligor or guarantor of the Senior Notes or to provide any other reasonable incentives that may be needed to successfully complete the Solicitation), and (ii) that, if Purchaser so requests, Target will commence and make the Solicitation, upon terms and conditions as advised by, and with the good faith cooperation of, Purchaser (it being understood, however, that the prior occurrence of the Closing will be a condition to the closing of the execution of any supplemental indenture). All expenses and fees of such Solicitation (including the expenses and fees of any investment banker and any registration statement determined by Purchaser to be necessary) shall be paid by Purchaser.

                                   ARTICLE 6
                                   CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) REGULATORY APPROVAL. Regulatory approval for the consummation of the transactions contemplated hereby, including the contribution of the stock of the Surviving Corporation by Purchaser to TCF Bank after the Effective Time of the Merger, shall have been obtained from any governmental authority from which approval is required and all applicable statutory or regulatory waiting periods shall have lapsed. No Bank Regulator or any other regulating authority shall have objected to the transactions contemplated by this Agreement or the contribution by Purchaser of the stock of the Surviving Corporation after the Effective Time to any of Purchaser's Subsidiaries.

    (b) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

    (c) NO PROHIBITIVE CHANGE OF LAW. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

    (d) REGISTRATION STATEMENTS. The Registration Statement and the S-3 Registration Statement, if any, required pursuant to Section 5.11 shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of Purchaser securities in the Merger pursuant to this Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of the securities commission in such state. Purchaser shall have completed the sale of the shares of Purchaser Common Stock, if any, required to be sold under the S-3 Registration Statement to permit the Merger to be accounted for as a pooling of interests.

    (e) FEDERAL TAX OPINION. A tax opinion addressed to both Purchaser and Target by KPMG Peat Marwick LLP or such counsel or other independent certified accountants mutually acceptable to Purchaser and Target shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

        (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

        (ii) No gain or loss will be recognized by any Target shareholder (except in connection with the receipt of cash in lieu of fractional shares) upon the exchange of Target Common Stock for Purchaser Common Stock in the Merger;

       (iii) The basis of the Purchaser Common Stock received by a Target shareholder who exchanges Target Common Stock for Purchaser Common Stock will be the same as the basis of the Target Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Purchaser Common Stock);

        (iv) The holding period of Purchaser Common Stock received by a Target shareholder receiving Purchaser common Stock will include the period during which the Target Common Stock surrendered in exchange thereof was held (provided that the Target Common Stock of such target shareholder was held as a capital asset at the Effective Time);

        (v) Cash received by a Target shareholder in lieu of a fractional share interest of Purchaser common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Purchaser Common Stock which he would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Target Common Stock was a capital asset in his hands at the Effective Time).

        (vi) No income, gain or loss shall be recognized upon the contribution of the Surviving Corporation stock to TCF Bank pursuant to Section 368(a)(2)(C) of the Code.

    Such opinion shall be delivered on and dated as of the Effective Date and on and as of such earlier date as may be required by the SEC in connection with the Registration Statement.

    (f) The Purchaser Common Stock to be issued to holders of Target Common Stock shall have been approved for listing on the NYSE subject to official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATION OF TARGET. The obligation of Target to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

    (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of Purchaser set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as updated pursuant to Section 5.6(b) if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Purchaser. Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

    (b) OFFICERS' CERTIFICATE OF PURCHASER. Purchaser shall have furnished to Target a certificate of the Chief Executive Officer or the President and the Chief Financial Officer of Purchaser, dated as of the Effective Date, in which such officers shall certify to their best Knowledge that they have no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

    (c) PURCHASER'S SECRETARY'S CERTIFICATE. Purchaser shall have furnished to Target (i) copies of the text of the resolutions by which the corporate action on the part of Purchaser and Acquisition necessary to approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Purchaser by its corporate secretary or one of its assistant corporate secretaries certifying to Target that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of each of Purchaser and Acquisition by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Purchaser or Acquisition executing this Agreement, the Plan of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Purchaser or Acquisition, as the case may be.

    (d) OPINION OF COUNSEL TO PURCHASER. Target shall have received an opinion letter dated as of the Effective Date addressed to Target from Gregory J. Pulles, Esq., General Counsel and Secretary of Purchaser, based on customary reliance and subject to customary qualifications to the effect that:

        (i) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

        (ii) Purchaser has the corporate power to consummate the transactions on its part contemplated by this Agreement. Purchaser has taken all requisite corporate action to authorize this Agreement, and the Merger and Acquisition has taken all requisite corporate action to authorize the Merger and the Articles of Merger. This Agreement has been duly executed and delivered by Purchaser and the Articles of Merger have been duly executed by Acquisition and, assuming they are the valid and binding obligation of Target, constitute the valid and binding obligations of Purchaser and Acquisition to which it is a party enforceable in accordance with their terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

       (iii) The execution and delivery of this Agreement by Purchaser and the Articles of Merger by Acquisition and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under their respective Charter or Bylaws or, to his knowledge, (A) any material agreement, arrangement or understanding to which Purchaser or Acquisition is a party, (B) any material license, franchise or permit affecting Purchaser or Acquisition, or (C) any law, regulation, order, judgment or decree applicable to Purchaser or Acquisition.

        (iv) No authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by Purchaser or Acquisition of the transactions contemplated hereby which has not been obtained or made.

        (v) The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

    (e) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of Target capital stock required for such approval under the provisions of Target's Charter and Bylaws and the MBCA.

    (f) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, Purchaser has not suffered or experienced a Material Adverse Effect, except this subsection shall not apply to matters properly disclosed to Target by Purchaser in a supplement or amendment delivered by Purchaser pursuant to Section 5.6(b) for which Target has a specific right of termination under Section 7.1(i) hereof.

    (g) FAIRNESS OPINION. Within five days prior to mailing the Prospectus/Proxy Statement to the shareholders of Target, Target shall have received a written opinion in a form reasonably acceptable to Target from Dain Bosworth Incorporated (or another investment banking firm reasonably acceptable to Target) to the effect that the consideration to be delivered in the Merger is fair from a financial point of view to the holders of Target Common Stock.

    (h) AFFILIATE LETTERS. Target shall have received the letters referred to in Section 5.10 from all executive officers and directors of Purchaser and all shareholders who are affiliates of Purchaser.

    6.3 ADDITIONAL CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

    (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of Target in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as updated pursuant to Section 5.6(b) as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Target; and Target shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

    (b) OFFICERS' CERTIFICATE OF TARGET. Target shall have furnished to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of Target, dated as of the Effective Date, in which such officers shall certify to their best Knowledge that they have no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

    (c) TARGET SECRETARY'S CERTIFICATE. Target shall have furnished to Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of Target necessary to approve this Agreement the Plan of Merger and the transactions contemplated hereby and thereby were taken, (ii) certificates dated as of the Effective Date executed on behalf of Target by its corporate secretary or one of its assistant corporate secretaries certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of Target by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer executing this Agreement, the Plan of Merger or any other agreement, certificate or other instrument executed pursuant hereto.

    (d) OPINION OF COUNSEL TO TARGET. Purchaser shall have received an opinion letter dated as of the Effective Date addressed to Purchaser from Oppenheimer Wolff & Donnelly, counsel to Target, based on customary reliance (including reliance on in-house and/or local counsel as to matters other than federal law) and subject to customary qualifications, to the effect that:

        (i) Target is a Minnesota corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota.

        (ii) Target has the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted.

       (iii) The execution and delivery of this Agreement and the Plan of Merger by Target and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of Target or, to the best of such counsel's knowledge, (A) any material agreement, arrangement or understanding to which Target is a party, (B) any material license, franchise or permit affecting Target, or (C) any material law, regulation, order, judgment or decree applicable to Target.

        (iv) The authorized capital of Target consists of (A) 15,000,000 shares of Target Common Stock of which 8,600,300 shares are duly issued and outstanding and 439,500 shares are reserved for issuance upon exercise of the Target Options, and (B) 2,000,000 shares of preferred stock, $.01 par value, of which no shares are duly issued and outstanding. To the best of such counsel's knowledge, no holder of the capital stock of Target is entitled to any preemptive or other similar rights with respect to the capital stock of Target.

        (v) All of the issued and outstanding shares of Target are duly authorized, validly issued, fully paid and nonassessable.

        (vi) Except as set forth in Schedule 3.14 or updated Schedules 3.14, to the Knowledge of such counsel, there are no actions, suits, proceedings, orders or investigations pending or threatened against Target, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality which may have a Material Adverse Effect on Target.

       (vii) Target has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Articles of Merger. Target has duly taken all requisite corporate action to authorize this Agreement and the Plan of Merger, and this Agreement and the Articles of Merger have been duly executed and delivered by Target and, assuming they are the valid and binding obligations of Purchaser and Acquisition, constitute the valid and binding obligations of Target enforceable in accordance with their terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

      (viii) No authorization, consent or approval of, or filing with any public body, court or public authority by Target, is necessary for the consummation by Target of the transactions contemplated hereby which has not been obtained or made.

    (e) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of holders of the percentage of Purchaser capital stock required for such approval under the Charter and Bylaws of Purchaser, the Delaware General Corporation Law and the rules of the NYSE.

    (f) AFFILIATE LETTERS. Purchaser shall have received the letters referred to in Section 5.10 from all executive officers and directors of Target and all shareholders who are affiliates of Target.

    (g) POOLING OF INTERESTS ACCOUNTING. No event shall have occurred which, in the reasonable opinion of Purchaser and concurred in by KMPG Peat Marwick LLP, would prevent the Merger from being accounted for as a pooling of interests, and Purchaser shall have received from KPMG Peat Marwick LLP opinions that the Merger shall qualify as a pooling of interests for accounting purposes.

    (h) ADVERSE PROCEEDINGS. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of Target or of Purchaser or any of Purchaser Subsidiaries, or to compel Purchaser or any of the Purchaser Subsidiaries or Target to dispose of all or a material portion of the business or assets of Purchaser or any of the Purchaser Subsidiaries or of Target, as a result of the transactions contemplated hereby, or (iii) seeking to require direct or indirect divestiture by Purchaser of any material portion of its business or assets or of Target's business or assets.

    (i) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.3(h).

    (j) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, Target shall not have suffered or experienced a Material Adverse Effect, except this subsection shall not apply to matters properly disclosed to Purchaser by Target in a supplement or amendment delivered by Target pursuant to Section 5.6(b) for which Purchaser has a specific right of termination under Section 7.1(i) hereof.

    (k) FAIRNESS OPINION. Within five days prior to mailing the Prospectus/Proxy Statement to the shareholders of Purchaser, Purchaser shall have received a written opinion in a form reasonably acceptable to Purchaser from Piper Jaffray, Inc. (or another investment banking firm reasonably acceptable to Purchaser) to the effect that the Merger is fair from a financial point of view to the holders of Purchaser Common Stock.

    (l) ANCILLARY AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, certain directors of Target shall have executed and delivered to Purchaser the Stockholder Agreement. On the Effective Date, the Employment Agreement Amendments shall have been executed by the respective parties thereto other than the Surviving Corporation and shall have been delivered to Purchaser as provided in Section 5.22 hereof.

    (m) DISSENTING SHARES. The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Target Common Stock on the Effective Date.

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

    7.1  TERMINATION.  This Agreement may be terminated prior to the Effective
Date:

    (a) by mutual consent of Purchaser and Target, if the board of directors of each so determines by vote of a majority of the members of its entire board;

    (b) by either Purchaser or Target, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

    (c) by either Purchaser or Target, if this Agreement is not duly approved by the shareholders of each of Target and Purchaser, in each case at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

    (d) by either Purchaser or Target if the Effective Date is not on or before August 1, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

    (e) (i) by Target if the average of the daily closing sales prices of Purchaser Common Stock (the "Average Purchaser Stock Price") as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as mutually agreed by Purchaser and Target) for the 30 consecutive full trading days ending on the third business day immediately prior to either (x) the last date (as originally scheduled in the notices mailed to the shareholders of the parties, and without giving effect to any adjournments or postponements) of the meetings of shareholders to obtain the shareholder approvals referred to in Section 5.20 hereof or (y) the date on which the last regulatory approval required to consummate the

Merger has been obtained and all statutory or regulatory waiting periods in respect thereof have expired, whichever date is closest to the Effective Date (the "Determination Date"), is less than $42.30 per share, or (ii) by TCF if the Average Purchaser Stock Price is more than $51.70 per share;

    (f) by Target if (i) any corporation, partnership, person, other entity or group, as defined in the 1934 Act (other than Purchaser or any affiliate of Purchaser) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer for all outstanding shares of Target Common Stock or any Person shall have made a bona fide written offer involving a merger or consolidation of Target or the acquisition of all or substantially all of its assets or capital stock, (ii) Target's Board of Directors shall determine, in its good faith judgment, after consultation with Target's independent financial advisors, that such offer is more favorable to the Target's shareholders when compared to the Merger, and (iii) Target's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary or legal duties; provided, however, that Target may not terminate the Agreement pursuant to this
Section 7.1(f) until the expiration of five business days after written notice of any such offer or proposal referenced in this Section 7.1(f) has been delivered to Purchaser, together with a summary of the terms of any such offer or proposal;

    (g) by Purchaser if, after the date hereof, any Person shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer or exchange offer to acquire at least 25% of the then outstanding shares of Target Common Stock, and thereafter the Board of Directors of Target shall have withdrawn, or materially adversely modified or changed its recommendation of this Agreement or the Merger;

    (h) by either Purchaser or Target, if the other party hereto commits a willful breach which is not cured within ten days after receipt by the breaching party of written demand for cure by the non-breaching party. For purposes of this Agreement, a "willful breach" means a knowing and intentional violation by a party of any of its covenants, agreements or obligations under this Agreement; or

    (i) by Purchaser or Target pursuant to Section 5.6(b). Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

    7.2  EFFECT OF TERMINATION.

    (a) In the event this Agreement is properly terminated as provided in
Section 7.1(f), Target shall pay to Purchaser, in immediately available funds, an amount equal to $12,500,000 within ten (10) business days after demand for payment by Purchaser following such termination.

    (b) If this Agreement is terminated (i) by Target as provided in Section 7.1(b) due to the failure to satisfy the conditions of 6.2(e) or (g), (ii) by Purchaser pursuant to Section 7.1(b) due to the failure of any condition under
Section 6.3(b) or (c), or (iii) by Purchaser pursuant to Sections 7.1(g) or (h), Target shall pay to Purchaser in immediately available funds, an amount equal to $1,000,000 within ten (10) business days after demand for payment by Purchaser following such termination. In the event this Agreement is terminated under the circumstances set forth in the first sentence of this Section 7.2(b) and both of the following conditions are satisfied:

        (i) Target has received an Acquisition Proposal (as defined in Section 5.5) from a third party after the date hereof and prior to the termination of this Agreement; and

        (ii) Target and such third party or an affiliate of such third party enter into a definitive agreement for any Acquisition Proposal (the "Signing Event") within twelve months following the termination of this Agreement, then Target shall pay to Purchaser, in immediately available funds, an amount equal to $11,500,000 within ten (10) business days after demand for payment by Purchaser following the Signing Event.

    (c) In the event this Agreement is terminated (i) by Purchaser pursuant to
Section 7.1(b) due to the failure to satisfy the condition under Section 6.3(k),
(ii) by Purchaser pursuant to Sections 7.1(c), (iii) after the Board of Directors of Purchaser fails to recommend approval of this Agreement, or withdraws or adversely modifies its recommendation of this Agreement, (iv) by Target pursuant to Section 7.1(b) due to the failure of the condition under
Section 6.2(b) or (c), or (v) by Target pursuant to Section 7.1(h), Purchaser shall pay to Target, in immediately available funds, an amount equal to $1,000,000 within ten (10) business days after demand for payment by Target following such termination.

    (d) If this Agreement is terminated by reason of a willful breach by a party, then the breaching party shall be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party arising from such willful breach.

    (e) Notwithstanding anything in this Agreement to the contrary and except as provided below, the parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Notwithstanding anything contained in Section 7.2(d) or (e) to the contrary, in the event a party accepts the amount payable pursuant to the provisions of this Section 7.2, such acceptance thereof shall be in lieu of any and all claims that the accepting party has, or might have, under Section 7.2(d) or (e) hereof and such acceptance shall constitute a waiver by the accepting party of all of its rights to pursue relief under Section 7.2(d) or (e) hereof.

    7.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

    7.4  WAIVER.  At any time prior to the Effective Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE 8
                               GENERAL PROVISIONS

    8.1 PUBLIC STATEMENTS. Neither Target nor Purchaser shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either Purchaser or Target may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of Target and Purchaser will consult with the other with respect to any such public announcement or statement.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

    If to Purchaser:

        TCF Financial Corporation
       801 Marquette Avenue, Suite 302
       Minneapolis, MN 55402

        Attn: Chairman and Chief Executive Officer

    with copies to:

        TCF Financial Corporation
       801 Marquette Avenue, Suite 302
       Minneapolis, MN 55402

        Attn: Gregory J. Pulles, Vice Chairman and General Counsel

           and

        Kaplan, Strangis and Kaplan, P.A.
       90 South Seventh Street
       5500 Norwest Center
       Minneapolis, MN 55402

        Attn: Bruce J. Parker

    If to Target:

        Winthrop Resources Corporation
       1015 Opus Center
       9900 Bren Road East
       Minnetonka, MN 55343

        Attention: President

    with copies to:

        Oppenheimer Wolff & Donnelly
       Plaza VII, Suite 3400
       45 South Seventh Street
       Minneapolis, Minnesota 55402-1609

        Attn: Thomas R. Marek

    All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

    8.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and word of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

    8.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

    8.5 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; and (c) shall not be assigned by operation of law or otherwise.

    8.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to Section 7.1, the covenants contained in Section 5.4, 5.7(c) and 7.2 shall survive such termination.

    8.7 SCHEDULES. The Schedules and other disclosure referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the Chief Executive Officer, the President or the Chief Financial Officer of Target or Purchaser, as the case may be.

    8.8 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    8.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    IN WITNESS WHEREOF, Target and Purchaser have caused this Agreement to be executed on the date first written above by their respective officers.

                                TCF FINANCIAL CORPORATION

                                By:            /s/ WILLIAM A. COOPER
                                     -----------------------------------------
                                                 William A. Cooper
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                WINTHROP RESOURCES CORPORATION

                                By:              /s/ JOHN L. MORGAN
                                     -----------------------------------------
                                                   John L. Morgan
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT A

                         FORM OF STOCKHOLDER AGREEMENT

                             STOCKHOLDER AGREEMENT

    THIS AGREEMENT is made and entered into as of February   , 1997, by and
among TCF FINANCIAL CORPORATION ("TCF"), a Delaware corporation, and
       , a resident of the state of Minnesota (the "Stockholder").

    WHEREAS, TCF and Winthrop Resources Corporation ("Winthrop") have entered into the agreement and plan of reorganization dated as of the date hereof (the "Merger Agreement" and capitalized terms not defined herein are used as defined in the Merger Agreement), which is being executed simultaneously with the execution of this Agreement and provides for the acquisition of Winthrop by TCF through the merger of Winthrop and a direct or indirect wholly-owned subsidiary of TCF (the "Merger") pursuant to the Merger Agreement; and

    WHEREAS, as a condition to the willingness of TCF to enter into the Merger Agreement, TCF has required that the Stockholder agree to enter into this Agreement in his capacity as a stockholder of Winthrop;

    NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. OWNERSHIP OF WINTHROP COMMON STOCK. The Stockholder represents and warrants that he has or shares the right to vote and dispose of the number of shares of common stock of Winthrop, par value $.01 per share ("Winthrop Common Stock"), for the benefit of TCF set forth opposite the Stockholder's name on Schedule I hereto.

        2. AGREEMENTS OF THE STOCKHOLDER. The Stockholder covenants and agrees that during the time this Agreement is in effect:

           (a) the Stockholder shall, at any meeting of Winthrop's stockholders called for the purpose, vote, or cause to be voted, all shares of Winthrop Common Stock in which the Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Merger Agreement and the transactions contemplated thereby and against any plan or proposal pursuant to which Winthrop is to be acquired by or merged with, or pursuant to which Winthrop proposes to sell all or substantially all of its assets or liabilities to any person, entity or group (other than TCF or any affiliate thereof);

           (b) except as otherwise expressly permitted hereby, the Stockholder shall not, prior to the meeting of Winthrop's stockholders referred to in
       Section 2(a) hereof or the earlier termination of the Merger Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of his shares of Winthrop Common Stock;

           (c) the Stockholder shall not in his capacity as a stockholder of Winthrop directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than TCF or an affiliate thereof) concerning any merger, sale or substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Winthrop or any subsidiary of Winthrop; provided that nothing herein shall be deemed to affect the ability of the Stockholder to fulfill his fiduciary duties as a director or officer of Winthrop;

           (d) to the extent within and consistent with his fiduciary duties as an officer or director of Winthrop or as a trustee, the Stockholder shall use his good faith reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this Agreement; and

           (e) the Stockholder shall execute and deliver the representation letter required by Section 5.10.

Notwithstanding the foregoing, the provisions of this Section 2 shall not bind or obligate the Stockholder if, prior to the date of the vote on the Merger Agreement, the Merger Agreement shall have been terminated in accordance with its terms, including but not limited to a termination pursuant to Section 7.1(f) of the Merger Agreement.

    3. CONDITIONAL REGISTRATION RIGHTS. In the event that any governmental regulatory authority concludes that shares of Purchaser Common Stock received by the Stockholder in connection with the Merger are "restricted securities" within the meaning of the 1933 Act (the "Restricted Shares") for reasons other than the Stockholder being a director of TCF, TCF agrees to provide the Stockholder the registration rights set forth herein with respect to his Restricted Shares. In the event the Stockholder dies or becomes permanently disabled (as defined in TCF's employee disability insurance plan), TCF will provide the Stockholder one demand registration right for each such event suffered by the Stockholder. The demand registration rights provided hereunder cannot be exercised, or, if exercised, the use of the registration statement therefor will be suspended, as the case may be, (i) until after the date on which TCF publishes at least 30 days of post-Merger Combined Financial Information of TCF and Winthrop Resources Corporation, (ii) during any period (not to exceed 45 days) during which TCF determines that there exists certain material facts concerning its business, including potential acquisitions, that have not been publicly disclosed and but for the filing required by the exercise of a demand registration right hereunder would not be required, (iii) during any period which would require audited financial statements when such statements are not required to have been disclosed in a filing under the 1934 Act, (iv) during any contractual lock-up period (not to exceed 180 days) following a registered underwritten public offering of TCF's equity securities, or (v) two years after the Effective Date of the Merger. Upon written notice to TCF, the Stockholder (or his permitted assigns) may exercise his demand registration right and, upon receipt of such notice, TCF will use reasonable best efforts to prepare and file a registration statement under the 1933 Act covering all of the Restricted Shares of the Stockholder and any shares of Purchaser Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassification, recapitalizations, or other distributions or similar events) (the "Shares") and not theretofore sold, will provide copies of such registration statement, including all amendments and supplements thereto, to the Stockholder, and will use its reasonable best efforts to cause such registration statement to become effective under the rules of the SEC. Such registration statement will be on Form S-3 to the extent permitted by SEC rules. Purchaser will maintain the effectiveness of such registration statement until the earlier of twelve (12) months following the effectiveness of such Form S-3 with the SEC, or the date on which all such Shares have been sold. In connection with such registration statement the parties agree as follows:

    (a) EXPENSES. Purchaser will pay all of its fees, costs and expenses of any such registration, including the SEC filing fees; provided that the party exercising the demand registration right shall pay the fees and expenses of such party's counsel and all underwriting fees, discounts and other expenses which any underwriter, broker or sales agents requires to effect the sale of the Shares. Any such underwriter, broker or sales agent must be reasonably acceptable to TCF.

    (b) INDEMNIFICATION. In the event of any registration of any Shares under the 1933 Act pursuant to this paragraph, TCF will indemnify and hold harmless the seller of such Shares, each underwriter of such Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the 1933 Act, the 1934 Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement under which such Shares were registered under the 1933 Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and TCF will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Purchaser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

    In the event of any registration of any Shares under the 1933 Act pursuant to this Agreement, each seller of Shares ("Seller"), severally and not jointly, will indemnify and hold harmless TCF, each of its directors and officers and each underwriter (if any) and each person, if any, who controls Purchaser or any such underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages or liabilities, joint or several, to which Purchaser, such directors and officers, underwriter or controlling person may become subject under the 1933 Act, 1934 Act, state securities or blue sky laws or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement under which such shares were registered under the 1933 Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by or on behalf of such Seller, specifically for use in connection with the preparation of such registration statement, prospectus, amendment or supplement; provided, however, that the obligations of each such Seller hereunder shall be limited to an amount equal to the proceeds to such Seller of Shares sold in connection with such registration.

    Each party entitled to indemnification under this paragraph 2(b) (the "Indemnified Party") will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld); and PROVIDED, FURTHER, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this paragraph, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that the Indemnifying Party will pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding but the Indemnifying Party shall not be responsible to pay the cost of more than one such other counsel for all Indemnified Parties under such circumstances. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party will consent to entry to any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

    In order to provide for just and equitable contribution to joint liability under the 1933 Act in circumstances in which the indemnity provisions provided for in this section are for any reason held to be unavailable to the indemnified parties although applicable in accordance with its terms; then, in each such case, TCF and such Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions as shall be appropriate to reflect the relative fault of TCF, on the one hand, and the Seller, on the other hand, with such relative fault determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by TCF or by the Seller, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, HOWEVER, that, in any such case, (A) no such Seller will be required to contribute any amount in excess of the proceeds to it of all Shares sold by it pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the 1933 Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

    (c) RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities (as that term is used in Rule 144 under the 1933 Act) to the public without registration, TCF agrees to:

        (i) use its good faith reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act at all times;

        (ii) use its good faith reasonable efforts to file with the SEC in a timely manner all reports and other documents required by TCF under the 1933 Act and 1934 Act; and

       (iii) so long as the Stockholder owns any Shares, furnish to such Affiliate upon request a written statement by TCF as to its compliance with the reporting requirements of Rule 144 and the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of TCF and such other reports and documents so filed as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Stockholder to sell any Shares without registration.

    (d) MERGERS, ETC. TCF shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which TCF shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Purchaser under this Agreement, and for that purpose references hereunder to "Restricted Shares," or "Shares" shall be deemed to be references to the securities which the Stockholder would be entitled to receive in exchange for Shares under any such merger, consolidation or reorganization, PROVIDED, HOWEVER, that the provisions of clause (d) shall not apply in the event of any merger, consolidation or reorganization in which TCF is not the surviving corporation if all Stockholders are entitled to receive in exchange for their Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the 1933 Act, or (iii) securities of the acquiring corporation which the acquiring corporation has agreed to register within ninety
(90) days of completion of the transaction for resale to the public pursuant to the 1933 Act.

    4. SUCCESSOR AND ASSIGNS. This Agreement shall be binding and inure to the benefit of the parties hereto and, in the case of the Stockholder, his personal representatives or estates, and in the case of TCF, its successors and assigns. Except as provided in the preceding sentence, the rights of the Stockholder under paragraph 3 hereof may not be assigned.

    5. TERMINATION. The parties agree and intend that this Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Agreement are inadequate. This Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall automatically terminate in the event that the Merger Agreement is terminated in accordance with its terms, including but not limited to a termination pursuant to Section 7.1(f) of the Merger Agreement.

    6. NOTICES. Notices may be provided to TCF and the Stockholder in the manner specified in Section 8.2 of the Merger Agreement, with all notices to the Stockholder being provided to them at Winthrop in the manner specified in such section.

    7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

    8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

    9. HEADINGS AND GENDER. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

    IN WITNESS WHEREOF, TCF, by a duly authorized officer, and the Stockholder have caused this Stockholder Agreement to be executed as of the day and year first above written.

                                        TCF FINANCIAL CORPORATION

                                        By:
                                           -------------------------------------
                                                     William A. Cooper
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                        WINTHROP STOCKHOLDER:

                                           -------------------------------------
                                                   [Name of Stockholder]

                                                                       EXHIBIT B

                           FORM OF ARTICLES OF MERGER

                               ARTICLES OF MERGER
                                    BETWEEN
                             WINR ACQUISITION, INC.
                                      AND
                         WINTHROP RESOURCES CORPORATION

    The undersigned, John L. Morgan, the President of Winthrop Resources Corporation, a Minnesota corporation ("Winthrop"), and William A. Cooper, the Chairman and Chief Executive Officer of WINR Acquisition, Inc., a Minnesota corporation ("Merger Sub") and a wholly-owned subsidiary of TCF Financial Corporation ("TCF"), hereby certify as follows:

1. Attached hereto as Exhibit A is the plan of merger (the "Plan of Merger") for the merger (the "Merger") of Merger Sub into Winthrop, which has been duly adopted by the board of directors of each of such corporations.

2. The Plan of Merger has been approved by Merger Sub and Winthrop pursuant to chapter 302A of the Minnesota Business Corporation Act.

3. The Merger shall be effective upon the filing of these Articles of Merger with the Secretary of State of Minnesota.

    IN WITNESS WHEREOF, the undersigned President of Winthrop Resources Corporation and the undersigned Chairman and Chief Executive Officer of WINR Acquisition, Inc. have executed this document for and on behalf of their
respective corporations this   day of          , 1997.

WINTHROP RESOURCES CORPORATION                 WINR ACQUISITION, INC.

                     By                                             By
   ----------------------------------------     ------------------------------------------
          John L. Morgan, PRESIDENT                          William A. Cooper
                                                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT C

                        FORM OF TARGET AFFILIATE LETTER

                               February   , 1997

TCF Financial Corporation
801 Marquette Avenue
Minneapolis, Minnesota 55402

Gentlemen:

    Pursuant to Section 5.10 of the Agreement and Plan of Reorganization dated
as of February   , 1997 (the "Merger Agreement") between TCF Financial
Corporation ("Purchaser") and Winthrop Resources Corporation ("Target"), I hereby agree not to sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock or Target Common Stock (as such terms are defined in the Merger Agreement) owned by me during the period commencing 30 business days prior to the Effective Date (as defined in the Merger Agreement) (the anticipated date of which shall be set forth in a notice by Target to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days of combined operations of Purchaser and Target have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission.

    As an affiliate of Target, I acknowledge that I may transfer the shares of Purchaser Common Stock received in the merger contemplated by the Merger Agreement, including shares received upon the exercise of any Target Options (as defined in the Merger Agreement), only (i) in a registration under the Securities Act of 1933, as amended (the "1933 Act"), (ii) in compliance with the requirements of paragraphs (c) and (d) of Rule 145 under the 1933 Act, as indicated in the restrictive legend that will appear on my stock certificate, or
(iii) pursuant to another exemption from registration under the 1933 Act for such offer and sale.

    Purchaser's and Target's transfer agent will be given an appropriate stop transfer order and will not be required to register any attempted transfer of the shares of Purchaser Common Stock or Target Common Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

                                               Very truly yours,

                                               [Name of Winthrop Affiliate]

Agreed and accepted this     day of February,
 1997

TCF FINANCIAL CORPORATION

                     By
   ----------------------------------------
              William A. Cooper
    CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT D

                       FORM OF PURCHASER AFFILIATE LETTER

                               February   , 1997

Winthrop Resources Corporation
1015 Opus Center
9900 Bren Road East
Minnetonka, MN 55343

Gentlemen:

    Pursuant to Section 5.10 of the Agreement and Plan of Reorganization, dated
as of February   , 1997 (the "Merger Agreement") between TCF Financial
Corporation ("Purchaser") and Winthrop Resources Corporation ("Target"), I hereby agree not to sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock or Target Common Stock (as such terms are defined in the Merger Agreement) owned by me during the period commencing 30 business days prior to the Effective Date (as defined in the Merger Agreement) (the anticipated date of which shall be set forth in a notice by Purchaser to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days of combined operations of Purchaser and Target have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission.

    Purchaser's and Target's transfer agent shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of the shares of Purchaser Common Stock or Target Common Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

                                               Very truly yours,

                                               [Name of TCF Affiliate]

Agreed and accepted this     day of February,
 1997

WINTHROP RESOURCES CORPORATION

                     By
   ----------------------------------------
          John L. Morgan, PRESIDENT

                                                                    [LETTERHEAD]

                                                                    APPENDIX B


May 23, 1997



Board of Directors
TCF Financial Corporation
801 Marquette Avenue
Suite 302
Minneapolis, MN 55402

Members of the Board:

This letter relates to the transaction (the "Transaction") pursuant to that certain Agreement and Plan of Reorganization (the "Agreement") by and between TCF Financial Corporation ("TCF" or the "Buyer") and Winthrop Resources Corporation ("Winthrop"), a Minnesota Corporation, pursuant to which a subsidiary of TCF will be merged with and into Winthrop in the Transaction, and Winthrop will become a wholly owned subsidiary of TCF. Pursuant to the Transaction, as more fully described in the Agreement, shares of common stock, par value $.01 per share, of Winthrop ("Winthrop Common Stock") will be converted into the right to receive common stock, par value $.01 per share, of TCF ("TCF Common Stock") at the rate of 0.7766 of one share of TCF Common Stock for each share of Winthrop Common Stock (plus cash in lieu of fractional shares). You have requested our opinion as to the fairness, from a financial point of view, to TCF stockholders, of the consideration to be paid in the Transaction (the "Merger Consideration").

Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray makes a market in the Common Stock of TCF and Winthrop and also provides research coverage for TCF and Winthrop. Piper Jaffray has acted as a manager of underwritings of TCF and Winthrop securities and provided other investment banking services for TCF in the past and may continue to do so in the future. For our services in rendering this opinion, TCF will pay us a fee and indemnify us against certain liabilities.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

TCF Financial Corporation
May 23, 1997
Page 2


1.   Reviewed the Agreement dated February 28, 1997.

2. Reviewed the Reports on Form 10-K for TCF for the years ended December 31, 1996, December 31, 1995, December 31, 1994, and December 31, 1993.

3. Reviewed the Reports on Form 10-Q for TCF for the quarters ended March 31, 1997, September 30, 1996, June 30, 1996 and March 31, 1996.

4.   Reviewed reports on Form 10-K for Winthrop for the years ended
     December 31, 1996, December 31, 1995, December 31, 1994 and December 31, 1993.

5. Reviewed the Reports on Form 10-Q for Winthrop for the quarters ended March 31, 1997, September 30, 1996, June 30, 1996 and March 31, 1996.

6. Reviewed financial forecasts for TCF for the periods ending December 31, 1997 through 2000 furnished by TCF's management.

7. Reviewed financial forecasts for Winthrop for the periods ending December 31, 1997 through 2001 furnished by Winthrop's management.

8. Conducted discussions with certain members of management of TCF. Topics discussed included, but were not limited to, the background and rationale of the proposed Merger, the financial condition, operating performance, and the balance sheet characteristics of Winthrop and the prospects for the combined company after consummation of the proposed Merger.

9. Conducted discussions with members of management of Winthrop. Topics discussed included, but were not limited to, the background and rationale for the Merger, the financial condition, operating performance, balance sheet characteristics and prospects for Winthrop.

10. Reviewed the financial terms, to the extent publicly available, of certain comparable mergers and acquisitions which we deemed relevant.

11. Performed a discounted implied dividend analysis on the five-year financial forecasts for Winthrop.

12. Considered the projected proforma effect of the Merger on TCF's earnings per share for the three years ending December 31, 1999.

13. Considered the projected relative contribution of Winthrop to the combined company for 1996 and the four years ending December 31, 2000.

TCF Financial Corporation
May 23, 1997
Page 3


14. Compared certain financial data of Winthrop with certain financial data of companies deemed similar to Winthrop or within the business sector in which Winthrop operates.

15. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by TCF and Winthrop or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of TCF's and Winthrop's management that the information provided pertaining to TCF and Winthrop has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither TCF nor Winthrop is a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business, including the conversion of TCF's savings bank subsidiaries to national banks, the redemption of the convertible debentures of Great Lakes Bancorp, the issuance of 1,000,000 to 1,200,000 shares of TCF Common Stock, the possible guarantee or assumption as co-obligor by TCF of senior debentures of Winthrop and other actions required to facilitate such pending transactions and actions.

In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of Winthrop being conveyed in the Transaction. We express no opinion regarding the liquidation value of Winthrop. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either TCF, Winthrop or their affiliates is a party or may be subject and, at TCF's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of TCF common stock may trade at any future time.

This opinion is directed to the Board of Directors of TCF and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made except in accordance with our engagement letter.

TCF Financial Corporation
May 23, 1997
Page 4


Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to TCF stockholders, as of the date hereof.

Sincerely,

PIPER JAFFRAY INC.

/s/ Piper Jaffray Inc.

[LETTERHEAD]                                        CORPORATE FINANCE DEPARTMENT


                                                            APPENDIX C



May 23, 1997


The Board of Directors
Winthrop Resources Corporation
1015 Opus Center
9900 Bren Road East
Minnetonka, Minnesota 55343


To the Board of Directors:

You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the common shareholders of Winthrop Resources Corporation, a Minnesota corporation (the "Company"), of the consideration to be received in connection with an Agreement and Plan of Reorganization (the "Merger Agreement"), dated February 28, 1997, by and among TCF Financial Corporation, a Delaware corporation ("TCF"), and the Company.

Pursuant to the Merger Agreement, (i) a wholly-owned subsidiary of TCF will be merged with and into the Company, and (ii) shares of the Company's common stock will be converted into the right to receive the Merger Consideration (the "Merger"). The "Merger Consideration" shall consist of 0.7766 shares of TCF common stock for each share of the Company's common stock, equivalent to $33.01 per share of the Company's common stock based on the closing price for TCF common stock of $42.50 per share on May 22, 1997. Each of the Company's outstanding stock options will be converted into options to acquire the Merger Consideration. The Merger may be terminated (i) by the Company if the Average TCF Stock Price (as defined below) is less than $42.30 per share, or (ii) by TCF if the Average TCF Stock Price is more than $51.70 per share. The "Average TCF Stock Price" shall be equal to the average of the daily closing sale prices of TCF common stock for the 30 consecutive full trading days ending on the third business day immediately prior to the later of: (x) the date of the last meeting of shareholders to obtain shareholder approval for the Merger, or (y) the date on which the last regulatory approval required to consummate the Merger has been obtained and all waiting periods in respect thereof have expired. We understand that after consummation of the Merger, TCF will contribute the stock of the surviving entity to one of its subsidiaries which is either a federal savings bank or a national bank.

Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with

The Board of Directors
Winthrop Resources Corporation
Page 2

mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of business Dain Bosworth has published research reports and made recommendations regarding the equity securities of both the Company and TCF, as well as other companies in the financial services industry. Also, Dain Bosworth has acted as a market maker in the equity and debt securities of both the Company and TCF, as well as other publicly traded companies in the financial services industry and, accordingly, periodically may have positions in such securities. Dain Bosworth served as a managing underwriter for public offerings by TCF in 1990 and 1992 and received customary fees for such services. In addition, Dain Bosworth acted as a managing underwriter for a public offering of the Company's common stock and senior notes in June 1996 and we have been engaged to act as the Company's financial advisor in connection with the Merger. We will receive a fee for our advisory services, a portion of which is contingent upon consummation of the Merger, and will be indemnified against certain liabilities that may arise from activities related to our engagement.

In connection with this option, we have, among other things, reviewed certain publicly available information regarding the Company and TCF. In addition, we have reviewed certain confidential financial, operating and other information supplied to us by the Company and TCF. We have visited the corporate offices of both the Company and TCF and made inquiries of management regarding the past and current business operations, financial condition, and future prospects of each company. We have reviewed the Merger Agreement and selected other documents related to the Merger. In addition, we have held discussions with the senior management of both companies to understand their respective reasons for completing the Merger.

We have analyzed the historical reported market prices and trading activity of the common stock of both companies. We have compared financial and stock market information on the Company and TCF to similar information for certain publicly traded companies in the financial services industry. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook for companies in the financial services industry, and performed other studies and analyses as we considered appropriate.

In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available, including the projections provided to us relating to the Company. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading.

The Board of Directors
Winthrop Resources Corporation
Page 3


Our opinion as expressed herein is limited to the fairness to common shareholders of the Company, from a financial point of view, of the consideration to be received by such shareholders in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. We were not asked to solicit, and did not solicit, proposals from other parties regarding a merger or acquisition of the Company. We did not make an independent appraisal of the assets or liabilities of the Company or TCF, and we do not express an opinion regarding the liquidation value or solvency of either company or the regulatory compliance of TCF. Our opinion is based solely on information available to us on or before the date hereof, and reflects general market, economic, financial, monetary, and other conditions as of such date.

This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Merger. Also, our opinion may not be reproduced, quoted, published, or referred to in any manner, nor be used for any other purposes, without our prior written consent. This opinion confirms our opinion delivered orally to the Board of Directors of the Company on February 26, 1997.

Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the common shareholders of the Company pursuant to the terms of the Merger is fair to such shareholders from a financial point of view.

Very truly yours,


/s/ Dain Bosworth Incorporated

DAIN BOSWORTH INCORPORATED

                                                                      APPENDIX D

                      MINNESOTA BUSINESS CORPORATIONS ACT

302A.471. RIGHTS OF DISSENTING STOCKHOLDERS

    Subd. 1. ACTIONS CREATING RIGHTS. A stockholder of a corporation may dissent from, and obtain payment for the fair value of the stockholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting stockholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a stockholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without stockholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the stockholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the stockholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a stockholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting stockholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A stockholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all of the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

    (b) The beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting stockholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the stockholder.

    Subd. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a stockholder of the surviving corporation in a merger, if the shares of the stockholder are not entitled to be voted on the merger.

    Subd. 4. OTHER RIGHTS. The stockholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining stockholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    Subd. 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a stockholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each stockholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the stockholders, a stockholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the stockholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the stockholders, the corporation shall send to all stockholders who have complied with subdivision 3 and to all stockholders entitled to dissent if no stockholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of Section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a stockholder until the proposed action takes effect.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting stockholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of Section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a stockholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition must name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the stockholder or stockholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.